     As filed with the Securities and Exchange Commission on April 28, 1999
                                            Registration Statement No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                         WASHINGTON TRUST BANCORP, INC.
             (Exact Name of Registrant as Specified in its Charter)

      Rhode Island                    6022                    05-0404671
    (State or Other       (Primary Standard Industrial     (I.R.S. Employer
    Jurisdiction of           Classification Code)       Identification No.)
    Incorporation or
     Organization)

                                23 Broad Street
                          Westerly, Rhode Island 02891
                                 (401) 348-1200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Office)

                                 John C. Warren
                      Chairman and Chief Executive Officer
                         Washington Trust Bancorp, Inc.
                                23 Broad Street
                          Westerly, Rhode Island 02891
                                 (401) 348-1200
 (Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ---------------

                                   Copies to:
          Paul W. Lee, P.C.                     Robert E. Liguori, Esq.
        Gregory J. Lyons, Esq.                Stephen Geanacopoulos, Esq.
     Goodwin, Procter & Hoar LLP              Adler Pollock & Sheehan P.C.
            Exchange Place                       2300 BankBoston Plaza
   Boston, Massachusetts 02109-2881          Providence, Rhode Island 02903
            (617) 570-1000                           (401) 274-7200

   Approximate date of commencement of proposed sale to the public: Upon consummation of the merger (the "Merger") of PierBank, Inc. ("PierBank") with and into The Washington Trust Company of Westerly, a wholly owned subsidiary of Washington Trust Bancorp, Inc. ("Washington Trust"), pursuant to an Agreement and Plan of Merger, dated as of February 22, 1999, which is described in the enclosed Proxy Statement/Prospectus.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________________________

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                          Proposed       Proposed
                                                          Maximum        Maximum      Amount of
Title of each Class of Securities to be  Amount to be  Offering Price   Aggregate    Registration
              Registered                 Registered(1)   Per Share    Offering Price     Fee
-------------------------------------------------------------------------------------------------
       Common Stock, par value
        $.0625 per share.......           892,570(2)          (3)     $12,396,776(4)    $3,447
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) This Registration Statement also relates to such additional number of shares of Washington Trust's common stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.
(2) Represents the estimated maximum number of shares of Washington Trust common stock to be issued to stockholders of PierBank in connection with the Merger.
(3) Not applicable.
(4) The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and has been calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price is based on the market value of the securities to be canceled pursuant to the merger agreement and is calculated in accordance with Rule 457(c) under the Securities Act as: (a) $7.75, the average of the bid and asked price per share of PierBank common stock on April 26, 1999, as provided by Tucker Anthony Incorporated, a market maker in PierBank common stock, multiplied by (b) 1,599,584, the aggregate number of outstanding shares of PierBank common stock to be acquired by Washington Trust.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WASHINGTON TRUST BANCORP, INC. LOGO                          PIERBANK, INC. LOGO

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

To PierBank Stockholders:

   The Board of Directors of PierBank, Inc. has approved an agreement and plan of merger that would result in the merger of PierBank with and into The Washington Trust Company of Westerly, a wholly owned subsidiary of Washington Trust Bancorp, Inc. Following the merger, The Washington Trust Company will be the surviving company and will remain a wholly owned subsidiary of Washington Trust.

   The PierBank Board believes that the merger is in the best interests of its stockholders and recommends that you vote to approve the merger agreement.

   As a PierBank stockholder, you will receive 0.452 of a share (subject to adjustment) of Washington Trust common stock for each share of PierBank common stock that you own. You generally will not recognize federal income tax gain or loss for the Washington Trust common stock you receive. Washington Trust common stock is listed on the NASDAQ National Market under the symbol "WASH."

   PierBank will hold a stockholders meeting on June 16, 1999, at which you will be asked to vote on the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   We cannot complete the merger unless it is approved by the affirmative vote of the holders of a majority of the outstanding shares of PierBank common stock entitled to vote.

/s/ John C. Warren

John C. Warren
Chairman and Chief Executive Officer of
Washington Trust Bancorp, Inc.

   YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the PierBank stockholders meeting, please take the time to vote on the proposal to approve the merger agreement and related transactions at the meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal to approve the merger agreement and related transactions. If you fail to return your proxy card, or if you fail to sign your proxy card, the effect will be a vote against the merger unless you attend the meeting and vote in person for the merger.

   The date, time and place of the PierBank stockholders meeting are as follows:

June 16, 1999 at 6:00 p.m. local time
Larchwood Inn
521 Main Street
Wakefield, Rhode Island 02879

   This Proxy Statement/Prospectus provides you with detailed information about the merger. We encourage you to read carefully this entire document. In addition, you may obtain information about Washington Trust from documents that it has previously filed with the Securities and Exchange Commission.

/s/ Joseph E. LaPlume

Joseph E. LaPlume
President and Chief Executive Officer of
PierBank, Inc.

 We urge PierBank stockholders to consider those matters set forth in "Risk Factors" beginning on page 8 of this Proxy Statement/Prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this Proxy Statement/Prospectus or passed upon the adequacy or accuracy of this Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense. The shares of Washington Trust common stock offered hereby are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy Statement/Prospectus dated May 5, 1999, and first mailed to PierBank's stockholders on or about May 13, 1999.

                   IMPORTANT INFORMATION NOT INCLUDED IN THIS
                           PROXY STATEMENT/PROSPECTUS

   This Proxy Statement/Prospectus incorporates important business and financial information about Washington Trust Bancorp, Inc. that is not included in or delivered with this document. We have listed the documents containing this information on page 69. These documents are available to you without charge upon written or oral request. In order to obtain these documents, please contact the following:

   Washington Trust Bancorp, Inc.
   23 Broad Street
   Westerly, Rhode Island 02891
   Attention: David V. Devault, Executive Vice President, Treasurer and Chief Financial Officer
   Phone Number: (401) 348-1319

   We must receive your request for documents no later than June 9, 1999 to ensure that you receive the documents in time for the PierBank stockholders meeting.

                                 PIERBANK, INC.

                               730 Kingstown Road
                      South Kingstown, Rhode Island 02879

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

   PierBank, Inc., a Rhode Island chartered bank ("PierBank"), will hold a Special Meeting of Stockholders at the Larchwood Inn, 521 Main Street, Wakefield, Rhode Island 02879 on June 16, 1999 at 6:00 p.m. local time for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 22, 1999, by and among PierBank, Washington Trust Bancorp, Inc., a Rhode Island corporation, and The Washington Trust Company of Westerly, a Rhode Island chartered trust company and wholly owned subsidiary of Washington Trust Bancorp, Inc., and all of the matters and transactions contemplated by the merger agreement and necessary to effectuate the merger.

     2. To consider and act upon such other business and matters or proposals as may properly come before the PierBank meeting.

   The merger and related matters and transactions are described more fully in the attached Proxy Statement/Prospectus, which includes a copy of the merger agreement as Annex A.

   The board of directors of PierBank has fixed the close of business on May 3, 1999 as the record date for determining the stockholders of PierBank entitled to receive notice of and to vote at the PierBank meeting. Only holders of record of PierBank common stock at the close of business on that date are entitled to receive notice of and to vote at the PierBank meeting. A list of stockholders entitled to vote at the PierBank meeting will be available at the PierBank meeting for examination by any PierBank stockholder for purposes related to the PierBank meeting.

   The board of directors of PierBank recommends that you vote "FOR" the approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   Whether or not you plan to attend the meeting, the board of directors of PierBank requests that you fill in and sign the enclosed proxy card and that you mail it promptly in the enclosed postage-prepaid envelope. Any proxy that you deliver may be revoked by you prior to the PierBank meeting by a writing delivered to PierBank stating that the proxy is revoked or by delivery of a later dated proxy. Stockholders of record of PierBank who attend the PierBank meeting may vote in person, even if they have previously delivered a signed proxy.

                                        By Order of the Board of Directors of
                                        Pierbank, Inc.

                                        /s/ Joseph E. LaPlume
                                        Joseph E. LaPlume
                                        President and Chief Executive Officer

South Kingstown, Rhode Island
May 5, 1999

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
SUMMARY...................................................................   1

RISK FACTORS..............................................................   8
 Adverse economic conditions in our primary markets could reduce our
  future earnings per share...............................................   8
 Failure to integrate operations following the merger could reduce our
  future earnings per share...............................................   8
 Unanticipated costs relating to the merger could reduce our future
  earnings per share......................................................   8
 Your ownership percentage and voting power in Washington Trust will be
  less than in PierBank prior to the merger...............................   8
 You may incur federal income tax on shares received in the merger if the
  merger does not qualify as a tax-free reorganization....................   8
 General business risks could adversely impact our business...............   9
 Our business could be adversely impacted by applicable regulatory changes
  or modifications........................................................   9
 Year 2000 computer issues may disrupt our business operations............   9
WASHINGTON TRUST SELECTED CONSOLIDATED FINANCIAL INFORMATION..............  10

PIERBANK SELECTED FINANCIAL INFORMATION...................................  11

COMPARATIVE PER COMMON SHARE DATA.........................................  12

THE PIERBANK MEETING......................................................  13
 Purpose of the Meeting...................................................  13
 Record Date; Voting Rights; Proxies......................................  13
 Independent Public Accountants...........................................  14
 Solicitation of Proxies..................................................  14
 Quorum...................................................................  14
 Required Vote............................................................  14

MERGER PROPOSAL.............................................................  15

APPROVAL OF THE AGREEMENT AND PLAN OF MERGER................................  15
 The Merger Proposal........................................................  15

                                                                           Page
                                                                           ----
THE MERGER................................................................  15
 Background of the Merger.................................................  15
 Recommendation of the PierBank Board; PierBank's Reasons for the Merger..  18
 Opinion of PierBank's Financial Advisor..................................  19
 Other Interests of PierBank Directors and Officers in the Merger.........  24
 Stock Option Agreement...................................................  25
 Voting Agreement.........................................................  28
 Board of Directors and Management of Washington Trust Following the
  Merger                                                                    28
 Accounting Treatment.....................................................  28
 Appraisal and Dissenters' Rights.........................................  28
 Stock Exchange Listing of Washington Trust's Common Stock................  28
 Dividends................................................................  28

THE MERGER AGREEMENT......................................................  29
 General..................................................................  29
 Merger Consideration.....................................................  29
 Procedures for Exchange of PierBank Certificates.........................  31
 Representations and Warranties...........................................  32
 Material Covenants and Agreements........................................  33
 Conditions to Complete the Merger........................................  35
 Termination; Expenses....................................................  36
 Amendment; Waiver........................................................  39
 Survival of Certain Provisions...........................................  40
 Restrictions on Resales by Affiliates....................................  40

THE COMPANIES.............................................................  41
 Washington Trust Bancorp, Inc............................................  41
 PierBank, Inc............................................................  42
 PierBank Management's Discussion and Analysis of Financial Condition and
  Results of Operations...................................................  43

CERTAIN REGULATORY CONSIDERATIONS.........................................  46
 General..................................................................  46
 Regulation of Washington Trust...........................................  46
  Certain Restrictions on Activities of Bank Holding Companies............  46
  Limitations on Control of Washington Trust..............................  47
  Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994.....  47
  Certain Transactions by Bank Holding Companies and Their Affiliates.....  48
  Support of Subsidiary Institutions......................................  48
  Payment of Dividends....................................................  48

                                                                          Page
                                                                          ----
 Regulation of The Washington Trust Company..............................  49
  Federal Deposit Insurance Corporation..................................  49
  Federal Reserve Board..................................................  49
  Department of Business Regulation......................................  49
  Other Aspects of Federal and State Law.................................  49
  Restrictions on Expansion..............................................  50
 Government Policies and Legislative and Regulatory Proposals............  50
 Status of Regulatory Approvals and Other Information....................  51

MATERIAL FEDERAL INCOME TAX CONSEQUENCES.................................  51
 Tax Consequences of the Merger..........................................  52
 Backup Withholding......................................................  52
 Other Tax Consequences..................................................  52

PRINCIPAL STOCKHOLDERS OF PIERBANK.......................................  53

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION..............  55

DESCRIPTION OF CAPITAL STOCK OF WASHINGTON TRUST.........................  56
 Authorized Capital Stock................................................  56
 Common Stock............................................................  56
 Washington Trust Rights Agreement.......................................  56
 Registrar and Transfer Agent............................................  58

COMPARISON OF RIGHTS OF HOLDERS OF PIERBANK COMMON STOCK AND WASHINGTON
 TRUST COMMON STOCK......................................................  59
 Special Meetings of Stockholders........................................  61
 Inspection of List of Stockholders......................................  61

                                                                           Page
                                                                           ----
 Cumulative Voting........................................................  61
 Preemptive Rights........................................................  61
 Classification of the Board of Directors.................................  61
 Election of the Board of Directors.......................................  62
 Removal of Directors.....................................................  62
 Additional Directors and Vacancies on the Board of Directors.............  62
 Liability of Directors...................................................  63
 Indemnification of Directors, Officers and Others........................  63
 Restrictions upon Certain Business Combinations; Fair Price Provisions...  64
 Mergers, Share Exchanges or Asset Sales..................................  66
 Amendments to Charter....................................................  66
 Amendments to Bylaws.....................................................  67
 Dissenters' Rights.......................................................  67

OTHER MATTERS.............................................................  68

LEGAL MATTERS.............................................................  68

EXPERTS...................................................................  68

WHERE YOU CAN FIND MORE INFORMATION ON WASHINGTON TRUST...................  69

INDEX OF DEFINED TERMS....................................................  71

INDEX TO PIERBANK FINANCIAL STATEMENTS.................................... F-1
 Annex A--Agreement and Plan of Merger
 Annex B--Stock Option Agreement
 Annex C--Text of Sections 7-1.1-73 and 7-1.1-74 of the Rhode Island
          Business Corporations Act
 Annex D--Opinion of Tucker Anthony Incorporated

                                    SUMMARY

   This summary highlights selected information from this Proxy
Statement/Prospectus and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information on Washington Trust" on page 69.

   This Proxy Statement/Prospectus contains forward-looking statements concerning, among other things, the benefits expected to result from the merger and the future financial performance of Washington Trust after the merger. Actual results may differ significantly from the forward-looking statements. See "Risk Factors" beginning on page 8.

   The Companies

Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, Rhode Island 02891
(401) 348-1200

   Washington Trust, a registered bank holding company incorporated in the State of Rhode Island, provides commercial and retail banking products and services in Rhode Island and Connecticut through The Washington Trust Company of Westerly, its principal banking subsidiary. As of December 31, 1998, Washington Trust's total assets were approximately $935.1 million, total deposits were approximately $575.3 million and stockholders' equity was approximately $73.1 million.

PierBank, Inc.
730 Kingstown Road
South Kingstown, Rhode Island 02879
(401) 782-4200

   PierBank, a Rhode Island chartered bank, provides commercial and retail banking products and services in Rhode Island. As of December 31, 1998, PierBank's total assets were approximately $59.4 million, total deposits were approximately $52.5 million and stockholders' equity was approximately $4.5 million.

                               The PierBank Board
                        Recommends that its Stockholders
                               Approve the Merger

   The PierBank Board believes that the merger is advisable and recommends that you vote for the proposal to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   The PierBank Board recommends the merger because:

  . of the amount of Washington Trust common stock offered as consideration by Washington Trust;

  . the anticipated tax-free treatment of such consideration and the liquidity of the trading market for Washington Trust common stock;

  . PierBank's customers and local community will benefit from the greater resources and broader services of a larger banking organization;

  . the merger is expected to provide retention of a strong Rhode Island based banking company positioned for strategic opportunities throughout New England; and

  . the merger is expected to result in improved long-term earnings growth and value enhancing opportunities, significant operating efficiencies and a strengthened credit profile.

   To review the PierBank Board's reasons for recommending the merger in greater detail, as well as related uncertainties, see pages 18 to 19.

   The PierBank Meeting

   PierBank will hold a Special Meeting of Stockholders at the Larchwood Inn, 521 Main Street, Wakefield, Rhode Island on June 16, 1999 at 6:00 p.m. local time.

   At the PierBank meeting, PierBank stockholders will vote upon a proposal to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   The merger cannot be completed unless, among other things, it is approved by the holders of a majority of the outstanding shares of PierBank common stock entitled to vote.

   Only holders of record of PierBank common stock at the close of business on May 3, 1999, which is the record date for the PierBank meeting, will be entitled to notice of and to vote at the PierBank meeting.

   If your shares of PierBank common stock are held in "street name" by your broker, your broker will vote your shares with respect to the merger agreement only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, you will be in effect voting against the merger.

   PierBank requests that you complete your proxy card to ensure that you are represented with respect to all matters submitted to the PierBank stockholders at the PierBank meeting.

   As of April 21, 1999:

  . The directors and executive officers of PierBank and their affiliates beneficially owned approximately 36% of the outstanding shares of PierBank common stock.

  . A total of 1,599,584 shares of PierBank common stock were eligible to be voted at the PierBank meeting.

   The directors of PierBank, in some cases along with their respective spouses, have entered into a voting agreement with Washington Trust to vote all of their shares, representing approximately 31% of PierBank's outstanding shares of common stock, in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

                                   The Merger

   The merger agreement is attached as Annex A to this Proxy
Statement/Prospectus. We encourage you to read the entire merger agreement because it is the document that governs the merger.

What PierBank Stockholders Will Receive in the Merger (see pages 29 and 37)

   In the merger, PierBank stockholders will receive 0.452 of a share of Washington Trust common stock for each share of PierBank common stock that they own. The exchange rate may be adjusted either upwards or downwards in the event of a stock split, reverse stock split or similar transaction with respect to Washington Trust common stock. In addition, the exchange rate of 0.452 may be adjusted based on changes in the average closing sale price per share of Washington Trust common stock for the 15 consecutive trading days ending on and including the date we obtain the last of all required regulatory approvals. Generally, unless there is a change in control of Washington Trust, the exchange rate will not be adjusted if the average closing sale price of Washington Trust common stock during the period is between $17.1365 and $20.9443. Specifically, the 0.452 exchange rate may be adjusted:

  . upward on a formula basis, but not above 0.509 (unless in connection with a change in control of Washington Trust the exchange rate is otherwise adjusted pursuant to the third bullet point below), if the average closing sale price per share of Washington Trust common stock is equal to or less than $17.1364;

  . downward on a formula basis, but not below 0.414, if the average closing sale price per share of Washington Trust common stock is equal to or greater than $20.9444;

  . upward on a formula basis if there is a change in control of Washington
    Trust and the average closing sale price per share of Washington Trust common stock for the 15 consecutive trading days ending on and including the date the change in control is consummated is greater than $19.0404;

  . upward on a formula basis if the value of Washington Trust common stock declines significantly prior to the closing date both in absolute terms and relative to the NASDAQ Bank Index. More specifically, the exchange rate of 0.452 will be adjusted upward if all of the following criteria are satisfied:

    (1) the average closing sale price of Washington Trust common stock is less than $14.28 per share; and

    (2) the percentage decline in the average closing sale price of Washington Trust common stock from $19.0404 is more than 10 percentage points greater than the percentage decline in the average closing value of the NASDAQ Bank Index from 1762.97, using the same measurement dates; and

    (3) PierBank exercises its right to cancel the merger as a result of such decline in the Washington Trust average closing sale price; and

    (4) Washington Trust exercises its right to require PierBank to complete the merger by increasing the exchange rate of 0.452 on a formula basis as provided in the merger agreement.

   We have included a table on page 31 of this Proxy Statement/Prospectus to assist you in understanding how the exchange rate could be adjusted.

   No fractional shares of Washington Trust common stock will be issued in the merger. Any PierBank stockholder who would otherwise be entitled to receive a fractional share of Washington Trust common stock will instead receive cash for such fractional share.

   PierBank stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the merger.

What Current Stockholders of Washington Trust Will Own After the Merger

   Stockholders of Washington Trust will continue to own their existing shares after the merger.

Effective Time of the Merger

   We expect that the merger will be completed as soon as practicable following the approval by the stockholders of PierBank at its stockholders meeting, if all other conditions have been satisfied.

Board of Directors and Management of Washington Trust and The Washington Trust Company Following the Merger

   The members of the board of directors and the officers of each of Washington Trust and The Washington Trust Company in office immediately prior to the effective time of the merger will continue to hold office in Washington Trust and The Washington Trust Company, respectively, following the merger.

Other Interests of PierBank Officers and Directors in the Merger (see page 24)

   Joseph E. LaPlume, PierBank's President and Chief Executive Officer, and Gail M. Garreau, PierBank's Senior Vice-President and Chief Financial Officer, are also stockholders of PierBank. Mr. LaPlume and Ms. Garreau will each receive benefits as a result of the merger that are different from the benefits you will receive.

   The Washington Trust Company agreed to enter into an employment agreement with Mr. LaPlume on terms comparable to his existing agreement with PierBank. Ms. Garreau and The Washington Trust Company have agreed that, under the terms of her current employment agreement with PierBank, she will continue her employment with The Washington Trust Company after the merger until the conversion of PierBank's systems. These employment arrangements with The Washington Trust Company will only become effective if the merger is completed.

   You may want to consider these benefits in deciding whether to vote in favor of the merger.

Conditions to Complete the Merger (see page 35)

   A number of conditions must be satisfied before the merger is completed, including:

  . the stockholders of PierBank approve the merger agreement;

  . the Federal Deposit Insurance Corporation (the "FDIC") and the State of
    Rhode Island Department of Business Regulation

   --Division of Banking (the "DBR") approve the merger;

  . none of the requisite regulatory approvals impose any condition upon Washington Trust, The Washington Trust Company or PierBank such that Washington Trust reasonably determines that the condition would so materially adversely affect the benefits of the merger that completion of the merger would be inadvisable;

  . no court or governmental authority permanently prohibits the merger;

  . Washington Trust and PierBank receive legal opinions regarding treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code"); and

  . Washington Trust receives an opinion from its independent public accountants stating that the merger will qualify for "pooling of interests" accounting treatment.

   Each of Washington Trust and PierBank may waive some of the conditions to the merger if it deems such a waiver to be in the best interests of its stockholders.

Termination of the Merger Agreement (see page 36)

   Washington Trust and PierBank may agree to terminate the merger agreement at any time before the merger has been completed. Either Washington Trust or PierBank may terminate the merger agreement if any of the following occurs:

  . the merger has not been completed by September 30, 1999, unless the failure of the closing to occur is due to the failure of the party seeking termination to have performed or observed the covenants or agreements in the merger agreement; however, the September 30, 1999 date will be extended to November 1, 1999 if the closing has not occurred principally because of Washington Trust's failure to obtain all of the required regulatory approvals, despite the good faith effort of Washington Trust to obtain such approvals;

  . if any request or application for a requisite regulatory approval is denied or withdrawn at the request or recommendation of the granting governmental entity and 90 days pass without a petition for rehearing or an amended application being filed with the governmental entity;

  . the required PierBank stockholder approval is not obtained;

  . a court or other governmental authority permanently prohibits the merger;
    or

  . the other party materially breaches certain of the representations, warranties or covenants contained in the merger agreement, and such breach is not cured within the specified time period.

   Washington Trust has the right to terminate the merger agreement if the PierBank Board withdraws or adversely changes its recommendation to stockholders that they vote in favor of the merger.

   As described earlier on pages 2 through 3 of this Proxy Statement/Prospectus, PierBank may have the right to terminate the merger agreement if there is a decline in the price of Washington Trust common stock absolutely and relative to the decline, if any, in the average price of the NASDAQ Bank Index that exceeds limits specified in the merger agreement. This termination right, however, is subject to Washington Trust's right to increase the exchange rate of 0.452 as provided in the merger agreement.

   We have included a table on page 31 of this Proxy Statement/Prospectus to assist you in understanding how the exchange rate could be adjusted.

Termination Fee (see page 38)

   As a condition to Washington Trust's willingness to enter into the merger agreement, PierBank agreed to pay a termination fee to Washington Trust if the merger agreement is terminated under certain circumstances. The termination fee would equal $500,000, less the amount of any other payments made by PierBank to Washington Trust due to PierBank having materially breached the merger agreement by its willful conduct or gross negligence.

                      Stock Option Agreement (see page 25)

   As a condition to Washington Trust's willingness to enter into the merger agreement, and to discourage other companies from attempting to acquire PierBank, PierBank granted Washington Trust an option to purchase up to 319,810 shares of PierBank common stock at an exercise price of $7.48 per share. The number of shares for which the option is exercisable represents approximately 19.99% of PierBank's presently issued and outstanding common stock or, after giving effect to the exercise of the option, approximately 16.66% of PierBank's issued and outstanding common stock. The option is only exercisable upon the occurrence of specified events that would ordinarily be associated with an acquisition or potential acquisition of PierBank by a third party.

                         Waiver Agreement (see page 25)

   As a condition to Washington Trust's willingness to enter into the merger agreement, Mr. LaPlume, Ms. Garreau and the directors of PierBank each signed a waiver agreement, under which they agreed to assign their interests in certain stock options and stock that they previously received in lieu of cash bonuses or director fees, in return for the cash payment of such bonuses or directors fees plus interest at the rate of 10%.

                Regulatory Approvals are Required (see page 50)

   Prior to the completion of the merger, Washington Trust and PierBank are required to obtain certain regulatory approvals in connection with the merger, including the approval of the FDIC and the DBR. We will promptly file both applications seeking approval of the merger.

 Washington Trust to Use "Pooling of Interests" Accounting Treatment (see page
                                      28)

   The merger is expected to be accounted for as a "pooling of interests," which means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company. Washington Trust has the right not to complete the merger if Washington Trust determines that it will be unable to account for the merger as a "pooling of interests."

Tucker Anthony Has Opined that the Exchange Rate of 0.452 is Fair to PierBank's
                     Stockholders (see pages 19 through 24)

   Tucker Anthony has acted as financial advisor to PierBank in connection with the merger. Tucker Anthony delivered to PierBank a written opinion dated February 22, 1999, which was confirmed and updated by a written opinion dated as of the date of this Proxy Statement/Prospectus, to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated in the opinion, the exchange rate was fair, from a financial point of view, to the stockholders PierBank. The full text of the updated opinion of Tucker Anthony, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D to this Proxy Statement/Prospectus and should be read carefully in its entirety. Tucker Anthony provided its opinion for the information and assistance of the PierBank Board and it addresses only the fairness, from a financial point of view, of the exchange rate to the common stockholders of PierBank and neither addresses the merits of the underlying decision by PierBank to engage in the transaction nor constitutes a recommendation to any stockholder as to how a stockholder should vote on the merger agreement.

      No Federal Income Tax on Shares Received in the Merger (see page 51)

   PierBank Stockholders. The merger is expected to be tax-free to PierBank stockholders who receive shares of Washington Trust common stock. Cash received by PierBank stockholders in lieu of fractional shares in the merger generally will be taxable.

   Washington Trust Stockholders. No gain or loss will be recognized by Washington Trust or its stockholders as a result of the merger.

   PierBank Stockholders Have Dissenters' and Appraisal Rights (see page 28)

   Under Rhode Island law, you have dissenters' rights and rights to an appraisal of the value of your shares of PierBank common stock in connection with the merger.

                  Washington Trust Shares to be Listed on the
                      NASDAQ National Market (see page 28)

   Washington Trust will list the shares of common stock to be issued to the holders of PierBank common stock in connection with the merger on the NASDAQ National Market.

                 Washington Trust Dividend Policy Following the
                              Merger (see page 28)

   The current annualized rate of distributions on the shares of Washington Trust common stock is $0.44 per share. It is expected that, upon completion of the merger, Washington Trust will continue to pay quarterly distributions in a manner that is consistent with its past practices, subject to approval and declaration by the Washington Trust Board. The payment of distributions by Washington Trust in the future will depend on its financial condition and earnings, business conditions and other factors.

                  Comparison of PierBank Stockholders' Rights
                   Before and After the Merger (see page 59)

   Washington Trust is incorporated in, and PierBank is chartered in, the State of Rhode Island, and the rights of their respective stockholders are generally governed by the corporate law of Rhode Island and each company's respective charter and bylaws. Following the merger, stockholders of PierBank will become stockholders of Washington Trust. Consequently, to the extent Washington Trust's charter and bylaws differ from PierBank's charter and bylaws, the rights of PierBank stockholders, as stockholders of Washington Trust, will differ after the merger as compared to the rights they had before the merger as stockholders of PierBank.

   We have summarized below the material differences in the rights of the stockholders of PierBank and Washington Trust. If the merger is completed, PierBank stockholders will have the same rights as Washington Trust stockholders.

  . PierBank stockholders are able to call a special meeting of stockholders at the written request of at least 10% of all shares entitled to vote at the meeting. Washington Trust stockholders are able to call a special meeting of stockholders at the request of 33 1/3% of all shares entitled to vote at the meeting.

  . In certain circumstances, PierBank stockholders have a preemptive right to acquire unissued or treasury shares or securities convertible into shares or carrying a right to subscribe to or acquire shares. Washington Trust stockholders do not have preemptive rights.

  . The directors of PierBank receiving the greatest number of votes of the stockholders are elected. Directors of Washington Trust are elected by a majority vote of the stockholders.

  . A PierBank director may be removed, with or without cause, by the affirmative vote of the holders of a majority of shares of PierBank's outstanding voting stock. A Washington Trust director may be removed, but only for cause, by either (1) the affirmative vote of a majority of the continuing directors and a majority of the Washington Trust Board, or (2) the affirmative vote of the holders of 80% or more of the outstanding voting shares at a meeting called for that purpose.

  . PierBank is not subject to Rhode Island statutory restrictions imposed upon business combinations between a corporation and owners of 10% or more of its outstanding voting stock or any special voting requirements or fair price provisions in connection with a business combination involving a related person or affiliate. Washington Trust is subject to such Rhode Island statutory restrictions and special voting requirements and fair price provisions for business combinations involving a related person or affiliate.

                           Risk Factors (see page 8)

   This Proxy Statement/Prospectus includes, or incorporates by reference, additional factors related to the operations and strategies of Washington Trust and PierBank generally, the merger and the merger's effect on Washington Trust. Stockholders should carefully read the section entitled "Risk Factors."

                         Forward-Looking Statements May
                         Prove Inaccurate (see page 9)

   Washington Trust has made forward-looking statements in this document (and in documents that are incorporated herein by reference) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Washington Trust or PierBank, including the anticipated benefits from the merger. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders of PierBank should note that many factors could affect the future financial results of Washington Trust and could cause these results to differ materially from those expressed in our forward-looking statements.

                          Comparative Per Share Market
                               Price Information
                                 (see page 55)

   Shares of Washington Trust common stock are listed on the NASDAQ National Market and shares of PierBank common stock are quoted in the National Quotation Bureau Pink Sheets where there is not an established public trading market for PierBank common stock. On February 22, 1999, the last full trading day of Washington Trust common stock prior to the public announcement of the signing of the merger agreement, and on February 1, 1999, the last day during which a trade was made by Tucker Anthony, a market maker in PierBank common stock, in PierBank common stock prior to the public announcement of the signing of the merger agreement, the closing prices of Washington Trust common stock and PierBank common stock were as follows:

                                                                      Pro Forma
                                                        Closing Price Equivalent
                                                        ------------- ----------
Washington Trust (2/22/99).............................    $19.00         N/A
PierBank
 (2/1/99)..............................................    $ 6.125      $8.59

   The pro forma equivalent closing price gives effect to the merger by multiplying the closing price of Washington Trust common stock on February 22, 1999 by the exchange rate of 0.452.

   On April 26, 1999, Washington Trust common stock closed at $19.00 per share. Until and including April 26, 1999, the last trade of PierBank common stock was at $6.00 per share.

                            How to Change Your Vote

   You may change your vote at any time before your proxy is voted at the PierBank stockholders meeting. You can do so in one or more of the following ways:

  . You can send a written notice subsequent to an earlier dated proxy, stating that you are revoking your earlier dated proxy. You should send any such written notice to the President and Chief Executive Officer of PierBank at the address below;

  . You can complete a new proxy card and send it to the President and Chief
    Executive Officer of PierBank at the address below, in which case the new proxy card will automatically replace any earlier dated proxy card that you returned; or

  . You can attend the stockholders meeting and vote in person.

   You should send any written notice of revocation, request for a new proxy card or completed new proxy card to PierBank at the following address:

   PierBank, Inc.
   730 Kingstown Road
   South Kingstown, Rhode Island 02879
  Attn: Joseph E. LaPlume, President and Chief Executive Officer

Additional Information

   If you have questions about the merger or if you would like copies of this Proxy Statement/Prospectus, you should contact:

   PierBank, Inc.
   730 Kingstown Road
   South Kingstown, Rhode Island 02879
  Attn: Joseph E. LaPlume, President and Chief Executive Officer
   Phone Number: (401) 782-4200

                                  RISK FACTORS

   Unless the context otherwise requires, all references in this Proxy Statement/Prospectus to "we," "us" or "our" refer to Washington Trust Bancorp, Inc. and its subsidiary The Washington Trust Company of Westerly on a consolidated basis following the completion of the merger.

   Stockholders of PierBank should consider the following risk factors in conjunction with the rest of this document.

Adverse economic conditions in our primary markets could reduce our future earnings per share

   Both Washington Trust's and PierBank's historical experience is primarily in Rhode Island. Consequently, economic conditions in this market will influence our future performance. A decline in the economy in this market, the New England region or in the United States generally may have an adverse effect on our operating results.

Failure to integrate operations following the merger could reduce our future earnings per share

   The integration of the departments, systems, business units, operating procedures and information technologies of Washington Trust and PierBank will present a challenge to management. There can be no assurance that we will be able to integrate and manage these operations effectively or maintain or improve the historical financial performances of Washington Trust and PierBank. The failure to successfully integrate these systems and procedures into one operating philosophy could have an adverse effect on the results of operations and financial condition of Washington Trust.

Unanticipated costs relating to the merger could reduce our future earnings per share

   We believe that we have reasonably estimated the likely costs of integrating the operations of Washington Trust and PierBank, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on our results of operations and financial condition. If unexpected costs are incurred, the merger could have a dilutive effect on our earnings per share. In other words, if the merger is completed, it is possible that the earnings per share of Washington Trust common stock could be less than they would have been if the merger had not been completed.

Your ownership percentage and voting power in Washington Trust will be less than in PierBank prior to the merger

   As a result of the merger, holders of PierBank common stock will experience a substantial reduction in their percentage ownership interests and effective voting power relative to their percentage ownership interests in PierBank prior to the merger. In the future, additional shares of common stock of Washington Trust may be issued in public offerings, in connection with share-for-share mergers and acquisitions, or otherwise, which would further reduce the percentage ownership interests of holders of common stock in Washington Trust. After the merger, the current holders of PierBank common stock will not have separate approval rights with respect to any actions or decisions of Washington Trust or The Washington Trust Company.

You may incur federal income tax on shares received in the merger if the merger does not qualify as a tax-free reorganization

   Although the merger is expected to qualify for treatment as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), if the merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, each PierBank stockholder will recognize gain or loss equal to the difference between the stockholder's tax basis in the PierBank common stock and the fair market value of the Washington Trust common stock received as consideration in the merger. See "Material Federal Income Tax Consequences."

General business risks could adversely impact our business

   Washington Trust's business is subject to various business risks. Our future success will depend in large part on the continued contributions of our senior management personnel. The volume of loan originations is dependent upon demand for loans of the type originated and served by Washington Trust and the competition in the marketplace for such loans. The level of consumer confidence, fluctuations in real estate values, fluctuations in prevailing interest rates and fluctuations in investment returns expected by the financial community could combine to make loans of the type originated by Washington Trust less attractive. In addition, our business may be adversely affected by other factors that could (a) increase the cost to the borrower of loans originated by us, (b) create alternative lending sources for such borrowers or
(c) increase the cost of funds of Washington Trust at a rate faster than an increase in interest income, thereby narrowing our net interest rate margins.

Our business could be adversely impacted by applicable regulatory changes or modifications

   Washington Trust's operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. There can be no assurance that these laws, rules and regulations will not be modified in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans or otherwise adversely affect our business or prospects.

Year 2000 computer issues may disrupt our business operations

   Year 2000 compliance issues concern the inability of computer systems to accurately calculate, store or use data after 1999. A computer system which is not Year 2000 compliant would not be able to correctly process certain data or, in extreme situations, an entire system could become disabled. Washington Trust and PierBank have taken action over the past year to correct this problem in accordance with guidelines issued by the Federal Financial Institutions Examination Council, and we expect to continue such efforts with regard to our important business computer systems, and our significant vendors and customers.

   Following the merger, we will face additional risks associated with executing a Year 2000 compliance program while simultaneously attempting to integrate the information technologies and operating systems of Washington Trust and PierBank. In addition, during such integration we will continue to face the general risks associated with the Year 2000 problem that confront other banks and bank holding companies, including the compliance risks of our borrowers and other customers, as well as other companies with whom we engage in business. For a more detailed discussion of the Year 2000 compliance programs of Washington Trust, see the company's "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is incorporated herein by reference to Washington Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. See "Where You Can Find More Information on Washington Trust."

   This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are many reasons why Washington Trust's actual results could differ materially from those set forth in the forward-looking statements, including the risk factors listed above. This list may not be exhaustive.

          WASHINGTON TRUST SELECTED CONSOLIDATED FINANCIAL INFORMATION

   Set forth below are selected consolidated financial and operating data for Washington Trust as of and for the periods indicated on a historical basis. This financial information has been derived from the Washington Trust Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 through December 31, 1998. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, including the notes thereto, of Washington Trust which are incorporated by reference herein. See "Where You Can Find More Information on Washington Trust."

                                            At December 31,
                              ------------------------------------------------
                                1998      1997      1996      1995      1994
                              --------  --------  --------  --------  --------
                                             (In Thousands)
Balance Sheet Data:
Total assets................  $935,069  $814,393  $694,946  $547,659  $515,680
Net loans...................   439,086   447,075   410,498   378,674   384,598
Loans held for sale.........     5,944     3,772       744       456       204
Investments(1)..............   427,356   305,317   237,580   116,871    88,625
Deposits....................   575,323   530,926   476,561   467,854   440,731
Short-term borrowings.......    15,033    20,337    14,000       --        --
Federal Home Loan Bank
 Advances...................   262,106   187,001   138,493    20,951    23,522
Shareholders' equity........    73,006    67,204    59,427    52,937    45,783
                                    For the Year Ended December 31,
                              ------------------------------------------------
                                1998      1997      1996      1995      1994
                              --------  --------  --------  --------  --------
                                 (In Thousands, Except Per Share Data)
Operating Data:
Interest income.............  $ 62,753  $ 57,779  $ 45,806  $ 42,286  $ 36,662
Interest expense............    32,606    29,477    19,667    17,015    13,589
  Net interest income.......    30,147    28,302    26,139    25,271    23,073
Provision for loan losses...     1,800     1,400     1,200     1,400     1,257
Net gains on sales of
 securities.................       505       733       368       496       685
Other noninterest income....    11,964     9,479     7,952     6,707     6,237
Noninterest expense.........    26,820    24,385    20,536    19,355    19,447
Income before income taxes..    13,996    12,729    12,723    11,719     9,291
Income tax expense..........     3,948     3,642     4,298     4,031     3,026
    Net income..............  $ 10,048  $  9,087  $  8,425  $  7,688  $  6,265
Per Share Data:(2)
Earnings per share:
  Basic.....................  $   1.01  $    .92  $    .87  $    .80  $    .66
  Diluted...................  $    .97  $    .89  $    .84  $    .78  $    .65
Cash dividends declared.....  $    .40  $    .35  $    .31  $    .27  $    .22
Financial Ratios:
Return on average assets....      1.15%     1.17%     1.44%     1.44%     1.25%
Return on average
 shareholders' equity.......     14.22%    14.27%    14.95%    15.47%    14.11%

--------
(1) Investments include securities held to maturity, securities available for sale, and stock in the Federal Home Loan Bank of Boston.
(2) Adjusted to reflect the 3-for-2 stock splits paid on August 3, 1998, November 19, 1997 and October 15, 1996.

                    PIERBANK SELECTED FINANCIAL INFORMATION

   Set forth below are selected financial and operating data for PierBank as of and for the periods indicated on a historical basis. This financial information has been derived from audited financial statements for the fiscal years ended December 31, 1994 through December 31, 1998. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements, including the notes thereto, of PierBank which are included herein. See "The Companies-- PierBank Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to PierBank Financial Statements."

                                                  At December 31,
                                      ----------------------------------------
                                       1998    1997    1996    1995     1994
                                      ------- ------- ------- -------  -------
                                                  (In Thousands)
Financial Condition Data:
Total assets........................  $59,403 $46,256 $36,942 $28,377  $22,891
Loans, net..........................   46,966  33,410  26,435  20,938   17,517
Investments in available-for-sale
 securities (at fair value).........    4,576   4,777   4,073   2,658    2,484
Total deposits......................   52,471  41,903  33,252  25,112   20,605
Total stockholders' equity..........    4,507   4,069   3,545   3,054    2,160
                                          For the Year Ended December 31,
                                      ----------------------------------------
                                       1998    1997    1996    1995     1994
                                      ------- ------- ------- -------  -------
                                                  (In Thousands)
Operating Data:
Total interest and dividend income..  $ 4,491 $ 3,623 $ 2,824 $ 2,288  $ 1,718
Total interest expense..............    2,049   1,677   1,275     984      604
Net interest and dividend income....    2,442   1,946   1,549   1,304    1,114
Provision for loan losses...........       79      24      17      18       49
Net interest and dividend income
 after provision for loan losses....    2,363   1,922   1,532   1,286    1,065
Securities gains (losses), net......      --      --        9      (4)      (1)
Total other income..................      774     602     499     457      468
Total expenses......................    2,391   1,953   1,647   1,296    1,184
  Income before income taxes........      746     571     393     443      348
Income tax expense (benefit)........      287     242     159    (283)    (378)
  Net income........................      459     329     234     726      726
                                       At or For the Year Ended December 31,
                                      ----------------------------------------
                                       1998    1997    1996    1995     1994
                                      ------- ------- ------- -------  -------
Significant Statistical Data:
Net earnings per common share.......  $  0.29 $  0.22 $  0.18 $  0.81  $  0.92
Net earnings per common share,
 assuming dilution..................     0.29    0.21    0.17    0.81     0.92
Cash dividends declared.............     0.05     --     0.05     --       --

                       COMPARATIVE PER COMMON SHARE DATA
                                  (Unaudited)

   We have summarized below the per common share combined information for Washington Trust and PierBank on a historical and pro forma combined and pro forma equivalent basis. The pro forma information gives effect to the merger accounted for as a "pooling of interests." You should read this information in conjunction with Washington Trust's historical financial statements and related notes contained in the reports and other information that we have filed with the Securities and Exchange Commission (the "SEC") and with PierBank's historical financial statements and related notes which are included herein. See "Where You Can Find More Information on Washington Trust" and "Index to PierBank Financial Statements."

                                                               For the
                                                       Year Ended December 31,
                                                       ------------------------
                                                         1998    1997    1996
                                                       -------- ------- -------
Income from continuing operations per
 common share--basic:
 Washington Trust
  Historical.......................................... $   1.01 $   .92 $   .87
  Pro forma combined for the merger(1)................      .98     .89     .84
 PierBank
  Historical..........................................      .29     .22     .18
  Pro forma equivalent for the merger(2)..............      .44     .40     .38
Income from continuing operations per
 common share--diluted:
 Washington Trust
  Historical..........................................      .97     .89     .84
  Pro forma combined for the merger(1)................      .95     .86     .81
 PierBank
  Historical..........................................      .29     .21     .17
  Pro forma equivalent for the merger(2)..............      .43     .39     .37
Cash dividends per common share:
 Washington Trust
  Historical..........................................      .40     .35     .31
  Pro forma combined for the merger(1)(3).............      .40     .35     .31
 PierBank
  Historical..........................................      .05      --     .05
  Pro forma equivalent for the merger(2)..............      .18     .16     .14

                                                                     As of
                                                               December 31, 1998
                                                               -----------------
Book value per common share:
 Washington Trust
  Historical..................................................       $7.30
  Pro forma combined for the merger(1)........................        7.23
 PierBank
  Historical..................................................        2.85
  Pro forma equivalent for the merger(2)......................        3.27

--------
(1) Pro forma combined amounts reflect the proposed merger as if the merger had occurred at the beginning of such period.
(2) Pro forma equivalent amounts for PierBank are calculated by multiplying the pro forma combined amounts by the exchange rate of 0.452.
(3) Pro forma combined cash dividends per common share represent historical dividends paid by Washington Trust.

                              THE PIERBANK MEETING

   We are providing this Proxy Statement/Prospectus to you in connection with the solicitation by the PierBank Board of proxies to vote your shares of PierBank common stock at a special meeting of stockholders of PierBank to be held on June 16, 1999 at 6:00 p.m. local time at the Larchwood Inn, 521 Main Street, Wakefield, Rhode Island 02879. This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to PierBank stockholders on or about May 13, 1999.

Purpose of the Meeting

   At the meeting, you will be asked to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement. See "Merger Proposal--Approval of the Agreement and Plan of Merger."

   Any action may be taken on the foregoing matters at the meeting on the date specified above, or on any date or dates to which it may be postponed or to which, by original or later adjournment, the PierBank meeting may be adjourned.

Record Date; Voting Rights; Proxies

   Only the holders of PierBank common stock at the close of business on May 3, 1999 will be entitled to receive notice of and to vote at the meeting. As of April 26, 1999, there were 1,599,584 issued and outstanding shares of PierBank common stock. At the meeting, you will be entitled to one vote for each share of PierBank common stock you held at the close of business on May 3, 1999, which vote may be cast either in person or by properly executed proxy. A list of stockholders entitled to vote at the PierBank meeting will be available at the PierBank meeting for examination by any PierBank stockholder for purposes related to the PierBank meeting.

   All shares of PierBank common stock which are entitled to vote and are represented at the PierBank meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at the PierBank meeting as they are marked in the boxes on the proxy cards. If no instructions are given on a proxy card that has otherwise been properly executed, it will be voted FOR approval of the merger agreement and the other matters and transactions contemplated thereby.

   If your shares of PierBank common stock are held in "street name" by your broker, your broker will vote your shares with respect to the merger agreement only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, you will be in effect voting against the merger.

   Votes cast by proxy or in person at the PierBank meeting will be tabulated by the inspector of elections appointed for the meeting, who will determine whether or not a quorum is present. Shares with respect to which proxies have been marked as abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting with respect to the proposal. Similarly, with respect to shares held in street name by brokers, if a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum but as not voting with respect to that matter.

   If any other matters are properly presented at the meeting for consideration, including consideration of a motion to adjourn such meeting to another time and/or place for such purposes as soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against the proposal will not be voted in favor of adjournment in order to continue to solicit proxies with respect to the proposal.

   Any proxy given by a PierBank stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in one or more of the following ways:

  . filing with the President and Chief Executive Officer of PierBank, at or before the vote is taken at the meeting, a written notice of revocation bearing a later date than the proxy;

  . duly executing a later dated proxy relating to the same shares and delivering it to the President and Chief Executive Officer of PierBank before the vote is taken at the meeting; or

  . voting in person at the meeting, although attendance at the meeting will not by itself constitute a revocation of a proxy.

   Any written notice of revocation or subsequent proxy should be sent to PierBank, Inc., 730 Kingstown Road, South Kingstown, Rhode Island 02879,
Attention: Joseph E. LaPlume, President and Chief Executive Officer, or hand delivered to the President and Chief Executive Officer of PierBank at or before the taking of the vote at the PierBank meeting.

Independent Public Accountants

   Representatives of Shatswell, MacLeod & Company, P.C., PierBank's independent accountants, are expected to be present at the PierBank meeting and will have an opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Solicitation of Proxies

   PierBank will bear the costs of soliciting the proxies. Arrangements also will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and PierBank will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith. In addition to solicitation by use of the mails, proxies may be solicited from the PierBank stockholders by directors, officers and employees acting on behalf of PierBank in person or by telephone, telegraph, facsimile or other means of communications. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Any questions or requests for assistance regarding this Proxy Statement/Prospectus and related proxy materials may be directed to the President and Chief Executive Officer of PierBank by telephone at (401) 782-4200.

Quorum

   The holders of a majority of all of the votes entitled to be cast, who are present in person or represented by proxy, will constitute a quorum at the meeting. Shares which abstain from voting as to a particular matter and broker non-votes will be treated as shares that are present and entitled to vote at the PierBank meeting for purposes of determining whether a quorum exists.

Required Vote

   The approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement will require the affirmative vote of the holders of a majority of the PierBank common stock outstanding on May 3, 1999. Failure of a holder of shares of PierBank common stock to vote such shares will have the same effect as a vote against the merger. The directors of PierBank (and the spouses of certain directors who hold shares jointly, or otherwise share voting or investment power over such shares, with their director-spouses), in their capacities as PierBank stockholders, have agreed to vote in favor of the merger agreement and any matter necessary to complete the merger. Such stockholders control approximately 31% of the votes entitled to be cast at the PierBank meeting. See "The Merger--Voting Agreement."

   Regardless of the number of shares you own, your vote is important to PierBank. Please complete, sign, date and promptly return the enclosed proxy card today.

                                MERGER PROPOSAL

                  APPROVAL OF THE AGREEMENT AND PLAN OF MERGER

The Merger Proposal

   On February 22, 1999, at a Special Meeting of the PierBank Board, the PierBank Board deemed advisable and approved the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement. Ten of the eleven members of the PierBank Board were present at the special meeting, all ten of whom voted to approve the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

   The PierBank Board recommends a vote "FOR" the approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

                                   THE MERGER

   This section of the Proxy Statement/Prospectus, as well as the section entitled "The Merger Agreement," describes the material aspects of the merger. A copy of the merger agreement is attached to this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. We urge all PierBank stockholders to read the merger agreement carefully in its entirety.

Background of the Merger

   As part of its effort to expand its commercial and community banking franchise and enhance stockholder value, Washington Trust has regularly considered a variety of strategic business combinations and acquisitions in recent years. During the same period, several interested parties have contacted PierBank to explore the possibility of an acquisition or merger transaction. In each case, the PierBank Board elected not to pursue these inquiries, believing it to be in the best interests of the bank and its stockholders to continue to build a franchise of strategically located, full service branches in Southern Rhode Island.

   In August of 1998, John C. Warren, Chairman and Chief Executive Officer of Washington Trust, met informally with Joseph E. LaPlume, President and Chief Executive Officer of PierBank, and expressed Washington Trust's interest in acquiring PierBank. Mr. Warren requested and received various items of financial and other information from PierBank, and Washington Trust performed an analysis of PierBank's financial position. Keefe, Bruyette & Woods, Inc., Washington Trust's investment banker, assisted in the early financial analysis of the potential acquisition of PierBank. Goodwin, Procter & Hoar LLP was retained as Washington Trust's corporate counsel.

   At the September 16, 1998 meeting of Washington Trust's executive committee, a potential merger transaction with PierBank was discussed. The executive committee examined the various merits of the transaction, such as the expansion of Washington Trust's market share in Southeastern Rhode Island. At its September 17, 1998 meeting, the Washington Trust Board discussed the objectives to be achieved by entering into the potential transaction with PierBank and the feasibility of achieving these objectives through various alternatives to the transaction. The Washington Trust Board decided to continue discussions and analyses.

   On September 18, 1998, after having had several prior informal discussions, Messrs. Warren and LaPlume met to discuss further the possibility of the two banks entering into a merger transaction. At this meeting, Messrs. Warren and LaPlume agreed, on behalf of their respective banks, to enter into a confidentiality agreement, pursuant to which the two parties would undertake appropriate due diligence examinations of one another and evaluate each other to determine if they could effectuate a mutually beneficial merger transaction.

   On September 21, 1998, Mr. LaPlume presented the confidentiality agreement to PierBank's executive committee. The executive committee authorized Mr. LaPlume's request to enter into the agreement and to notify the PierBank Board at its next meeting.

   At its September 28, 1998 meeting, the PierBank Board was informed that the executive committee had authorized Mr. LaPlume to enter into the confidentiality agreement with Washington Trust.

   On October 1, 1998, the confidentiality agreement was signed by both parties. On November 11, 1998, the confidentiality agreement was extended until December 15, 1998, and it was later extended again until February 28, 1999.

   During October and early November 1998, further discussions were held and further information was exchanged between PierBank and Washington Trust. The Washington Trust executive committee was updated at its October 14, 1998 meeting and the full Washington Trust Board was updated at its October 15, 1998 meeting. In addition, on November 1, 1998, representatives of Washington Trust conducted a due diligence review of PierBank's loan portfolio documentation and other matters at PierBank's offices. As discussions continued and further analysis was completed, the Washington Trust executive committee was updated again on November 18, 1998 on the status of the potential acquisition of PierBank. The full Washington Trust Board was updated at their November 19, 1998 meeting.

   On December 4, 1998, Mr. LaPlume met with representatives of Tucker Anthony Incorporated to discuss the progress of the negotiations to that point and to seek Tucker Anthony's advice regarding the transaction and other potential strategic alternatives available to PierBank.

   On December 11, 1998, a special meeting of the Washington Trust Board was held and representatives of both Keefe, Bruyette & Woods and Goodwin, Procter & Hoar were present at the meeting. Keefe, Bruyette & Woods made a presentation to the board describing the potential financial impact of the acquisition on Washington Trust. After a full discussion, it was voted to authorize management to deliver an offer letter to Mr. LaPlume. The offer indicated that in a pooling of interests transaction Washington Trust would exchange Washington Trust common stock having a value of $8.00 for each share of PierBank common stock. This offer letter served as the foundation for all subsequent discussions and negotiations between the parties.

   On December 14, 1998, Mr. Warren's proposal was reviewed by the PierBank Board. The PierBank Board discussed at length the various issues associated with either remaining independent or entering into the merger with Washington Trust. Among other considerations discussed, such as the potential effects on employees, customers and the communities served by PierBank, the PierBank Board considered the potential long-term value to stockholders that might be achieved under different strategic scenarios and the likelihood of attaining such value. The PierBank Board determined that Washington Trust's initial offer was not acceptable because it did not match the PierBank Board's perception of the value of PierBank and because it did not contain sufficient detail to enable the PierBank Board to make an informed decision. However, the PierBank Board agreed that the initial offer warranted further advice and evaluation because of the synergies that would be created from the proposed merger. The PierBank Board then voted to retain Tucker Anthony to advise PierBank regarding financial matters related to the proposed transaction and to evaluate strategic alternatives, and to hire Adler, Pollock & Sheehan P.C. to analyze the legal issues involved.

   At the December 16, 1998 meeting of the Washington Trust executive committee, the executive committee was updated by Mr. Warren and David V. Devault, Washington Trust's Executive Vice President, Treasurer and Chief Financial Officer, on the status of the proposed transaction.

   On January 12, 1999, a meeting was held with representatives of PierBank, Washington Trust, Tucker Anthony and Keefe, Bruyette & Woods. The parties updated each other on the current status of discussions. PierBank indicated that it considered the Washington Trust proposal to be serious but not adequate to justify its acceptance.

   At the January 21, 1999 meeting of the Washington Trust Board, the full status of the possible agreement with PierBank was discussed, including the prior meetings between representatives of Washington Trust and PierBank and the potential issues associated with a business combination. In addition, the Washington Trust Board discussed in detail the timing and process by which the proposed transaction could be negotiated, documented and closed. Based upon these discussions, Mr. Warren was authorized to revise the offer to PierBank.

   After several discussions, on January 27, 1999, Mr. Warren presented Mr. LaPlume with a revised offer of Washington Trust common stock having a value of $8.60 in exchange for each share of PierBank common stock.

   On February 1, 1999, at a special meeting of the PierBank Board, the PierBank Board reviewed Washington Trust's revised offer and considered PierBank's future estimate of value and strategic alternatives. Tucker Anthony provided a preliminary financial analysis of the revised transaction and offer, and Adler, Pollock & Sheehan advised the PierBank Board with respect to legal matters. Based on its review, the PierBank Board voted to proceed with negotiations with Washington Trust and instructed Mr. LaPlume, with the help of PierBank's executive committee and Tucker Anthony, to negotiate the merger agreement.

   Between February 2, 1999 and February 16, 1999, the parties and their respective financial and legal advisors discussed and negotiated the terms and conditions of the merger agreement and other related agreements, including the stock option agreement. Among the specific matters negotiated were the exchange rate adjustment provisions intended to protect the stockholders of PierBank from fluctuations in the price of Washington Trust's common stock, and Washington Trust's need for the stock option agreement. On February 16, 1999, representatives of Washington Trust, PierBank, Tucker Anthony, Goodwin, Procter & Hoar and Adler, Pollock & Sheehan met at Goodwin, Procter & Hoar's offices in Boston. At this meeting, the parties resolved all of the material open issues, including the amount and triggering events of the termination fee and the triggering events and other specifics of the stock option agreement.

   On February 18, 1999, the boards of directors of Washington Trust and The Washington Trust Company convened. Keefe, Bruyette & Woods and Goodwin, Procter & Hoar were present at the meeting. Presentations were made with regard to the terms and conditions of the proposed merger with PierBank and a full discussion ensued. Keefe, Bruyette & Woods then delivered its oral opinion to the Washington Trust Board that in its opinion the exchange rate was fair, from a financial point of view, to Washington Trust as of the date of the meeting. After a detailed discussion, appropriate resolutions were adopted authorizing Mr. Warren to execute all documents related to the merger, including the merger agreement and the stock option agreement.

   The PierBank Board held special meetings on February 21, 1999 and February 22, 1999 to review and consider the terms of the proposed merger with Washington Trust. At these meetings, outside counsel reviewed the terms of the proposed definitive merger agreement and related documents. Among other things, counsel advised the PierBank Board that Washington Trust had requested, as a condition to its willingness to enter into a definitive merger agreement with PierBank, that PierBank grant a stock option for 19.99% of the PierBank common stock that would become exercisable under various circumstances in which the proposed transaction might be subject to interference by the actions of a third party after the definitive merger agreement had been signed. Tucker Anthony also orally advised the PierBank Board that in its opinion the exchange rate was fair, from a financial point of view, to the stockholders of PierBank as of the date of the meeting. Following a discussion and deliberation regarding the terms and conditions contained in the proposed definitive merger agreement and related proposed stock option agreement, the PierBank Board, with a unanimous vote of those present, approved the merger agreement and the stock option agreement and directed management to execute and deliver each such agreement.

   Following the close of the NASDAQ National Market on February 22, 1999, authorized officers of Washington Trust and PierBank executed and delivered the merger agreement, the stock option agreement, and the other agreements related to the merger agreement.

Recommendation of the PierBank Board; PierBank's Reasons for the Merger

   In reaching its determination that the merger is in the best interests of PierBank and its stockholders and recommending that PierBank stockholders vote for the approval and adoption of the merger agreement and the matters and transactions contemplated thereby, including the merger, the PierBank Board consulted with PierBank's management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors that the PierBank Board considered in reaching the foregoing determination and recommendation, all of which the PierBank Board deemed favorable or otherwise viewed as supporting a decision to approve the merger, are as follows:

  . the amount and form of the consideration offered by Washington Trust in relation to the estimated value of PierBank common stock (the $8.60 price on February 22, 1999 reflected a 40.4% premium over PierBank's sale price on February 1, 1999, the last day during which a trade was made by Tucker Anthony, a market maker in PierBank common stock, in PierBank common stock prior to the public announcement of the signing of the merger agreement and the liquidity of the trading market for Washington Trust common stock;

  . Washington Trust's business, results of operations, financial condition and prospects as well as the historical and potential future value of Washington Trust common stock and dividends paid thereon;

  . the projected market capitalization and market position of Washington
    Trust, the diversification of Washington Trust's asset and deposit bases, and the immediate and long-term effect that the merger could have on the ability of Washington Trust to compete more effectively in Rhode Island, Connecticut and elsewhere;

  . the possible benefits of the merger to PierBank's customers and that, following the merger, Washington Trust would be well situated to offer PierBank's customers an expanded range of financial services;

  . the long-term and short-term interests of PierBank and its stockholders and the interests of PierBank's other constituencies, including its customers, employees and the communities it serves;

  . the current and prospective economic, regulatory and competitive climate facing independent regional community banking organizations, including the consolidation currently underway in the banking industry and competition from larger institutions and from non-bank providers of financial services;

  . the opinion of Tucker Anthony that the exchange rate of 0.452 is fair to PierBank stockholders from a financial point of view, as delivered in writing to the PierBank Board on February 22, 1999 (see "--Opinion of PierBank's Financial Advisor");

  . the terms of the merger agreement, including the exchange rate adjustment provisions, a potential termination right in the event of a substantial decline in the price of Washington Trust common stock and Washington Trust's planned treatment of PierBank's employees; and

  . the treatment of the merger as a "pooling of interests" for accounting purposes and as a tax-free reorganization for federal income tax purposes (see "--Accounting Treatment" and "Material Federal Income Tax Consequences").

   The PierBank Board also considered certain negative factors which possibly could arise from the merger. These factors included, among others, the significant transaction costs involved in connection with consummating the merger, the substantial management time and effort required to integrate the businesses of PierBank and Washington Trust and the possibility that the integration efforts may be unsuccessful. The PierBank Board also considered the risk that the anticipated benefits of the merger might not be fully realized as well as the potential benefits that may be realized as a result of continuing PierBank's banking activities on a stand-alone basis. The PierBank Board also considered the regulatory and stockholder approval required for the completion of the merger. Further, the PierBank Board considered the potential for Washington Trust to exercise its option under the terms of the stock option agreement on the terms described herein under "--Stock Option Agreement." The PierBank Board also evaluated the benefits of the transaction to be received by certain directors of PierBank (see "--Other Interests of PierBank Directors and Officers in the Merger"). The PierBank Board did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the merger.

   The foregoing discussion of the information and factors considered by the PierBank Board is not intended to be exhaustive, but includes the material factors considered by the PierBank Board. The PierBank Board did not assign relative weights to the above factors or determine that any factor was of greater importance than another. A determination of various weights would, in the view of the PierBank Board, be impractical. Rather, the PierBank Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the PierBank Board may have given different weights to different factors.

   The PierBank Board has approved and adopted the merger agreement and the matters and transactions contemplated thereby, including the merger, and recommends that PierBank stockholders vote "FOR" approval of the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement.

Opinion of PierBank's Financial Advisor

   Tucker Anthony was retained by PierBank in December 1998 for the purpose of providing financial advice and consultation in connection with a potential sale to Washington Trust, including assistance in developing an overall strategy for a possible sale, advice on valuation and transaction structure, assistance in negotiations and related strategy and analysis, and if appropriate, the rendering of a fairness opinion to the PierBank Board in connection with a proposed transaction.

   PierBank selected Tucker Anthony for a number of reasons, including its familiarity with PierBank and Washington Trust and their respective businesses. PierBank also considered Tucker Anthony's experience and reputation in the area of valuation and financial advisory work generally, and in relation to financial institutions specifically. Tucker Anthony actively trades the common stock of PierBank and Washington Trust, and makes a market in Washington Trust's common stock. Tucker Anthony is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, Tucker Anthony and its affiliates may hold long or short positions in PierBank or Washington Trust common stock.

   Tucker Anthony has rendered written opinions to the Board of Directors of PierBank to the effect that, as of February 22, 1999 and as of the date of this Proxy Statement, the consideration to be paid to the holders of PierBank common stock in the merger pursuant to the merger agreement is fair, from a financial point of view, to the holders of PierBank common stock. The full text of the fairness opinion, dated as of the date of this Proxy Statement, setting forth the assumptions made, procedures followed, matters considered and certain limitations on the review undertaken by Tucker Anthony, is included as Annex D hereto. Holders of PierBank common stock are urged to read the fairness opinion in its entirety. This opinion is directed to the PierBank Board only and does not constitute a recommendation to any holder of PierBank common stock as to how such stockholder should vote at the meeting. Tucker Anthony has advised the PierBank Board that it does not believe any person other than the PierBank Board has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise. The engagement letter between PierBank and Tucker Anthony contains an express disclaimer of the ability of any party other than the PierBank Board to rely on the Tucker Anthony fairness opinion. PierBank and Tucker Anthony are not aware of any controlling precedent that would create a statutory or common law right for persons other than the PierBank Board to rely on the Tucker Anthony fairness opinion. PierBank and Tucker Anthony base their belief that no such person may rely on the Tucker Anthony fairness opinion on the limited nature of Tucker Anthony's contractual duty and the absence of controlling precedent. In the absence of such controlling precedent, the ability of a stockholder to rely on the Tucker Anthony fairness opinion would be resolved by a court of competent jurisdiction. Resolution of the question of a stockholder's ability to rely on the Tucker Anthony fairness opinion will have no effect on the rights and responsibilities of the PierBank Board under applicable state law or on the rights and responsibilities of either Tucker Anthony or the PierBank Board under federal securities law. The February 22 opinion is substantially identical to the opinion attached hereto as Annex D.

   As compensation for its services as financial advisor, including issuance of the opinions, PierBank has agreed to pay Tucker Anthony a fee equal to one and three-quarters percent of the aggregate merger consideration of which $87,500 has been paid as of the date hereof. PierBank has also agreed to reimburse Tucker Anthony for its out-of-pocket expenses and to indemnify Tucker Anthony against certain liabilities arising out of its services.

   In arriving at its opinion dated as of the date hereof, among other things, Tucker Anthony:

  . reviewed the merger agreement dated as of February 22, 1999;

  . reviewed certain historical financial and other information concerning
    PierBank for the five fiscal years ended December 31, 1998;

  . reviewed certain historical financial and other information concerning
    Washington Trust for the five fiscal years ended December 31, 1998;

  . held discussions with the senior management of PierBank and Washington
    Trust with respect to their past and current financial performance, financial condition and future prospects;

  . reviewed certain internal financial data, projections and other information of PierBank, including financial projections prepared by management;

  . analyzed certain publicly available information of other financial institutions deemed comparable or otherwise relevant to its inquiry, and compared PierBank and Washington Trust from a financial point of view with certain of these institutions;

  . compared the consideration to be received by the stockholders of PierBank pursuant to the merger agreement with the consideration received by stockholders in other acquisitions of financial institutions deemed comparable or otherwise relevant to its inquiry;

  . reviewed historical trading activity and ownership data of PierBank common stock and considered the prospects for dividends and price movement;

  . reviewed publicly available earnings estimates, historical trading activity and ownership data of Washington Trust common stock and considered the prospects for dividends and price movement; and

  . conducted such other financial studies, analyses and investigations and reviewed such other information as it deemed appropriate to enable it to render its opinion.

In its review, Tucker Anthony also took into account an assessment of general economic, market and financial conditions and certain industry trends and related matters. Tucker Anthony's opinions were necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Tucker Anthony through the date thereof.

   No limitations were imposed by the boards of directors of PierBank or Washington Trust upon Tucker Anthony with respect to the investigations made or procedures followed by Tucker Anthony in its review and analysis. In its review and analysis and in arriving at its opinion Tucker Anthony assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to it by PierBank and Washington Trust and did not attempt to verify any of such information. Tucker Anthony assumed that:

  . the financial projections of PierBank provided to it with respect to the results of operations likely to be achieved by PierBank were prepared on a basis reflecting the best currently available estimates and judgments of PierBank's management as to future financial performance and results; and

  . that such forecasts and estimates will be realized in the amounts and in the time periods currently estimated by management.

   Tucker Anthony also assumed, without independent verification, that the aggregate reserves for possible loan losses for PierBank and Washington Trust are adequate to cover such losses. Tucker Anthony did not make or obtain any independent evaluations or appraisals of any assets or liabilities of PierBank, Washington

Trust or any of their respective subsidiaries nor did it verify any of PierBank's or Washington Trust's books or records or review any individual loan credit files.

   On February 22, 1999, Tucker Anthony made a presentation and subsequently rendered a written fairness opinion to the PierBank Board. Set forth below is a summary of the main elements of the financial analyses performed by Tucker Anthony in connection with that opinion. It does not purport to be a complete description of the analyses performed by Tucker Anthony or of the presentation of Tucker Anthony to the PierBank Board. In connection with its opinion dated as of the date hereof, Tucker Anthony performed procedures to update certain analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Taken as a whole, Tucker Anthony believes these analyses support the conclusion that the consideration to be paid to holders of PierBank common stock is fair from a financial point of view to the holders of PierBank common stock.

   Acquisition Price/Exchange Ratio Analysis. Tucker Anthony considered the ranges of possible acquisition prices and exchange ratios which could result under the merger and their impact on the consideration to be received by PierBank stockholders.

   Stock Trading Analysis. Tucker Anthony examined the historical trading prices, volume and price/book value for PierBank and Washington Trust common stock, and compared the historical trading prices of Washington Trust common stock in relation to movements in certain stock indices, specifically the Standard & Poor 500 Index, the NASDAQ Composite Index, and the NASDAQ Community Bank Stock Index, as well as to indices of other selected publicly traded financial institutions.

   Analysis of Selected Publicly Traded Companies. Tucker Anthony compared selected financial data and financial ratios of PierBank and Washington Trust to the corresponding data and ratios of the following publicly traded New England-based commercial banks with total assets between $100 million and $10 billion (the "Bank Group"):

  . Atlantic Bank and Trust Company . Independent Bank Corp.
  . Bank Rhode Island               . Investors Financial Services Corp.
  . BankNorth Group, Inc.           . Merchants Bancshares, Inc.
  . Bar Harbor Bankshares           . Merrill Merchants Bancshares, Inc.
  . Boston Private Financial Holdings, Inc.
                                    . New England Community Bancorp, Inc.
  . Camden National Corporation     . NMBT Corp.
  . Cape Cod Bank and Trust Company . Salisbury Bancorp, Inc.
  . Century Bancorp, Inc.           . Slade's Ferry Bancorp
  . Chittenden Corporation          . UST Corporation
  . Cornerstone Bank                . Village Bancorp, Inc.
  . First Financial Corp.           . Wainwright Bank & Trust Company
  . First International Bancorp, Inc.
                                    . Westbank Corporation

  . Granite State Bankshares, Inc.
   The selected banks, as a group, exhibited certain characteristics--including asset mix, geographic proximity and business risk--similar to those exhibited by PierBank and Washington Trust, respectively.

   The following table presents comparative financial information, based on financial data as of December 31, 1998 with respect to PierBank and Washington Trust and as of the most recent period available for the Bank Group:

                                           Bank Group PierBank Washington Trust
                                           ---------- -------- ----------------
Ratio of net loans to total assets........    60.5%     79.1%        47.0%
Ratio of net loans to total deposits......    76.8      89.5         76.3
Ratio of equity to total assets...........     9.1       7.6          7.8
Annualized return on average assets.......    1.36       .87         1.15
Annualized return on average equity.......   15.04     10.70        14.22
Net interest margin.......................    4.41      4.73         3.78
Efficiency ratio..........................   61.44     74.33        63.69
Ratio of loan loss reserves to non-
 performing assets........................   228.3     196.9        177.9
Ratio of non-performing assets (including
 loans 90 days past due) to sum of
 stockholders' equity and loan loss
 reserves.................................     7.9       5.5          7.0

   Analysis of Selected Acquisition Transactions. Tucker Anthony reviewed and performed analysis on 33 bank acquisitions in the New England region announced between January 1, 1996 and February 12, 1999 (the "Selected New England Transactions") and 38 bank acquisitions in the U.S. announced between January 1, 1997 and February 12, 1999 with transaction characteristics deemed comparable by Tucker Anthony (together with the selected New England Transactions, the "Selected Nationwide Transactions"). Specifically, these transactions included comparable characteristics such as the use of the pooling method of accounting, a price/book ratio for the common stock of the acquiring bank of greater than 250%, a transaction size between $10 and $50 million, and a tangible equity/assets ratio for the acquiring bank of less than 8%. Tucker Anthony then compared the target financial institutions' capital structure and profitability to PierBank's current results of operations and financial condition. The Selected New England Transactions and Selected Nationwide Transactions were chosen because they represented merger and acquisition transactions which involved target financial institutions exhibiting certain characteristics, including asset mix, geographic proximity and business risk, similar to the proposed merger between PierBank and Washington Trust.

   Set forth below is a summary of the analysis with respect to the Selected New England Transactions and the Selected Nationwide Transactions.

                                       Selected New England Selected Nationwide
                                           Transactions        Transactions
                              PierBank -------------------- -------------------
                              Offer(1)        Median              Median
                              --------        ------              ------
Price/Trailing Twelve Months
 Earnings...................    29.7x          17.6x               22.5x
Price/Book Value............     302%           214%                338%
Price/Deposits..............    25.9%          21.6%               27.7%

--------
(1) Based upon a value of $8.60 per share of PierBank common stock.

   Discounted Cash Flow Analysis. Tucker Anthony also performed an analysis for a forecast period ending December 31, 2003, which estimated the present value per PierBank common share of future dividend payments and possible share prices for PierBank common stock, assuming that PierBank performed in accordance with the earnings forecasts of its management. To approximate the terminal value of PierBank common stock at December 31, 2003, Tucker Anthony applied price/earnings multiples ranging from 10x to 18x, chosen to reflect the trading range of comparable publicly traded companies. The dividend income streams and terminal values were then discounted to present values using discount rates ranging from 13% to 17%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PierBank common stock. This analysis indicated an imputed range of values per share of PierBank common stock of $4.47 to $8.93. As of February 22, 1999, the implied value of the merger consideration to PierBank stockholders was approximately $8.60 per share.

   In connection with its analysis, Tucker Anthony considered and discussed with the PierBank Board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to growth rates, net interest spread, asset quality and stock price trading multiples. In addition to analyzing the earnings and dividend forecasts of management, Tucker Anthony also performed discounted cash flow analyses of earnings scenarios in which average earning assets grew by 15% per year, versus 20% forecast by management, and in which the net interest margin realized by PierBank was 450 basis points, versus 470 basis points forecast by management. These additional analyses indicated an imputed range of values per share of PierBank common stock of $3.64 to $7.95.

                                                           Discount Rate
   Asset         Net Interest         Terminal       -----------------------------------
   Growth           Margin            Multiple       13.00%       15.00%       17.00%
   ------        ------------         --------       ------       ------       ------
   20.0%       470 basis points         10.0         $5.24        $4.83        $4.47
                                        14.0          7.08         6.53         6.03
                                        18.0          8.93         8.23         7.59
   15.0%       470 basis points         10.0         $4.83        $4.47        $4.14
                                        14.0          6.39         5.90         5.45
                                        18.0          7.95         7.33         6.77
   20.0%       450 basis points         10.0         $4.55        $4.20        $3.89
                                        14.0          6.20         5.72         5.28
                                        18.0          7.85         7.23         6.67
   15.0%       450 basis points         10.0         $4.24        $3.93        $3.64
                                        14.0          5.63         5.20         4.81
                                        18.0          7.02         6.48         5.98

   Contribution Analysis. Tucker Anthony analyzed the contribution of each of PierBank and Washington Trust to assets, the stockholders' equity, after-tax net income and ownership interests of the pro forma combined company. This analysis showed, among other factors, that as of and for the 12 months ended December 31, 1998, the relative contributions of the parties to the pro forma Washington Trust on a pooling basis would have been approximately as follows:

                                Pro Forma Table

                                                         At December 31, 1998
                                                       -------------------------
        Item                                           Washington Trust PierBank
        ----                                           ---------------- --------
     Assets...........................................       94.0%        6.0%
     Stockholders' equity.............................       94.2         5.8
     Net income.......................................       95.6         4.4
     Ownership interests..............................       93.8         6.2

   The foregoing is a summary of the main elements of the financial analyses performed by Tucker Anthony, but it does not purport to be a complete description of such analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Accordingly, notwithstanding the separate factors summarized above, Tucker Anthony believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all of such analyses or factors, could create an incomplete view of the evaluation process underlying Tucker Anthony's opinion. In addition, Tucker Anthony may have used the various analyses for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Tucker Anthony's view of the actual value of PierBank to Washington Trust. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

   In performing its analyses, Tucker Anthony made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of PierBank and Washington Trust. The analyses performed by Tucker Anthony are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Tucker Anthony's analysis of the fairness, from a financial point of view, to the holders of PierBank common stock of the consideration to be paid in the merger by the holders of Washington Trust common stock, and were provided to the PierBank Board in connection with the delivery of Tucker Anthony's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Washington Trust or PierBank might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Tucker Anthony's opinion is just one of the many factors taken into consideration by the PierBank Board (see "--Recommendation of the PierBank Board; PierBank's Reasons for the Merger" and "--Background of the Merger").

Other Interests of PierBank Directors and Officers in the Merger

   In considering the recommendation of the PierBank Board with respect to the merger, holders of PierBank common stock should be aware that members of the PierBank Board and management team have interests in the merger that are different from, or in addition to, the interests of the stockholders of PierBank generally. The PierBank Board was aware of such interests and considered them, among other matters, in approving the merger agreement and the matters and transactions contemplated thereby, including the merger.

   As of April 21, 1999, the directors and executive officers of PierBank owned an aggregate of approximately 580,527 shares of PierBank common stock. Pursuant to the terms of the merger agreement, PierBank's directors and executive officers will receive the same consideration for their shares of PierBank common stock as the other PierBank stockholders.

   Employment Agreements. The Washington Trust Company has agreed that if the merger is completed, it will enter into an employment agreement with Joseph E. LaPlume, the President and Chief Executive Officer of PierBank, having terms comparable to the terms of his existing employment agreement with PierBank. Under Mr. LaPlume's employment agreement, he will have the title and responsibility level of Senior Vice President. Mr. LaPlume's employment agreement will expire on December 31, 2001, and thereafter his employment with The Washington Trust Company will be at-will. If Mr. LaPlume is terminated without cause prior to the expiration of his employment agreement with The Washington Trust Company or if there is a change of control and he is terminated without cause or he resigns, Mr. LaPlume will be entitled to receive a severance payment equal to his base salary, which will initially be $125,000 per year, and health insurance until December 31, 2001, subject to specified conditions.

   Gail M. Garreau, the Chief Financial Officer of PierBank, and The Washington Trust Company have agreed that, under the terms of her current agreement with PierBank, Ms. Garreau will continue her employment with The Washington Trust Company after the merger until the conversion of PierBank's systems. Under Ms. Garreau's current employment agreement with PierBank, she is guaranteed payment of her base salary, which under the agreement is $79,500, during the twelve months of the agreement unless her employment is terminated upon mutual consent or by PierBank for cause. Upon conversion of PierBank's systems, Ms. Garreau may voluntarily terminate her service if The Washington Trust Company does not offer her a position she deems satisfactory. If Ms. Garreau voluntarily terminates her employment at that time, she would be entitled to a severance payment equal to the same compensation and benefits she has under her current agreement, including her base salary of $79,500 and health insurance coverage, for a period of one year beginning on the system's conversion date.

   Waiver Agreement. As a condition to Washington Trust's willingness to enter into the merger agreement, Mr. LaPlume, Ms. Garreau and each member of the PierBank Board signed a Waiver Agreement, dated February 22, 1999. Under the terms of the waiver agreement, Mr. LaPlume, Ms. Garreau and the directors of PierBank each agreed to assign and transfer to PierBank all of his or her right, title and interest in and to:

  . PierBank stock represented by options granted to each since January 1, 1998;

  . any stock received as a result of the exercise of the aforementioned options; and

  . any shares of stock of PierBank issued to him or her in lieu of previously declared bonuses or earned director fees, as the case may be.

   In consideration for these transfers, Mr. LaPlume, Ms. Garreau and each of the members of the PierBank Board will be paid in cash:

  . the amount of any bonuses that were converted into stock of PierBank, plus interest at the rate of 10%; and

  . the amount of any director fees that were converted into stock of PierBank, plus interest at the rate of 10%.

   Mr. LaPlume, Ms. Garreau and each of the PierBank directors also agreed, prior to the effective date of the merger, not to take any action that would conflict with or prevent them from complying with the terms of the waiver agreement or exercise any PierBank stock options granted to them since January 1, 1998. The commitments under the waiver agreement terminate if the merger agreement lapses or terminates.

   Directors and Officers Indemnification and Insurance. The merger agreement provides that Washington Trust and The Washington Trust Company will, for a period of three years from the effective time of the merger, jointly and severally indemnify the directors and officers of PierBank to the same extent they were indemnified by PierBank prior to the merger. As described in "The Merger Agreement--Material Covenants and Agreements --Indemnification," the merger agreement provides that after the merger is completed, Washington Trust will maintain, for a period of three years from the effective time of the merger, if available in the marketplace, the current directors' and officers' liability insurance maintained by PierBank on terms and conditions that are no less favorable, as to coverage and amounts, than those of PierBank's existing policy with respect to acts or omissions occurring prior to the effective time of the merger. Washington Trust, however, shall not be obligated to spend more than 150% of the current expense of PierBank's insurance coverage to obtain such insurance coverage.

Stock Option Agreement

   We have summarized below the material terms of the stock option agreement. We urge all PierBank stockholders to read the stock option agreement, a copy of which is attached to this document as Annex B, in its entirety for a complete description of the terms thereof.

   As a condition to Washington Trust's willingness to enter into the merger agreement, PierBank entered into the Stock Option Agreement, dated as of February 22, 1999, with Washington Trust. Under the stock option agreement, PierBank granted Washington Trust an option to purchase 319,810 shares of PierBank common stock, which is approximately 19.99% of the number of shares of PierBank common stock outstanding as of February 22, 1999 or, after giving effect to the exercise of the option, approximately 16.66% of PierBank's issued and outstanding common stock. The exercise price of the option is $7.48 per share, provided that both the number of shares of PierBank common stock subject to the option and the exercise price are subject to adjustment under specified circumstances.

   Arrangements such as the stock option agreement are often entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be completed in accordance with their terms, and to compensate the recipient of the option for its efforts and expenses, losses and opportunity costs in connection with the transactions if they are not completed due to circumstances involving an acquisition or potential acquisition of the option issuer by a third party. The stock option agreement may have the effect of discouraging offers by third parties to acquire PierBank prior to the merger even if such persons are prepared to pay more than the current market price of the shares of Washington Trust's common stock to be received by the stockholders of PierBank pursuant to the merger agreement.

   The option becomes exercisable by Washington Trust if a purchase event occurs prior to the termination of the option. A purchase event means any of the following events:

  . PierBank authorizes, publicly proposes or enters into an agreement with any person, other than Washington Trust, any affiliate of Washington Trust or any person acting in concert with Washington Trust, to effect an "acquisition transaction"; or

  . any group or any person, other than Washington Trust, any affiliate of Washington Trust or any person acting in concert with Washington Trust, acquires beneficial ownership of, or the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of PierBank common stock.

   For the purposes of the stock option agreement, the occurrence of any of the following events without the prior written consent of Washington Trust shall be deemed an "acquisition transaction:"

  . a merger, consolidation or similar transaction involving PierBank;

  . the disposition by sale, lease, exchange or otherwise, of assets of PierBank representing 15% or more of the assets of PierBank other than sales of mortgages into the secondary market in the ordinary course of business consistent with past practice; or

  . the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of PierBank.

   The parties have agreed that the occurrence of certain events would eliminate the necessity of the option. Accordingly, the stock option agreement provides that the option will terminate upon the earliest to occur of any of the following events:

  . the effective time of the merger;

  . 12 months after the first occurrence of any of the purchase events listed above;

  . termination of the merger agreement prior to the occurrence of any of the purchase events listed above or of a preliminary purchase event, as defined below, except where Washington Trust terminates the merger agreement as a result of a breach by PierBank of its no solicitation covenant or its agreement to recommend to the PierBank stockholders at the PierBank stockholders meeting that they approve and adopt the merger agreement and the transactions contemplated thereby;

  . 12 months after Washington Trust terminates the merger agreement due to PierBank's breach of its no solicitation covenant or its agreement to recommend to the PierBank stockholders at the PierBank stockholders meeting that they approve and adopt the merger agreement and the transactions contemplated thereby. However, if any of the purchase events listed above should occur within 12 months after such termination, then the option will terminate 12 months after the first occurrence of that purchase event; or

  . 24 months after Washington Trust terminates the merger agreement following a preliminary purchase event, which means any of the following events:

    (1) a third party has commenced or filed a registration statement under the Securities Act or otherwise for a tender offer or exchange offer to purchase any shares of PierBank common stock that would result in that third party owning or controlling 15% or more of the then outstanding shares of PierBank common stock; or

    (2) it is publicly announced that a third party has either: (a) made, or disclosed an intention to make, a proposal to engage in an "acquisition transaction;" or (b) filed an application, or given a notice, under the Bank Holding Company Act (the "BHCA") or the Change in Bank Control Act of 1978, for approval to engage in an "acquisition transaction;" and, after such announcement, the holders of PierBank common stock fail to approve the merger agreement at the PierBank stockholders meeting, the PierBank stockholders meeting is not held prior to the termination of the merger agreement, or PierBank's Board of Directors fails to recommend that the PierBank stockholders vote in favor of the approval of the merger agreement or withdraws or modifies its recommendation in a manner adverse to Washington Trust.

   Upon the occurrence of a repurchase event, the stock option agreement also provides for Washington Trust to be able to require PierBank to repurchase the shares subject to the option and for PierBank to be able to require Washington Trust to sell to PierBank the shares subject to the option. A repurchase event means the authorization of, occurrence of a public proposal, or the entering into of an agreement by PierBank with any party other than Washington Trust to effect an "acquisition transaction." If a repurchase event occurs, then Washington Trust has the right to require PierBank to repurchase, and PierBank has a reciprocal right to require Washington Trust to sell, the option and all shares of PierBank common stock purchased by Washington Trust from PierBank under the option agreement, and then beneficially owned by Washington Trust, at an aggregate price equal to the sum of:

  . the product of the number of shares of PierBank common stock purchased by Washington Trust under the option multiplied by the "applicable price;" plus

  . the product of the number of shares of PierBank common stock for which Washington Trust has not exercised its option under the option agreement multiplied by the excess, if any, of the "applicable price," as defined below, for each share of PierBank common stock over the exercise price under the option agreement.

   For purposes of the stock option agreement, "applicable price" is the highest of:

  . the highest price per share at which a third party has made a tender or exchange offer for shares of PierBank common stock on or between February 22, 1999 and the date of the request for repurchase or sale, as the case may be;

  . the price or consideration per share to be paid by any third party for shares of PierBank common stock pursuant to an agreement for a business combination transaction with PierBank entered into on or prior to the date of the request for repurchase or sale, as the case may be; and

  . the highest bid price per share as quoted on the NASDAQ National Market, or on the principal trading market on which the shares are traded as reported by a recognized source, during the sixty (60) business days preceding the date of the request for repurchase or sale.

   In no event must PierBank make any payment in connection with the repurchase and sale rights if the "acquisition transaction" is not consummated.

   At any time after six months and within three years of the date on which the option first becomes exercisable, Washington Trust will have registration rights, including piggyback registration rights and one demand registration right, relating to the shares of PierBank common stock issued under or issuable pursuant to the option.

   Neither Washington Trust nor PierBank may assign its rights or obligations under the stock option agreement or the option without the prior written consent of the other party, except that Washington Trust may assign the stock option agreement to an affiliate and, after the occurrence of a purchase event or a preliminary purchase event, Washington Trust may assign its rights under the stock option agreement, other than the repurchase rights and demand registration rights, to third parties.

   To the best knowledge of PierBank and Washington Trust, no event giving rise to any rights to exercise the option has occurred as of the date of this Proxy Statement/Prospectus.

Voting Agreement

   As a condition to entering into the merger agreement, Washington Trust required, as of February 22, 1999, each director (as well as the spouses of certain directors who hold shares jointly or otherwise share voting and investment power over such shares with their director-spouses) of PierBank, in their capacity as stockholders, to enter into a voting agreement with Washington Trust. Under the terms of the voting agreement, after giving effect to a subsequent waiver executed by Washington Trust, each such stockholder agreed, during the term of the voting agreement:


  . to vote the shares of PierBank common stock held by such stockholder in a manner that would facilitate the completion of the merger, by agreeing to vote:

    (1) in favor of approval of the merger agreement and any matter necessary to complete the merger


    (2) against any action that would result in a breach by PierBank of the terms of the merger agreement

    (3) against any action that could reasonably be expected to interfere with the completion of the merger; and

  . to appoint Washington Trust and The Washington Trust Company, with full power of substitution and resubstitution, as the stockholder's lawful attorneys and irrevocable proxies with respect to the stockholder's shares to vote each of such stockholder's shares solely with respect to the four matters set forth immediately above.

   The voting agreement will remain in effect until the earlier to occur of either the completion of the merger or the termination of the merger agreement. The covenants and agreements under the voting agreement, however, will not prevent any such stockholder from serving as a PierBank director or from exercising his or her duties and obligations as a director.

Board of Directors and Management of Washington Trust and The Washington Trust Company Following the Merger

   The members of the board of directors and the officers of each of Washington Trust and The Washington Trust Company in office immediately prior to the effective time of the merger will continue to hold office in Washington Trust and The Washington Trust Company, respectively, following the merger.

Accounting Treatment

   Washington Trust and PierBank expect to account for the merger as a "pooling of interests" in accordance with Generally Accepted Accounting Principles ("GAAP").

Appraisal and Dissenters' Rights

   Holders of PierBank common stock are entitled to appraisal and dissenters' rights under Rhode Island law in connection with the merger. See "Comparison of Rights of Holders of PierBank Common Stock and Washington Trust Common Stock-- Dissenters' Rights."

Stock Exchange Listing of Washington Trust's Common Stock

   It is a condition to the merger that the NASDAQ National Market approve for listing the shares of Washington Trust common stock that Washington Trust will issue in the merger. Washington Trust common stock is listed on the NASDAQ National Market under the symbol "WASH." See "Comparative Per Share Market Price and Dividend Information."

Dividends

   Washington Trust expects that after the merger, subject to approval and declaration by the Washington Trust Board, it will declare regularly scheduled quarterly dividends on the shares of its common stock consistent with past practices. The most recent quarterly dividend on the shares of Washington Trust common stock was $0.11 per share. The payment of dividends by Washington Trust in the future, however, will depend on its financial condition and earnings, business conditions and other factors.

                              THE MERGER AGREEMENT

   The following is a description of the material terms of the merger agreement. A copy of the merger agreement is attached to this Proxy Statement/Prospectus as Annex A. All stockholders of PierBank are urged to read the entire merger agreement for a complete description of the terms and conditions of the merger. Any capitalized terms used below that are not otherwise defined are used with the definitions given to them in the merger agreement.

General

   The merger agreement provides for the merger of PierBank with and into The Washington Trust Company. Upon completion of the merger, the separate corporate existence of PierBank will cease and The Washington Trust Company will survive and continue its corporate existence as a wholly-owned subsidiary of Washington Trust. Subject to the satisfaction or waiver of conditions set forth in the merger agreement and described in "--Conditions to Complete the Merger," the merger will become effective upon the filing of the articles of merger or at such later time specified therein.

Merger Consideration

   In the merger, holders of PierBank common stock issued and outstanding immediately prior to the effective time of the merger, other than:

  (1) shares held in PierBank's treasury or directly or indirectly by PierBank or Washington Trust or any of their respective subsidiaries, all of which will be canceled and cease to exist (except PierBank shares held in trust accounts, managed accounts or otherwise held in a fiduciary capacity that are beneficially owned by third parties or held by Washington Trust or PierBank or their respective subsidiaries for a debt previously contracted); or

  (2) shares held by PierBank stockholders who exercise their dissenters' rights;

will be converted into and become the right to receive 0.452 of a share of Washington Trust common stock. Each share of Washington Trust common stock shall be deemed to include any related preferred purchase right issued pursuant to the Rights Agreement between Washington Trust and The Washington Trust Company, dated as of August 15, 1996. See "Description of Capital Stock of Washington Trust--Washington Trust Rights Agreement." Washington Trust will not issue fractional common shares, but instead will pay cash to any PierBank stockholder who would otherwise receive fractional shares as a result of the merger.

   Possible Adjustments to Exchange Rate. The price being paid by Washington Trust for each share of PierBank common stock is based on a price of (1) $8.60 per share of PierBank common stock, reflecting a premium of 40.4% over the sale price of PierBank common stock on February 1, 1999, the last day during which a trade was made by Tucker Anthony, a market maker in PierBank common stock, in PierBank common stock prior to the public announcement of the signing of the merger agreement, and (2) $19.0404 per share of Washington Trust common stock. The exchange rate is equal to the quotient obtained by dividing $8.60 by $19.0404, or 0.452. The merger agreement provides that the exchange rate will be adjusted on a formula basis, generally between 0.414 and 0.509, if the price of Washington Trust common stock fluctuates up or down by 10% or more. Generally, the exchange rate will not be adjusted if the average closing sale price per share of Washington Trust common stock, for the 15 consecutive trading days ending on and including the date we obtain the last of all required regulatory approvals, as reported on the NASDAQ National Market (which we refer to as the "Washington Trust average closing sale price"), is between $17.1365 and $20.9443, or approximately 90% to 110% of $19.0404. The 0.452 exchange rate is subject to adjustment as follows:

  . either upwards or downwards if Washington Trust splits or combines its common stock or other convertible securities, or pays a dividend or other distribution in its common stock or other convertible securities before the consummation of the merger

  . based on variations in the market price of Washington Trust's common stock. The exchange rate adjustment provisions relating solely to variations in the Washington Trust average closing sale price are as follows:

    . if the Washington Trust average closing sale price is greater than $17.1364 (which equals 90% of $19.0404) and less than $20.9444 (which equals 110% of $19.0404), the exchange rate will remain at 0.452 (unless there is a change in control of Washington Trust);

    . if the Washington Trust average closing sale price is equal to or less than $17.1364, the exchange rate will be adjusted to be the lesser of 0.509 and the product of 0.452 multiplied by the quotient obtained as follows:

                                    $17.1364
                       ---------------------------------
                  Washington Trust average closing sale price

     In this situation, the exchange rate could be higher if the Washington Trust average closing sale price is less than $14.28. See "-- Termination; Expenses."

    . if the Washington Trust average closing sale price is equal to or greater than $20.9444, the exchange rate will be adjusted to equal the greater of 0.414 or the product of 0.452 multiplied by the quotient obtained as follows:

                                    $20.9444
                       ---------------------------------
                  Washington Trust average closing sale price

    . Notwithstanding the above provisions, if a change in control of Washington Trust occurs and the Washington Trust average closing sale price exceeds $19.0404, the exchange rate will be adjusted to equal the product of 0.452 multiplied by the quotient obtained as follows:

                  Washington Trust average closing sale price
                       ---------------------------------
                                    $19.0404

     In the event of a change in control of Washington Trust, the Washington Trust average closing sale price shall mean the average closing sale price per share of Washington Trust common stock, as reported on the NASDAQ National Market, for the 15 consecutive trading days ending on and including the date the change in control is consummated. In addition, a holder of PierBank common stock shall be entitled to receive such stock, cash or other assets which such holder would have received if he, she or it had held the number of shares of Washington Trust common stock determined using the above change in control adjustment on the date such change in control is consummated.

  . upwards but not downwards if all of the following occur:

    (1) the Washington Trust average closing sale price is less than $14.28 per share; and

    (2) the percentage decline in the Washington Trust average closing sale price from $19.0404 is more than 10 percentage points greater than the percentage decline in the average closing value of the NASDAQ Bank Index from 1762.97, using the same measurement dates; and

    (3) PierBank exercises its right to cancel the merger as a result of such decline in the Washington Trust average closing sale price; and

    (4) Washington Trust exercises its right to require PierBank to complete the merger by increasing the exchange rate of 0.452 on a formula basis as provided in the merger agreement.

   See "--Termination; Expenses."

                     Hypothetical Exchange Rate Adjustments

   The following table sets forth a hypothetical range for the Washington Trust average closing sale price and demonstrates how the exchange rate may be adjusted based on the Washington Trust average closing sale price during the 15 day measurement period.

Washington   Percentage Change
  Trust        in Washington                  Percentage Change
 Average      Trust's Average                    in Average      Difference in                     Value in
 Closing     Closing Sale Price    Average       Index Price      Percentage                      Washington
Sale Price  Compared to $19.0404 Index Price Compared to 1762.97  Changes(1)   Exchange Rate(2) Trust Shares(3)
----------  -------------------- ----------- ------------------- ------------- ---------------- ---------------
  $24.00           +26.05%             (4)           (4)               (4)          8.414            $9.94
  $22.00           +15.54%             (4)           (4)               (4)          0.430            $9.46
  $20.00            +5.04%             (4)           (4)               (4)          0.452            $9.04
  $18.00            -5.46%             (4)           (4)               (4)          0.452            $8.14
  $17.00           -10.72%             (4)           (4)               (4)          0.456            $7.75
  $16.00           -15.97%             (4)           (4)               (4)          0.484            $7.74
  $15.00           -21.22%             (4)           (4)               (4)          0.509            $7.64
  $14.00           -26.47%         1586.67           -10%            16.47(5)       0.519            $7.27
                                   1322.23           -25%             1.47(6)       0.509            $7.13
  $13.00           -31.72%         1586.67           -10%            21.72(5)       0.558            $7.25
                                   1145.93           -35%            -3.28(6)       0.509            $6.62

--------
(1) Calculated as the sum of (a) the absolute value of the percentage change in Washington Trust's average closing sale price and (b) the percentage change in the average index price.
(2) The exchange rates have been rounded to three decimal places. The amount of the change in the exchange rate, if all of the conditions that must be satisfied before there is any such change are in fact satisfied, will vary depending upon the amount of the change in the average closing sale price of Washington Trust common stock and the amount of the change in the average index price.
(3) Each per share value of Washington Trust common stock shown in the table is the product of Washington Trust's average closing sale price and the rounded exchange rate. These values are included in the table for illustrative purposes only. There can be no assurance as to what the average closing sale price of Washington Trust common stock will be or what the actual trading price of Washington Trust common stock will be on the closing date or at any time after Washington Trust and PierBank complete the merger.
(4) The average index price, the percentage change, if any, in the average index price and the difference in percentage changes are not given where the average closing sale price is $14.28 or more, because whether or not the average index price has declined is irrelevant as long as the average closing sale price is at least $14.28.
(5) Where the Washington Trust average closing sale price is less than $14.28 and the difference in percentage changes is greater than 10.00, PierBank may terminate the merger, but only if Washington Trust does not exercise its right to increase the exchange rate.
(6) Where the Washington Trust average closing sale price is less than $14.28, but the difference in percentage changes is less than or equal to 10.00, PierBank does not have a termination right.

   Rights of Holders of PierBank Common Stock at the Effective Time of the Merger; PierBank Stock Transfers After the Effective Time of the Merger. At the effective time of the merger, holders of PierBank common stock will cease to be, and will have no rights as, stockholders of PierBank, other than (1) the right to receive any dividend or other distribution with respect to PierBank common stock with a record date occurring prior to the effective time of the merger and (2) the right to receive the applicable consideration in the merger. After the merger occurs, there will be no transfers on PierBank's stock transfer books of any shares of PierBank common stock.

Procedures for Exchange of PierBank Certificates

   Prior to the effective time of the merger, Washington Trust will deposit with the exchange agent, The Washington Trust Company, certificates representing the aggregate number of shares of Washington Trust common stock that are issuable in connection with the merger for shares of PierBank common stock. Washington Trust will also deposit with the exchange agent an estimated amount of the cash payable in lieu of fractional shares. As soon as practicable but no later than four business days after the effective time of the merger, the exchange agent will mail to each holder of record of shares of PierBank common stock transmittal materials and instructions for surrendering and exchanging PierBank common stock for Washington Trust common stock. Upon surrender of a certificate that had previously represented any share or shares of PierBank common stock to the exchange agent and delivery to the exchange agent of a properly executed letter of transmittal, the holder of a certificate will be entitled to receive a certificate representing the number of whole shares of Washington Trust common stock to which the holder is entitled, plus a check representing the cash amount payable in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which the holder has the right to receive. Each holder of PierBank common stock entitled to a fractional share of Washington Trust common stock will receive an amount in cash determined by multiplying such fraction by the average closing sale price per share of Washington Trust common stock, as reported in the NASDAQ National Market, for the 15 consecutive trading days ending on and including the date we obtain the last of all of our required regulatory approvals. The surrendered certificate will then be canceled. The holder of PierBank common stock will not be entitled to receive interest on any funds to be received in the merger.

   Until they properly surrender and exchange their certificates, holders of unexchanged shares of PierBank common stock will not be entitled to receive any dividends or distributions with respect to Washington Trust common stock. After they surrender the certificates representing the PierBank common stock they held prior to the merger, however, former PierBank stockholders will be entitled to receive any dividends or other distributions, without interest, which until that time had become payable with respect to the shares of Washington Trust common stock they received in exchange for their shares of PierBank common stock.

   Holders of PierBank common stock should not send in certificates representing PierBank common stock until they receive transmittal materials from the exchange agent.

Representations and Warranties

   In the merger agreement, PierBank, Washington Trust and The Washington Trust Company each made representations and warranties concerning their business and assets which were subject to exceptions disclosed by the appropriate party. The representations and warranties of PierBank, on one hand, and Washington Trust and The Washington Trust Company, on the other hand, must be true and correct in all material respects as of the closing date of the merger, or else the other party may choose not to complete the merger, subject to identified exceptions.

   The representations and warranties made by PierBank in the merger agreement include:

  . due organization, valid existence and good standing

  . capitalization

  . corporate power and authority

  . noncontravention of certain governing documents, agreements or governmental orders

  . necessary consents and approvals from governmental and regulatory authorities and third parties

  . loan portfolio

  . financial statements

  . undisclosed liabilities

  . absence of certain changes or events

  . legal proceedings

  . employees

  . compliance with applicable law

  . certain contracts

  . the accuracy of information contained in this Proxy Statement/Prospectus and other documents

  . investment securities

  . derivative transactions

  . intellectual property

  . broker's fees

  . environmental matters

  . properties

  . administration of fiduciary accounts

  . insurance

  . interested party transactions

  . state takeover laws

  . Year 2000 compliance

   The representations and warranties made by each of Washington Trust and The Washington Trust Company in the merger agreement include:

  . due organization, valid existence and good standing

  . capitalization

  . corporate power and authority

  . noncontravention of certain governing documents, agreements or governmental orders

  . necessary consents and approvals from governmental and regulatory authorities and third parties

  . financial statements

  . absence of material adverse changes since December 31, 1998

  . broker's fees

  . accuracy of prior SEC filings

  . accuracy of information in this Proxy Statement/Prospectus and other documents

  . undisclosed liabilities

  . no current discussions with another party that could result in a change of control

Material Covenants and Agreements

   The merger agreement contains various covenants and agreements that govern the actions of PierBank, Washington Trust and The Washington Trust Company prior to the effective time of the merger. We have summarized the material covenants and agreements below.

   Conduct of Business. PierBank has agreed that prior to the merger it:

  (1) will conduct its business only in the ordinary course, consistent with past practice and consistent with prudent banking practice

  (2) will use commercially reasonable efforts to preserve intact its business organization, personnel and goodwill

  (3) will not take actions that are not in the ordinary course of business, except as permitted under the merger agreement, the stock option agreement or with the prior written consent of Washington Trust. For example, it will not:

    .  declare or pay dividends or make distributions

    .  split, combine or reclassify any of its capital stock

    . repurchase, redeem or otherwise acquire any capital stock

    . issue, deliver or sell any share of its stock or modify the rights of security holders

    . amend its Agreement to Form, By-laws or other governing documents

    . authorize any single capital expenditure in excess of $10,000 or capital expenditures which, in the aggregate, exceed $50,000

    . make any business acquisition

    . change its methods of accounting

    . make any change in its tax election or settle or compromise any material income tax liability

    . pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the balance sheet for the fiscal year ended December 31, 1998 or subsequently incurred in the ordinary course of business

    . adopt, amend, renew, or terminate any plan or agreement or take certain actions with respect to its directors, officers or employees

    . dispose of any of its material assets

    . except as required by law, change its loan policies or procedures in effect at September 30, 1998

    . incur any indebtedness or make any loan or advance outside the ordinary course

  (4) and its directors, officers, employers, representatives, agents and advisors will not solicit, initiate or encourage, or except as may be required under the directors' fiduciary duties, assist or participate in any discussions relating to, or facilitate any effort to make any tender or exchange offer, a proposal for a merger, consolidation or other combination involving it, or any proposal or offer to acquire a substantial equity interest in it, or substantial portion of its assets

  (5) will consult and cooperate with Washington Trust in planning and implementing the conversion of PierBank's data processing and electronic informational systems as well as in coordinating its loan, litigation and real estate valuation policies and practices to reflect and facilitate Washington Trust's plans for its current and future businesses.

   Employee Benefit Matters. The parties intend that after the merger, The Washington Trust Company will provide the same compensation and benefit plans to former employees of PierBank who become employees of The Washington Trust Company as The Washington Trust Company provides generally to its own employees. Employees of PierBank who become employees of The Washington Trust Company immediately after the merger will be given credit for their employment with PierBank and its affiliates for purposes of eligibility and vesting of employee benefits under the benefit plans of The Washington Trust Company to the extent such service has been credited under employee benefit plans of PierBank.

   Severance Obligations and Funds to Retain Employees. The merger agreement provides that Washington Trust and The Washington Trust Company will pay to each employee of PierBank whose employment is terminated following the merger severance in an amount equal to a minimum of eight weeks of such employee's most recent annual salary. Employees with five or more full years of service with PierBank will receive two additional weeks of payment for each full year of service in excess of four years. Subject to the consent of Washington Trust and The Washington Trust Company, which consent may not be unreasonably withheld, PierBank may use up to $25,000 to help retain employees.

   Regulatory Applications and Filings. Washington Trust and PierBank have agreed to cooperate and use their respective best efforts to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary to consummate the merger, including any such approvals required by the FDIC and the regulatory authorities of the States of Rhode Island and Connecticut.

   Indemnification. The merger agreement provides that, for a period of three years from and after the effective time of the merger, Washington Trust and The Washington Trust Company will jointly and severally indemnify the directors and officers of PierBank to the same extent such persons were entitled to indemnification by PierBank prior to the effective time of the merger. The merger agreement provides that after the merger is completed, Washington Trust will maintain, for a period of three years from the effective time of the merger, if available in the marketplace, the current directors' and officers' liability insurance maintained by PierBank on terms and conditions that are no less favorable, as to coverage and amounts, than those of PierBank's existing policy with respect to acts or omissions occurring prior to the effective time of the merger. Washington Trust, however, shall not be obligated to spend more than 150% of the current expense of PierBank's insurance coverage to obtain such insurance coverage.

   Other Covenants. The merger agreement contains certain other covenants of the parties relating to:

  . the preparation and distribution of this Proxy Statement/Prospectus

  . the PierBank stockholders meeting and the recommendation of the PierBank
    Board

  . access to information and general cooperation

  . confidentiality

  . qualification of the merger as a reorganization under Section 368(a) of the Code

  . listing the Washington Trust common stock to be issued to the holders of shares of PierBank common stock on the NASDAQ National Market

  . the delivery of financial statements of PierBank to Washington Trust

  . reciprocal notification of adverse changes

  . the formation of a special committee to address issues affecting the merger and the combining of the banks' operations

Conditions to Complete the Merger

   The obligations of each of Washington Trust, The Washington Trust Company and PierBank to complete the merger are subject to the satisfaction or waiver of conditions, including:

  . obtaining the requisite votes of the stockholders of PierBank

  . obtaining all governmental approvals required to complete the merger

  . the absence of injunctions, decrees, orders, laws, statutes or regulations enjoining, preventing or making illegal the completion of the merger

  . the effectiveness of the registration statement on Form S-4 and the receipt of all necessary state securities laws and "blue sky" permits and authorizations

  . the delivery of opinions to Washington Trust and PierBank to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code

  . the approval for listing on the NASDAQ National Market of the Washington
    Trust common stock issuable to PierBank's stockholders pursuant to the merger agreement

  . each of the representations and warranties of the other party in the merger agreement will be true and correct in all material respects as of the effective date of the merger with the same effect as though all such representations and warranties had been made as of that date (except for representations and warranties made as of a specified date which will be true and correct as of such specified date)

  . the other party will have performed and complied with, in all material respects, all of its obligations to be performed and complied with on or prior to the effective date of the merger

  . each of Washington Trust and PierBank are to have received a certificate dated as of the effective date of the merger signed by the Chief Executive Officer and Chief Financial Officer of the other party to the effect that the above two conditions have been satisfied

   The obligations of Washington Trust and The Washington Trust Company to complete the merger are subject to the satisfaction or waiver of the following conditions:

  . obtaining all necessary third party consents and approvals

  . the receipt by Washington Trust of an opinion from KPMG LLP stating that the merger qualifies for "pooling of interests" accounting treatment

  . none of the requisite regulatory approvals impose any condition upon Washington Trust, The Washington Trust Company or PierBank such that Washington Trust reasonably determines that the condition would so materially adversely affect the benefits of the merger that completion of the merger would be inadvisable

Termination; Expenses

   General Termination Rights. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by the PierBank stockholders, as follows:

  . by mutual written consent of Washington Trust, The Washington Trust
    Company and PierBank if approved by a majority of the board of directors of each

  . by either Washington Trust, The Washington Trust Company or PierBank if any of the following occurs:

   (1) the merger has not been completed by September 30, 1999, unless the failure of the closing to occur by this date is due to the failure of the party seeking termination to have performed or observed the covenants or agreements in the merger agreement; provided, that if the closing has not occurred because of the failure to obtain all of the required regulatory approvals despite the good faith effort of the parties to obtain such approvals, then the September 30, 1999 date will be extended to November 1, 1999;

   (2) the approval of the PierBank stockholders is not obtained at the PierBank stockholder meeting, unless the failure to obtain stockholder approval was due to the failure of the party seeking termination to perform or observe the agreements and covenants of such party in the merger agreement;

   (3) any governmental entity has issued a final, nonappealable order which enjoins or otherwise prohibits the completion of the transactions contemplated by the merger agreement;

   (4) 90 days pass after a requisite regulatory approval is denied or withdrawn, unless within such 90 day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable regulatory authority; provided, however, no party has the right to terminate the merger agreement pursuant to this provision if the denial or withdrawal is due to the failure of the party seeking termination to perform or observe the agreements and covenants of such party in the merger agreement; or

   (5) there is a material breach of any representation or warranty on the part of the other party and such breach is not cured within 30 days after the giving of written notice to the breaching party of such breach, but only if the terminating party itself is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement

  . by either Washington Trust or PierBank if there is a material breach of any covenant or agreement on the part of the other party and such breach is not cured within 30 days after the giving of written notice to the breaching party of such breach, but only if the terminating party itself is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement

  . by either Washington Trust or The Washington Trust Company if the
    PierBank Board does not publicly recommend in this Proxy Statement that the PierBank stockholders approve and adopt the merger agreement, or if, after making such recommendation, the PierBank Board withdraws, modifies or amends its recommendation to PierBank's stockholders in any respect materially adverse to Washington Trust or The Washington Trust Company

   Termination Upon a Decline in the Value of Washington Trust Common
Stock. PierBank may terminate the merger agreement by a vote of a majority of the members of the PierBank Board if the value of the Washington Trust common stock declines significantly prior to the closing date and that decline is significantly greater than the decline in the NASDAQ Bank Index. The premise of this agreement is that a decline in the value of the Washington Trust common stock which is relatively comparable to the decline in an index of bank stocks is indicative of broad based market and economic factors affecting Washington Trust (as well as PierBank), rather than factors which are specifically attributable to the value of the Washington Trust common stock. However, even if these declines occur and PierBank elects to cancel the merger, Washington Trust can require PierBank to complete the merger by increasing the number of shares of Washington Trust common stock to be issued to PierBank's stockholders in the merger.

   In order to determine whether an absolute and relative decline in the value of the Washington Trust common stock has occurred prior to the closing date, the average closing sale price of the Washington Trust common stock (which we refer to as the "Washington Trust average closing sale price") and the average closing value of the NASDAQ Bank Index (which, as measured in points, we refer to as "the average index price") will be measured during the period of the 15 consecutive trading days on the NASDAQ National Market ending on and including the date on which we receive the last regulatory approval required to complete the merger. The Washington Trust average closing sale price and the average index price will then be compared, respectively, to $19.0404, which was the price of the Washington Trust common stock used to calculate the initial exchange rate of 0.452, and 1762.97, which was the average closing value of the NASDAQ Bank Index as of the close of trading for the 15 consecutive trading days ending on and including February 22, 1999.

   If the Washington Trust average closing sale price is less than $14.28, or 75% of $19.0404, and the percentage decline from $19.0404 is more than 10 percentage points greater than any percentage decline that may have occurred in the average index price from 1762.97, then PierBank will have the right to cancel the merger.

   To illustrate more completely, PierBank has the right to terminate the merger agreement if, on the date that the last of all of the requisite regulatory approvals has been obtained, both of the following conditions are met:

  . the Washington Trust average closing sale price is less than $14.28
    (i.e., 75% of $19.0404); and

  . the Washington Trust ratio is less than the index ratio, where:

                         Washington Trust average closing sale
                         price
                         -------------------------------
   Washington Trust ratio =                               x 100%
                                     $19.0404

                         (( average index price ) -
                         0.1)
                         ---------------------
   Index ratio =                               x 100%
                                 1762.97

   If PierBank exercises this termination right, however, Washington Trust can still require PierBank to complete the merger if Washington Trust elects to increase the exchange rate, which means that Washington Trust would issue more shares in the merger and PierBank's stockholders would receive increased value in the form of additional shares of Washington Trust common stock. In such a situation, the merger agreement provides that the exchange rate initially in effect would be modified so that the exchange rate of 0.452 will instead be equal to the quotient obtained from the following formula:

                                        $7.26
                       ----------------------------------------
                        Washington Trust average closing sale
                                        price

   We further illustrate the operation and effect of the provisions of the merger agreement dealing with a decline in the market price of the Washington Trust common stock by the following three scenarios which you should read consecutively:

  . The Washington Trust average closing sale price is below $19.0404 but is not less than $14.28. Because the Washington Trust average closing sale price in this case is not less than 75% of $19.0404, there would be no adjustment to the exchange rate other than as described in "-- Merger Consideration." Assuming satisfaction or waiver of all other conditions to both parties' obligations, both parties would be obligated to complete the merger regardless of any decline that may occur with respect to the NASDAQ Bank Index.

  . The Washington Trust average closing sale price is $13.33. Because the Washington Trust average closing sale price in this case is less than $14.28, or 75% of $19.0404, the first requirement under the market decline provision would be satisfied. If the average index price for the measurement period is 1322.23, it is 25% less than the initial index price of 1762.97. In this case, because the Washington Trust ratio (($13.33/$19.0404) x 100%), or 70%, would not be less than the index ratio (((1322.23/1762.97) - 0.1) x 100%), or 65%, the second requirement under this provision would not be satisfied, and there would be no adjustment to the exchange rate other than as described in "--Merger Consideration." Assuming the satisfaction or waiver of all other conditions to both parties' obligations, both parties would be obligated to complete the merger.

  . The Washington Trust average closing sale price is $13.33. The first requirement under the market decline provision would be satisfied because the Washington Trust average closing sale price is less than $14.28, or 75% of $19.0404. If the average index price for the measurement period is 1498.52, it will be 15% less than the initial index price of 1762.97. In this case, the Washington Trust ratio (($13.33/$19.0404) x 100%), or 70%, would be less than the index ratio ((($1,498.52/1762.97) - 0.1) x 100%), or 75%, and therefore the second requirement under this provision would also be satisfied. As a result, PierBank would have the right, but not the obligation, to elect to terminate the merger agreement. If PierBank properly exercised its right to terminate the merger agreement under these circumstances, Washington Trust would have the option to increase the exchange rate to $7.26/$13.33, or 0.545. If Washington Trust exercised its option to increase the exchange rate, and assuming satisfaction or waiver of all other conditions to both parties' obligations, both parties would be obligated to complete the merger using the adjusted exchange rate.

   In the event that PierBank exercises its right to terminate the merger agreement pursuant to the foregoing provisions relating to a decline in the price of Washington Trust common stock, stockholder action would not be required. The PierBank Board has not made a decision as to whether it would exercise its right to terminate the merger agreement under such circumstances. Any such decision would be made by the PierBank Board in light of the circumstances existing at the time that the board has the opportunity to make such election, if any. Prior to making any determination to terminate the merger agreement, the PierBank Board would consult its financial and other advisors and would consider all financial and other information deemed relevant to its decision. For instance, the PierBank Board would consider many of the same factors that it considered in determining whether to approve and adopt the merger agreement, including the principal factors discussed under "The Merger-- Recommendation of the PierBank Board; PierBank's Reasons for the Merger." There can be no assurance that the PierBank Board would exercise its right to terminate the merger agreement if each of the conditions set forth above were applicable. If the PierBank Board elects not to exercise its right to terminate the merger agreement, the exchange rate would be 0.509 (adjusted upwards from the initial exchange rate in the manner described above in "--Merger Consideration"), and the dollar value of the consideration which the stockholders of PierBank would receive for each share of PierBank common stock would be the value of 0.509 of a share of Washington Trust common stock at the effective time of the merger.

   Payment of Expenses in Event of Breach. If the merger agreement is terminated because any party to the merger agreement breaches any representation or warranty or covenant made by it in the merger agreement by its willful conduct or gross negligence, the breaching party will be liable to the other parties of the agreement for all out-of-pocket costs and expenses, including reasonable fees and expenses for legal, accounting and financial advisors, incurred in connection with the merger agreement.

   Special Termination Payment. As a condition to Washington Trust's willingness to enter into the merger agreement, PierBank agreed to pay a termination fee to Washington Trust equal to $500,000, less the amount of any other payments made by PierBank to Washington Trust as a result of a material breach by PierBank caused by its willful conduct or gross negligence (the "Special Termination Payment"), if :

  . any of the following circumstances occur:

   (1) Washington Trust or The Washington Trust Company terminates the merger agreement because PierBank fails to obtain the required stockholder approval at the PierBank meeting

   (2) Washington Trust terminates the merger agreement because the PierBank Board fails to recommend the merger in this Proxy Statement, or if after making such recommendation, withdraws, modifies or amends its recommendation in a manner which is materially adverse to Washington Trust or The Washington Trust Company

   (3) Washington Trust terminates the merger agreement because PierBank is in material breach of any of the representations, warranties, covenants or agreements made by it in the merger agreement, if such breach was caused by willful conduct or gross negligence of PierBank, Washington Trust is not then in material breach of any representation, warranty, covenant or other agreement and such breach cannot be or has not been cured within 30 days after the giving of written notice to PierBank of such breach; and

  . within twelve months of any such termination:

   (1) PierBank enters into an agreement to engage in an alternative "acquisition transaction" with a third party; or

   (2) the PierBank Board approves, or recommends to its stockholders to approve or accept, an alternative "acquisition transaction" with a third party.

   In addition, if Washington Trust terminates the merger agreement because the PierBank Board fails to recommend the merger in this Proxy Statement, or if after making such recommendation the PierBank Board withdraws, modifies or amends its recommendation in a manner which is materially adverse to Washington Trust or The Washington Trust Company, PierBank will be obligated to make the Special Termination Payment to Washington Trust if at the time of such termination a third party has, by public announcement or written communication that will become the subject of public disclosure, made a bona fide proposal to PierBank or its stockholders to engage in an alternative "acquisition transaction."

   For purposes of the merger agreement, "acquisition transaction" means the occurrence of any of the following:

  . a merger, consolidation or other similar transaction involving PierBank

  . any sale, lease or other disposition of 15% or more of the assets of PierBank in a single transaction or series of transactions

  . any tender or exchange offer for 15% or more of the outstanding shares of PierBank common stock

  . any acquisition by any person of beneficial ownership or the right to acquire beneficial ownership, or the formation of any "group" (as defined in Section 13(d) of the Exchange Act) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of PierBank's capital stock

   Other Fees and Expenses. Except as provided above, each of Washington Trust and PierBank will each bear its own expenses in connection with the merger agreement and the transactions contemplated thereby.

Amendment; Waiver

   Subject to compliance with applicable law, prior to the effective time of the merger, the parties may amend, waive or modify any provision of the merger agreement at any time by an agreement in writing between the parties, as long as the board of directors of each party approves the action.

Survival of Certain Provisions

   If the Merger Agreement is Terminated Before the Effective Time of the Merger. If any of the parties terminates the merger agreement before the effective time of the merger, provisions of the merger agreement regarding the following matters will survive and remain effective:

  . confidentiality of information obtained in connection with the merger agreement

  . Washington Trust's indemnification of PierBank with respect to termination fees or charges and any costs of reversing the conversion process resulting from PierBank's actions relative to third parties to facilitate the conversion of PierBank's data processing and related electronic informational systems to those used by Washington Trust

  . liability of the companies to each other as a result of the termination of the merger agreement

  . expenses

   If the Merger Agreement Becomes Effective. After the effective time of the merger, provisions of the merger agreement regarding the following matters will survive and remain effective:

  . procedures for the issuance of Washington Trust common stock certificates in exchange for PierBank common stock certificates

  . indemnification and directors' and officers' insurance

  . additional agreements entered into after the effective time of the merger

  . the provision of benefits to PierBank employees under compensation and benefit plans

  . severance obligations of Washington Trust

  . publishing financial results of the combined operations of Washington
    Trust

Restrictions on Resales by Affiliates

   Washington Trust has registered the shares of Washington Trust common stock issuable to PierBank stockholders in the merger under the Securities Act. Holders of these securities who are not affiliates, as such term is defined in the rules promulgated under the Securities Act, of Washington Trust and PierBank may trade their shares of Washington Trust common stock freely without restriction.

   PierBank stockholders who receive shares of Washington Trust common stock in the merger and who are affiliates of PierBank at the time of the PierBank stockholders meeting may resell their shares of Washington Trust common stock without registration under the Securities Act only as permitted by Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Holders of shares of Washington Trust common stock who are affiliates of Washington Trust may sell their shares of Washington Trust common stock only in transactions permitted under the provisions of Rule 144 under the Securities Act, or as otherwise permitted under the Securities Act.

   SEC guidelines regarding qualifying for the "pooling of interests" method of accounting limit sales of shares of Washington Trust and PierBank by affiliates of either company in a business combination. SEC guidelines also indicate that the "pooling of interests" method of accounting generally will not be challenged on the basis of sales by affiliates of Washington Trust and PierBank if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning thirty (30) days before the merger is completed and ending when financial results covering at least thirty (30) days of post-merger operations of the surviving corporation have been published. Washington Trust has agreed, as promptly as reasonably practicable after the closing of the merger, to publish results including at least thirty (30) days of combined operations of Washington Trust and PierBank as contemplated by and in accordance with SEC Accounting Release No. 135.

   Each of Washington Trust and PierBank has agreed to use its reasonable best efforts to cause each person who may be deemed an affiliate, for purposes of Rule 145 under the Securities Act and for purposes of qualifying the merger for "pooling of interests" accounting treatment, of such party, to deliver to the other party a written agreement intended to ensure compliance with Rule 145 under the Securities Act, in the case of PierBank affiliates, and to preserve the ability of the merger to be accounted for as a "pooling of interests" in accordance with GAAP.

                                 THE COMPANIES

Washington Trust Bancorp, Inc.

   General. Washington Trust Bancorp, Inc., a Rhode Island corporation organized in 1984, is a publicly-owned registered bank holding company under the BHCA. At December 31, 1998, Washington Trust had total consolidated assets of $935.1 million. Washington Trust is the holding company parent and owns 100% of the outstanding common stock of The Washington Trust Company of Westerly, its banking subsidiary.

   Through The Washington Trust Company of Westerly, Washington Trust offers a variety of financial services, including residential mortgages, commercial real estate loans, construction loans, a variety of consumer loans and trust and investment services. Commercial loans, including those secured by commercial real estate and others made to a variety of individuals and businesses, including retail concerns, sole proprietorships, small businesses and larger corporations, totaled 40.6% of Washington Trust's total loans outstanding at December 31, 1998. Residential real estate loans, primarily consisting of one to four family residential mortgages and including homeowner construction loans, comprised 42.2% of total loans outstanding at December 31, 1998. Consumer loans outstanding at December 31, 1998, including home equity loans and lines of credit, auto loans, installment loans and revolving lines of credit, comprised 17.2% of total loans.

   Washington Trust's lending activities are conducted primarily in southern Rhode Island and southeastern Connecticut. In addition to the portfolio diversification described above, the loans are diversified by borrowers and industry groups.

   Washington Trust offers a wide range of banking services, including the acceptance of demand, savings, and time deposits. As of December 31, 1998, total interest-bearing deposits and noninterest-bearing demand deposits amounted to approximately $487.9 million and $87.4 million, respectively. Washington Trust also provides personal trust services, including services as executor, trustee, administrator, custodian and guardian. Corporate trust services are also provided, including services as trustee for pension and profit sharing plans. Asset management services are provided with both personal and corporate trust services. Assets under administration totaled $789.8 million at December 31, 1998.

   Washington Trust offers data processing services consisting primarily of payroll and automated clearing house services for several outside clients. Washington Trust offers a variety of other services including safe deposit facilities, MasterCard and VISA credit card services and credit card processing.

   The Washington Trust Company of Westerly. The Washington Trust Company was originally chartered in 1800 as the Washington Bank and is the oldest banking institution headquartered in its market area. It became a subsidiary of Washington Trust Bancorp under a plan of reorganization that formed Washington Trust Bancorp, Inc. in 1984. The Washington Trust Company's market area includes Washington County and a portion of Kent County in southern Rhode Island, as well as a portion of New London County in southeastern Connecticut. The Washington Trust Company operates eleven banking offices in these Rhode Island and Connecticut counties in the following locations:

   . Westerly, RI                   . North Kingstown, RI
   . Richmond, RI                   . Narragansett, RI
   . Mystic, CT                     . New Shoreham (Block Island), RI
   . Charlestown, RI

   The Washington Trust Company opened a financial services branch office during the first quarter of 1998 in New London, Connecticut, which offers trust and investment management, commercial lending and residential mortgage origination.

   Washington Trust and The Washington Trust Company operate in a highly regulated industry. Accordingly, Washington Trust and The Washington Trust Company are subject to the supervision, examination and reporting requirements of various federal and state regulatory authorities. See "Certain Regulatory Considerations."

   Washington Trust's principal executive offices are located at 23 Broad Street, Westerly, Rhode Island, and the telephone number is (401) 348-1200.

PierBank, Inc.

   PierBank is a Rhode Island commercial bank organized in 1991. Its deposits are insured by the FDIC up to applicable limits. PierBank has its main office at 885 Boston Neck Road, Narragansett, Rhode Island and maintains a branch location at 730 Kingstown Road, South Kingstown, Rhode Island. PierBank owns its office in Narragansett, and leases the space it occupies in South Kingstown. PierBank's executive offices are located at the South Kingstown branch.

   At December 31, 1998, PierBank had total assets of approximately $59.4 million. As of this date, its deposits totaled approximately $52.5 million, and stockholders' equity was approximately $4.5 million.

   PierBank's primary service area includes the Rhode Island communities of Narragansett, North Kingstown and South Kingstown, comprising three of the four most populated and affluent communities in Washington County. Significant increases have been recorded in both population and in the number of households in this area. During the period from 1970 through 1990, Narragansett showed the greatest percentage gain in population among all Rhode Island communities. In addition, the area enjoys a vigorous tourist trade during the summer months.

   Household income for PierBank's primary service area is above state and county levels. This area has enjoyed a significant increase in residential building, coupled with a significant appreciation in the value of single family dwellings. The population of PierBank's primary service area includes a significant percentage of young adults in the age range of 18 to 44, which is generally considered to be the prime employment availability category. The market area has enjoyed a significant increase in employment levels and business expansion.

   Presently, no other state or national banking association has its main office in PierBank's primary service area. There are a total of four banks with a total of 13 branch offices and two credit unions operating in PierBank's primary service area. Most of the offices are well located, have good facilities and adequate parking. Mergers and acquisitions among banks over the past few years have reduced the number of competitive institutions in PierBank's primary service area. At the same time, recently enacted federal law permitting interstate banking and interstate branching and expansion of other types of financial institutions into lending and investment activities are likely to increase the number of competitive institutions in the PierBank's primary service area.

   PierBank continues to face significant competition and potential competition from well established financial institutions. The financial institutions currently in competition with PierBank have significantly greater assets than PierBank. Among the major banking institutions competing with PierBank are Fleet National Bank, BankBoston and Citizens Bank.

   Deposit growth in the primary service area has been significant. From 1994 through 1998, deposits reported by insured depository institutions in the primary service area increased at a compound growth rate of 4.2% annually and now total approximately eight hundred million dollars.

   PierBank's services include deposit accounts, such as N.O.W. accounts, checking accounts and term accounts. PierBank offers traveler's checks, a 24 hour teller capacity, a drive up teller, payroll deductions, pre-authorized transfers, direct deposit, and wire transfers. PierBank also offers personal and commercial loans. Among these loan products are mortgage loans, home improvement loans and equity lines of credit.

   PierBank contracts through Connecticut On-Line Computer Center for its data processing services and does not, at this time, have an internal data processing capacity. PierBank has correspondent relationships with the Federal Reserve Bank of Boston and with BankBoston. PierBank is a member of the Federal Home Loan Bank.

   PierBank operates in a highly regulated industry. Accordingly, PierBank is subject to the supervision, examination and reporting requirements of various federal and state regulatory authorities. See "Certain Regulatory
Considerations."

   The telephone number of PierBank's principal executive offices in South Kingstown, Rhode Island is (401) 782-4200.

PierBank Management's Discussion and Analysis of Financial Condition and Results of Operations

   PierBank recorded net income of $459,118 for 1998, an increase of 39.4% over the $329,287 of net income it recorded in 1997. In 1997, PierBank's net income increased 40.9% over the $233,764 of net income recorded in 1996. The primary reason for the continued improvement was strong loan demand combined with PierBank's ability to maintain a 4.73% net interest margin in a falling interest rate environment. PierBank's management has been able to maintain this loan growth by successfully assessing and meeting the borrowing needs of the community that it serves.

   PierBank's rate of return on average assets ("ROA") for 1998 increased 10 basis points from 0.79% in 1997 to 0.89% in 1998. PierBank's ROA increased 7 basis points from 0.72% in 1996 to 0.79% in 1997. PierBank's rate of return on average equity ("ROE") increased from 7.52% in 1996 and 8.75% in 1997 to 10.76% in 1998. PierBank sustained this steady performance while experiencing strong growth and opening new corporate offices.

   Assets and Loans. PierBank's total assets increased by 28.4% during 1998 to $59,402,772 at year end, up from $46,255,509 at December 31, 1997. Total assets increased 25.2% from $36,941,777 at December 31, 1996 to $46,255,509 at
December 31, 1997. This increase in total assets in 1998 is attributable to the growth of PierBank's loan portfolio.

   PierBank's net loans increased 40.6% from $33,410,146 in 1997 to $46,965,578 in 1998. Residential construction and land development loans increased by $3,838,901, or 76.9%, in 1998. Residential real estate loans increased $6,327,009, or 57.5%, in 1998. Total commercial loans increased 19.7%, or $3,160,693, during 1998. PierBank's net loans increased 26.4% from $26,434,880 in 1996 to $33,410,146 in 1997. Residential construction and land development loans increased $547,758 or 12.3% in 1997. Residential real estate loans increased $2,389,819 or 27.8% in 1997. Total commercial loans increased $3,542,164 or 28.3% in 1997.

   Loans as of December 31:
  --------------------

                                                1998         1997      % Change
                                             -----------  -----------  --------
   Commercial, financial and agricultural..  $ 3,109,559  $ 2,640,480   17.8%
   Real estate--construction and land de-
    velopment..............................    8,829,999    4,991,098   76.9%
   Real estate--residential................   17,328,023   11,001,014   57.5%
   Real estate--commercial.................   16,129,142   13,437,528   20.0%
   Consumer................................    2,300,692    1,989,004   15.7%
   Other...................................       32,654       27,753   17.7%
                                             -----------  -----------
     Total.................................   47,730,069   34,086,877   40.0%
   Allowance for loan loss.................     (550,000)    (500,000)  10.0%
   Unearned income.........................     (214,491)    (176,731)  21.4%
                                             -----------  -----------
     Net Loans.............................  $46,965,578  $33,410,146   40.6%
                                             ===========  ===========

   Allowance for Loan Losses. PierBank's allowance for loan losses increased 10% in 1998, from $500,000 at December 31, 1997 to $550,000 at December 31,
1998. PierBank's allowance for loan losses decreased 2.6% in 1997 from $513,447 at December 31, 1996 to $500,000 at December 31, 1997. Loan charge-offs decreased from $59,365 in 1997 to $34,898 in 1998. Loan charge-offs increased $9,606 from $49,759 in 1996 to $59,365 in 1997. At December 31, 1998, PierBank
had $279,282 of non-performing loans, representing an 11.8% decrease from the $316,771 of non-performing loans it had at December 31, 1997.

   Liquidity. PierBank's primary liquidity, which consists of cash, federal funds sold and marketable investment securities, is managed to provide sufficient funds to meet its cash needs, including funding loan and investment opportunities and providing reserves against unforeseen withdrawal of customer deposits. At December 31, 1998 and December 31, 1997, PierBank's liquidity ratio, the ratio of primary liquidity assets to net deposits and short term liabilities, was 19.13% and 25.29%, respectively. In both cases, these ratios were considered appropriate under PierBank's asset/liability management policy. PierBank does not rely on brokered deposits or jumbo certificates as sources of funding.

   Short-term borrowings through voluntary membership with the Federal Home Loan Bank of Boston were utilized as an additional source of funds necessary to meet liquidity needs and fund loan growth. Total Federal Home Loan Bank advances amounted to $2,000,000 at December 31, 1998. PierBank was not a member of the Federal Home Loan Bank in 1997.

   Deposits. PierBank's primary source of funds is deposits. Total deposits at December 31, 1998 were $52,471,166, an increase of $10,568,340, or 25.2%, from its December 31, 1997 total deposits of $41,902,826. PierBank's total demand deposits, which provide an interest free source of funds, increased 69.4% to $6,200,737. Savings deposits (regular savings, NOW and money market accounts) increased $3,450,689, or 36.6%, from 1997. Time deposits increased 15.9% from the previous year, to a total of $33,391,124. Total deposits at December 31, 1997 were $41,902,826, an increase of $8,650,655, or 26.0% from its December 31, 1996 total deposits of $33,252,171. PierBank's total demand deposits increased 12.7% to $3,661,213 at December 31, 1997. Savings deposits (regular savings, NOW and money market accounts) increased $1,345,513 or 16.6% to $9,428,616 at December 31, 1997. Time deposits increased $6,891,692 or 31.4% to $28,812,997 at December 31, 1997.

   Capital Resources. Total shareholders' equity amounted to $4,507,358 at December 31, 1998, an increase of 10.8% from the December 31, 1997 amount of $4,068,657. Total shareholder's equity increased $523,739 or 14.8% in 1997 from the December 31, 1996 amount of $3,544,918. Included in the shareholders' equity figures at December 31, 1998, 1997 and 1996 were $11,130, $14,704 and $2,208, respectively, attributable to unrealized gains on securities available-for-sale, net of tax. A dividend of $0.05 per share, or $78,343, was paid in 1998 and $0.05 per share, or $59,683 was paid in 1996.

   Results of Operations. In 1998, PierBank earned $459,118, or $0.29 per share, compared to $329,287, or $.22 per share of common stock, in 1997 and $233,764 or $0.19 per share of common stock, in 1996.

   Non-Interest Income. PierBank's non-interest income increased 28.7% in 1998. Income from mortgage referral fees made up the largest component of non-interest income, increasing $186,667, or 47.5%, in 1998. Service charges on deposit accounts remained steady, increasing from $118,060 in 1997 to $119,502 in 1998. PierBank's non-interest income increased $147,636, or 23.8% in 1997. Income from mortgage referral fees made up the largest component of non-interest income, increasing $152,508 or 37.5% in 1997. Service charges on deposit accounts increased 8.6% from $108,740 as of December 31, 1996 to 118,060 as of December 31, 1997.

   Non-Interest Expense. Total non-interest expense increased 22.5% to $2,391,241 in 1998. Salaries and employee benefits accounted for the majority of the increase, rising by 33.7% as a result of increased staffing levels and normal salary adjustments. The cost of moving the executive offices from Narragansett to Wakefield in August of 1998 accounted for the 16.8% increase in occupancy expense. The 22.7% increase in professional fees was primarily attributable to Year 2000 costs. Total non-interest expense increased 20.4% in 1997. Salaries and employee benefits accounted for the majority of the increase, rising by 22.0% as a result of increased staffing levels and several salary adjustments.

   Net Interest Income. Net interest income increased by $496,258, or 25.5%, from 1997 to 1998. The increase in net interest income was primarily the result of strong loan growth and the lower cost of funds on interest-bearing liabilities. The net interest margin increased from 4.65% in 1997 to 4.73% in 1998. The yield on interest earning assets decreased slightly from 9.07% to 9.01%, while the cost of interest-bearing liabilities decreased 9 basis points to 4.41%.

                              Net Interest Margin
                 (Years ended December 31, 1998, 1997 and 1996)

                                     1998                          1997                          1996
                         ----------------------------- ----------------------------- -----------------------------
                           Average              Yield/   Average              Yield/   Average              Yield/
                           Balance    Interest   Rate    Balance    Interest   Rate    Balance    Interest   Rate
                         ----------- ---------- ------ ----------- ---------- ------ ----------- ---------- ------
Assets:
Total loans............. $40,242,809 $3,862,415  9.60% $31,474,382 $3,055,591  9.71% $24,766,836 $2,446,741  9.88%
Federal funds sold......   2,446,846    129,081  5.28    2,145,753    115,324  5.37    1,490,301     77,276  5.19
Securities..............   5,168,799    318,893  6.17    4,360,241    273,094  6.26    2,630,431    146,329  5.56
                         ----------- ----------        ----------- ----------        ----------- ----------
Total interest-earning
 assets................. $47,858,454 $4,310,389  9.01  $37,980,376 $3,444,009  9.07  $28,887,568 $2,670,346  9.24
                         =========== ==========        =========== ==========        =========== ==========
Liabilities:
Savings................. $15,307,669 $  319,771  2.09% $12,190,966 $  268,655  2.20% $ 9,747,446 $  223,211  2.29%
Time....................  31,078,589  1,726,655  5.56   25,048,410  1,408,448  5.62   19,161,135  1,051,518  5.49
Federal Home Loan Bank
 advances...............      46,575      2,609  5.60            0          0  0.00            0          0  0.00
                         ----------- ----------        ----------- ----------        ----------- ----------
Total interest bearing
 liabilities............ $46,432,833 $2,049,035  4.41  $37,239,376 $1,677,103  4.50  $28,908,581 $1,274,729  4.41
                         =========== ==========        =========== ==========        =========== ==========
Net interest income.....             $2,261,354                    $1,766,906                    $1,395,617
                                     ==========                    ==========                    ==========
Interest rate spread....                         4.60%                         4.57%                         4.83%
Net Interest margin.....                         4.73%                         4.65%                         4.83%

   Market Risk and Interest Rate Sensitivity. The main components of market risk for PierBank are liquidity and interest rate risk. PierBank's membership with the Federal Home Loan Bank limits PierBank's liquidity risk by providing it with immediate access to short and long term funds through Federal Home Loan Bank advances. In addition, securities designated as available-for-sale may be sold in response to short-term or long-term liquidity needs. PierBank believes that its policies will enable it to maintain adequate liquidity.

   PierBank's Asset/Liability Committee is authorized through the loan, investment and liquidity policies to manage PierBank's assets and liabilities to protect its rate sensitive position. The objective of the Asset/Liability Committee is to limit the effect of interest rate changes on net interest income. The rate sensitivity of PierBank's assets and liabilities are reviewed quarterly and compared to PierBank's policies and guidelines. PierBank uses gap analysis and interest rate shock analysis to provide an overview of its risk profile. The Asset/Liability Committee reviews the risk profile and develops appropriate alternatives to manage exposure as market conditions change.

   Year 2000 Issues. PierBank has formed a Year 2000 committee comprised of senior management. PierBank has substantially completed all phases of Year 2000 readiness according to FFIEC guidelines. PierBank relies on a service vendor for all its software applications, and on an outside vendor to test all its hardware. All mission critical systems have been tested and are Year 2000 compliant. The Year 2000 committee reports monthly to the PierBank Board. The Year 2000 committee has implemented a test plan, a contingency plan and also monitors the status of its vendors and customers relative to Year 2000 compliance. PierBank is in the process of testing non-mission critical software and expects this process to be completed by the end of the second quarter of 1999. On an ongoing basis, PierBank will be assessing both year-end liquidity needs as well as preparing business resumption plans in the event of infrastructure malfunctions that may occur on January 1, 2000.

   All costs associated with modifying, testing and updating systems have been expensed as they occur. No material costs are expected to be incurred in the future.

                       CERTAIN REGULATORY CONSIDERATIONS

General

   Washington Trust is a bank holding company registered with the Federal Reserve Board under the BHCA. As such, Washington Trust is subject to the supervision, examination, and reporting requirements of the BHCA and the regulations of the Federal Reserve Board. If Washington Trust were to establish any non-bank subsidiaries, those subsidiaries would also be subject to the requirements of the BHCA and the regulations of the Federal Reserve Board. Washington Trust is also considered a bank holding company for purposes of the laws of the State of Rhode Island, and it is subject to the jurisdiction of the DBR. In addition, Washington Trust's only subsidiary, The Washington Trust Company, is subject to the regulation and supervision of the FDIC and the DBR. The Washington Trust Company is also subject to certain requirements established by the Federal Reserve Board.

   Set forth below is a brief description of laws and regulations that relate to the regulation of Washington Trust and The Washington Trust Company. The description of laws and regulations below and elsewhere in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. A discussion of laws and regulations to which Washington Trust and The Washington Trust Company are subject is also included in Washington Trust's 1998 Annual Report on Form 10-K. See "Where You Can Find More Information on Washington Trust."

Regulation of Washington Trust

   Certain Restrictions on Activities of Bank Holding Companies. The BHCA imposes significant restrictions on the activities of bank holding companies. Bank holding companies are required to obtain the prior approval of the Federal Reserve Board before they may:

  . acquire direct or indirect ownership or control of more than 5% of any class of the voting securities of any bank;

  .  acquire all or substantially all of the assets of any bank; or

  .  merge or consolidate with any other bank holding company.

   The Federal Reserve Board generally may not approve any such transaction that would result in a monopoly, that would further a combination or conspiracy to monopolize banking in the United States, that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. The consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act of 1977 (the

"CRA"). The Federal Reserve Board must also scrutinize the Year 2000 readiness of the parties involved in acquisition transactions. Bank holding companies and banking organizations whose Year 2000 readiness is in less than satisfactory condition receive special scrutiny in connection with acquisition transactions requiring regulatory approval, and may not be eligible to use expedited application procedures for acquisition transactions if such expedited procedures might otherwise be available.

   The BHCA also prohibits Washington Trust from:

  . engaging in activities other than banking, managing, or controlling banks or other permissible activities; and

  . acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

   This prohibition could restrict Washington Trust's ability to expand its activities or establish non-bank subsidiaries in the future.

   In addition to the restrictions imposed by the BHCA, as a bank holding company for purposes of the laws of the State of Rhode Island, Washington Trust is subject to examination and reporting requirements of the DBR.

   Limitations on Control of Washington Trust. Federal law limits who may control Washington Trust. Specifically, the Federal Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

   Notwithstanding the above, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding common stock of, or such lesser number of shares as constitute control over, Washington Trust. Such approval would be contingent upon, among other things, the acquiror registering as a bank holding company if not already so registered, divesting all impermissible holdings, and ceasing any activities not permissible for a bank holding company.

   Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), certain interstate transactions and activities are permitted for both banks and bank holding companies. Interstate transactions and activities provided for under Riegle-Neal include:

  . bank holding company acquisitions of separately held banks in a state other than a bank holding company's home state;

  . mergers between insured banks with different home states, including consolidations of affiliated insured banks;

  . establishment of interstate branches either de novo or by branch acquisition; and

  . affiliate banks acting as agents for one another for certain banking functions without being considered a "branch."

   In general, subject to certain limitations, nationwide interstate banking became effective one year after the date of enactment, irrespective of state law limitations. Interstate mergers generally also are permissible and affiliated banks may act as agents for one another. Each of the transactions and activities may be approved by the appropriate federal bank regulator, with separate and specific criteria established for each category.

   The appropriate federal bank regulator is authorized to approve the respective interstate transactions only if certain criteria are met. First, in order for a banking institution (a bank or bank holding company) to receive approval for an interstate transaction, it must be "adequately capitalized" and "adequately managed." The phrase "adequately capitalized" is generally defined as meeting or exceeding all applicable federal regulatory capital standards, while the phrase "adequately managed" was left undefined. Second, the appropriate federal bank regulator must consider the applicant's and its affiliated institutions' records under the CRA as well as the applicant's record under applicable state community reinvestment laws. In 1995, Rhode Island enacted an interstate banking law in response to Riegle-Neal. The Rhode Island law permits, subject to certain limitations, interstate acquisitions, interstate mergers and interstate branching on a reciprocal basis. Riegle-Neal has made it easier for out-of-state institutions to attempt to purchase or otherwise acquire or to compete with Washington Trust and The Washington Trust Company in Rhode Island, and similarly has made it easier for Washington Trust and The Washington Trust Company to compete outside the state.

   Certain Transactions by Bank Holding Companies and Their Affiliates. There are various legal restrictions on the extent to which a bank holding company (and any non-bank subsidiaries) may borrow, obtain credit from or otherwise engage in "covered transactions" with its FDIC insured depository institution subsidiaries. These provisions thus restrict borrowing and other covered transactions between Washington Trust and The Washington Trust Company. Under the statute the aggregate amount of such covered transactions between The Washington Trust Company and Washington Trust cannot exceed 10% of The Washington Trust Company's capital stock and surplus. If Washington Trust had any non-bank subsidiaries, the aggregate amount of covered transactions between The Washington Trust Company on the one hand and Washington Trust and its other subsidiaries on the other hand, could not exceed 20% of The Washington Trust Company's capital stock and surplus. "Covered transactions" are defined by statute for these purposes to include a loan or extension of credit to an affiliate, a purchase of or investment in securities issued by an affiliate, a purchase of assets from an affiliate unless exempted by the Federal Reserve Board, the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company, or the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateral security requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

   Support of Subsidiary Institutions. Under Federal Reserve Board policy, Washington Trust is expected to act as a source of financial strength for, and commit its resources to support, its bank subsidiary. This support may be required at times when Washington Trust may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

   Payment of Dividends. Washington Trust is a legal entity separate and distinct from its subsidiary, The Washington Trust Company. The principal sources of cash flow of Washington Trust, including cash flow to pay dividends to its stockholders, are dividends from The Washington Trust Company. There are statutory and regulatory limitations on the payment of dividends by The Washington Trust Company to Washington Trust, as well as by Washington Trust to its stockholders.

   As to the payment of dividends, The Washington Trust Company is subject to the laws and regulations of Rhode Island and to the regulations of the FDIC. If the FDIC determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the FDIC may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends.

The federal banking agencies, including the FDIC, have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

   The payment of dividends by Washington Trust and The Washington Trust Company may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

Regulation of The Washington Trust Company

   Federal Deposit Insurance Corporation. The FDIC insures The Washington Trust Company's deposit accounts up to a maximum of $100,000 per separately insured account. As a state-chartered, FDIC insured nonmember bank, The Washington Trust Company is subject to regulation, examination, and supervision by the FDIC and to reporting requirements of the FDIC. The FDIC has adopted requirements setting minimum standards for capital adequacy. Pursuant to FDIC requirements, The Washington Trust Company must maintain a Tier 1 capital to risk-weighted assets ratio of at least 4.00% and a total capital to risk-weighted assets ratio of at least 8.00%. The FDIC also imposes a leverage capital ratio of a minimum 3.00% for the most highly rated banks and a leverage capital ratio between 4.00% and 5.00% or more for other banks. The Washington Trust Company exceeded all requirements applicable to it at December 31, 1998.

   Federal Reserve Board. Regulation D promulgated by the Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts or non-personal time deposits, subject to certain exemptions. "Transaction accounts" include demand deposits, NOW accounts, and certain other types of accounts that permit payments or transfers to third parties. "Non-personal time deposits" include money market deposit accounts or other savings deposits held by corporations or other depositors that are not natural persons, and certain other types of time deposits. Because required reserves must be maintained in the form of vault cash or non-interest bearing deposits with a regional Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the institution's interest-bearing assets.

   Department of Business Regulation. The Washington Trust Company is also subject to regulation, examination and supervision by the DBR and to the reporting requirements promulgated by the DBR. Rhode Island statutes and regulations govern among other things, investment powers, lending powers, deposit activities, maintenance of surplus reserve accounts, the distribution of earnings, the payment of dividends, issuance of capital stock, branching, acquisitions and mergers and consolidation. Any Rhode Island bank that does not operate in accordance with the regulations, policies and directives of the DBR may be subject to sanctions for noncompliance. The DBR may, under certain circumstances suspend, or remove officers or directors who have violated the law, conducted the bank's business in a manner which is unsafe, unsound or contrary to the depositor's interest, or been negligent in the performance of their duties.

   Other Aspects of Federal and State Law. FDICIA made extensive changes to the federal banking laws. Among other things, FDICIA requires federal bank regulatory agencies to take prompt corrective action to address the problems of, and imposes significant restrictions on, under capitalized banks. With certain exceptions, FDICIA prohibits state banks from making equity investments and engaging, as principals, in activities such as insurance underwriting. FDICIA also amended federal statutes governing extensions of credit to directors, executive officers and principal stockholders of banks, savings association and their holding companies, limits the aggregate amount of depository institutions loans to insiders to the amount of the institution's unimpaired capital and surplus, restricts depository institutions that are not well capitalized from accepting brokered deposits without an express waiver from the FDIC, and imposes certain advance notice requirements before closing a branch office. Pursuant to FDICIA, the FDIC has adopted a framework of risk-based deposit insurance assessments that take into account different categories and concentrations of bank assets and liabilities.

   The CRA was enacted to encourage every financial institution to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with its safe and sound operation. Under the CRA, state and federal regulators are required, in examining financial institutions and when considering applications for approval of certain merger, acquisition and other transactions, to take into account the institution's record in helping to meet the credit needs of its entire community including low- and moderate-income neighborhoods. In reviewing an institution's CRA record for this purpose, state and federal regulators will consider reports of regulatory examination, comments received from interested members of the public or community groups, and the description of the institution's CRA activities in its publicly available CRA statement, supplemented, as necessary, by the institution. State and federal regulators have denied, delayed and officially deferred proposed merger or acquisition transactions involving banking organizations that were deemed by the relevant regulator to have unsatisfactory records of CRA compliance. Under CRA regulations issued by the federal banking agencies in the spring of 1995, the evaluation of a financial institution's compliance with CRA focuses more heavily upon the institution's actual performance in lending to, and investing in, its entire community. The Washington Trust Company's current CRA rating is "outstanding" based upon a review of its CRA compliance by the FDIC in January 1999.

   The Washington Trust Company is also subject to federal and state statutory and regulatory provisions covering, among other things, security procedures, currency and foreign transactions reporting, insider and affiliated party transactions, management interlocks, loan interest rate limitations, lending policies, truth-in-lending, electronic funds transfers, funds availability, truth-in-savings, home mortgage disclosure, and equal credit opportunity.

   Restrictions on Expansion. Federal and state law place certain limitations on The Washington Trust Company's ability to expand the geographic scope of its banking activities, whether through the establishment of new branches or through a merger with or acquisition of another depository institution such as PierBank. Under the Federal Deposit Insurance Act, the applicable federal bank regulatory agency must review a bank merger or acquisition involving The Washington Trust Company, and generally may not approve any such transaction that would result in a monopoly, that would further a combination or conspiracy to monopolize banking in the United States, that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. The applicable regulator is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. The consideration of convenience and needs includes the parties' performance under the CRA. The applicable regulator must also scrutinize the Year 2000 readiness of the parties involved in acquisition transactions. Banking organizations whose Year 2000 readiness is in less than satisfactory condition receive special scrutiny in connection with acquisition transactions requiring regulatory approval, and may not be eligible to use expedited application procedures for acquisition transactions if such expedited procedures might otherwise be available. Which federal bank regulator reviews the transaction depends on the charter of the surviving bank.

   Like its parent, Washington Trust, The Washington Trust Company is limited in its ability to engage in interstate transactions and expansion by Riegle-Neal. See "--Regulation of Washington Trust--Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994."

Government Policies and Legislative and Regulatory Proposals

   The Washington Trust Company's operations are generally affected by the economic, fiscal, and monetary policies of the United States and its agencies and regulatory authorities, particularly the Federal Reserve Board (which regulates the money supply of the United States, reserve requirements against deposits, the discount rate on Federal Reserve Board borrowings and related matters, and which conducts open-market operations in U.S. government securities). The fiscal and economic policies of various governmental entities and the monetary policies of the Federal Reserve Board have a direct effect on the availability, growth, and distribution of bank loans, investments, and deposits.

   In addition, various proposals to change the laws and regulations governing the operations and taxation of, and deposit insurance premiums paid by, federally and state-chartered banks and other financial institutions are from time to time pending in Congress and in state legislatures as well as before the Federal Reserve Board, the FDIC and other federal and state bank regulatory authorities. The likelihood of any major changes in the future, and the impact any such changes might have on The Washington Trust Company, are not possible to determine.

   Various federal legislation proposals are pending to "modernize" the nation's financial system. Although the proposals vary, most generally would allow for some mixing of banking and commerce and generally would repeal most laws limiting the ability of banks and securities companies to be affiliated under the same holding company.

Status of Regulatory Approvals and Other Information

   Washington Trust and PierBank will promptly file all applications and notices and will promptly take other appropriate action with respect to any requisite approvals or other action of any governmental authority. The merger agreement provides that the obligation of each of Washington Trust and PierBank to complete the merger is conditioned upon the receipt of all requisite regulatory approvals, including the approvals of the FDIC and the DBR. There can be no assurance that any governmental agency will approve or take any required action with respect to the merger, and, if such approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to mutually consent to abandon the merger or that no action will be brought challenging such approvals or action, if such a challenge is made, the result thereof. In determining whether or not to approve the merger, the FDIC and the DBR will apply the standards described more fully under "--Regulation of The Washington Trust Company--Restrictions on Expansion." The FDIC may require Washington Trust to divest certain of The Washington Trust Company's branches in order to complete the merger.

   Washington Trust and PierBank are not aware of any governmental approvals or actions that may be required for completion of the merger other than as described above. Should any other approval or action be required, Washington Trust and PierBank currently contemplate that such approval or action would be sought.

   The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that the regulatory approvals will be obtained or as to the dates of any such approvals. See "The Merger Agreement-- Conditions to Complete the Merger;" "--Termination; Expenses." There can likewise be no assurance that the Department of Justice or other governmental authorities will not challenge the merger or, if such a challenge is made, as to the result thereof.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   The following is a general summary of material United States federal income tax consequences of the merger to Washington Trust and PierBank and their respective stockholders. The following discussion is based upon current provisions of the Code, existing temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to stockholders of Washington Trust and PierBank. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular stockholder of Washington Trust or PierBank.

   The following discussion may not apply to particular categories of holders of shares of Washington Trust common stock or PierBank common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold Washington Trust capital stock or PierBank capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships, and other foreign entities, individuals who are not citizens or residents of the United States, and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. Stockholders of Washington Trust and PierBank are urged to consult their tax advisors to determine the specific tax consequences of the merger, including any state, local or other tax consequences of the merger.

Tax Consequences of the Merger

   Tax opinions of Goodwin, Procter & Hoar LLP and Adler Pollock & Sheehan P.C. have been filed as Exhibits 8.1 and 8.2, respectively, to the Registration Statement of which this Proxy Statement/Prospectus is a part. However, it is a condition to the completion of the merger that Goodwin, Procter & Hoar LLP, counsel to Washington Trust, deliver an opinion to Washington Trust, and that Adler Pollock & Sheehan P.C., counsel to PierBank, deliver an opinion to PierBank, each to the effect that, based on representations of Washington Trust and PierBank and on assumptions and conditions at the effective time of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions in Exhibits 8.1 and 8.2 are not intended to satisfy this closing condition, but taken together these two tax opinions opine that the merger will constitute a Code Section 368(a) reorganization and will have the following consequences.

   As a consequence of reorganization treatment, neither Washington Trust nor PierBank will recognize gain or loss as a result of the merger. Stockholders of PierBank who exchange all of their shares of PierBank common stock solely for Washington Trust common stock pursuant to the merger will not recognize gain or loss (except with respect to cash received in lieu of a fractional share interest in Washington Trust common stock). The aggregate tax basis of the Washington Trust common stock received by stockholders who exchange all of their PierBank common stock solely for Washington Trust common stock in the merger will be the same as the aggregate tax basis of the PierBank common stock surrendered (reduced by any amount allocable to a fractional share interest for which cash is received). Finally, provided the shares of PierBank common stock were held as a capital asset at the effective time of the merger, the holding period for shares of Washington Trust common stock received by a PierBank stockholder in exchange for its shares of PierBank common stock will include the period that such shares of PierBank common stock were held. The stockholders of Washington Trust will not recognize gain or loss as a result of the merger.

   In general, cash received in lieu of fractional shares of Washington Trust common stock will be treated as received in redemption for such fractional interests, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Washington Trust common stock allocable to such fractional shares. Such gain or loss will constitute capital gain or loss from the sale of stock if the stockholder holds its PierBank common stock as a capital asset at the effective time of the merger, and will be long term capital gain or short term capital gain depending on the holding period.

Backup Withholding

   Under the backup withholding rules, a PierBank stockholder may be subject to backup withholding at the rate of 31% with respect to cash received in lieu of fractional shares of Washington Trust common stock unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number, certifies that the holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability provided that applicable filings are made with the IRS.

Other Tax Consequences

   The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the treatment of the merger under state, local, and other tax laws.

                       PRINCIPAL STOCKHOLDERS OF PIERBANK

   The following table sets forth the beneficial ownership of PierBank's common stock as to (1) each person or entity who is known by PierBank to have beneficially owned more than five percent of PierBank's common stock as of December 31, 1998 or thereafter, (2) each of PierBank's directors, (3) the Chief Executive Officer, and (4) all directors and executive officers as a group, based on representations of officers and directors of PierBank as of April 21, 1999. All such information was provided by the stockholders listed (unless otherwise indicated) and reflects their beneficial ownership known by PierBank. All percentages have been calculated as of April 21, 1999, based on 1,599,584 shares of PierBank common stock outstanding at the close of business on such date.

                                              Number of Shares of
Name and Business                             Common Stock             Percent
Address of Beneficial Owner                   Beneficially Owned(1)(2) of Class
---------------------------                   ------------------------ --------
Joan F. Adams................................          22,000             1.4%
Kenneth Carter...............................          11,000(3)            *
Ronald J. Fiore..............................          36,040(4)          2.3%
Marcel LaCroix...............................          44,124(5)          2.8%
Joseph E. LaPlume............................          38,850(6)          2.4%
Francis W. McGreavy..........................          44,000(7)          2.8%
Donald E. McCreight..........................         110,183(8)          6.9%
Mr. Robert O'Neill...........................          58,255(9)          3.6%
David E. Rubien..............................          20,603(10)         1.3%
Paul J. Sullivan.............................          18,205(11)         1.1%
Charles A. Sweet.............................          47,052(12)         2.9%
H. Winfield Tucker...........................         127,050(13)         7.9%
All directors and executive officers of
 PierBank as a group (12 persons) 730
 Kingstown Rd., South Kingstown, RI, 02879...         577,362            36.1%

--------
*Less than one percent.

(1) As a result of the waiver agreement dated as of February 22, 1999, figures do not include shares of PierBank common stock for which each director or executive officer has the right to acquire beneficial ownership through the exercise of stock options within sixty (60) days after April 21, 1999. Although the options are in fact exercisable, the President and each director of PierBank have agreed not to exercise any such stock options prior to completion of the merger. Also, as a result of the waiver agreement, figures do not include any shares of PierBank common stock issued to any directors or executive officers in lieu of bonuses and/or directors fees.
(2) Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.
(3) Includes 11,000 shares owned jointly with his spouse. Mr. and Mrs. Carter share voting and investment power over these shares.
(4) Includes 12,375 shares owned by the Fiore Properties Co., Inc. Money Purchase Pension Plan and 16,958 shares owned by the Fiore Properties Co., Inc. Profit Sharing Plan. Because Mr. Fiore is the sole trustee of the Fiore Properties Co., Inc. Money Purchase Pension Plan and the Fiore Properties Co., Inc. Profit Sharing Plan, Mr. Fiore maintains sole voting and investment power over these 29,333 shares. Figure also includes 840 shares owned by Mr. Fiore's spouse jointly with James Hinton. Mrs. Fiore and Mr. Hinton share voting and investment power over these 840 shares, and Mr. Fiore disclaims beneficial ownership of such shares.
(5) Includes 44,124 shares which the LaCroix Family Trust holds in trust. Mr. LaCroix and his spouse are co-trustees of the LaCroix Family Trust, and Mr. and Mrs. LaCroix share voting power and investment power over these shares.
(6) Includes 38,850 shares owned jointly with his spouse. Mr. and Mrs. LaPlume share voting and investment power over these shares.

(7) Includes 44,000 shares owned jointly with his spouse. Mr. and Mrs. McGreavy share voting and investment power over these shares.
(8) Includes 52,821 shares which the Donald E. McCreight Living Trust holds in trust. Pursuant to a trust agreement dated December 19, 1997, Mr. McCreight is the sole trustee of the Donald E. McCreight Living Trust, and he thus has sole voting and investment power over these 52,821 shares. Mr. McCreight's spouse is Sandra S. McCreight. This figure also includes 57,362 shares which the Sandra S. McCreight Living Trust holds in trust. Pursuant to a trust agreement dated December 19, 1997, Mrs. McCreight is the sole trustee of the Sandra S. McCreight Living Trust, and she thus has sole voting and investment power over these 57,362 shares. Mr. McCreight disclaims beneficial ownership of the 57,362 shares held by the Sandra S. McCreight Living Trust.
(9) Includes 2,024 shares which Mr. O'Neill's spouse holds in custody for her individual retirement account. Mr. O'Neill disclaims beneficial ownership of these 2,024 shares.
(10) Includes 13,200 shares which the David E. Rubien Trust owns. Mr. Rubien is the sole trustee of the David E. Rubien Trust, and he thus maintains sole voting and investment power over these 13,200 shares. Mr. Rubien's spouse is Paula R. Rubien. This figure also includes 4,400 shares which are owned by the Paula R. Rubien Trust, of which Mrs. Rubien is the sole trustee. Mrs. Rubien maintains sole voting and investment power over these 4,400 shares. Mr. Rubien disclaims beneficial ownership of these 4,400 shares.
(11) Includes 10,560 shares held by Mr. Sullivan's self-directed individual retirement account at Delaware Charter Guarantee & Trust Co. Mr. Sullivan has sole voting and investment power over these 10,560 shares. Figure also includes 6,160 shares which the Dawn E. Sullivan Trust holds in trust. Mr. Sullivan is a co-trustee of the Dawn E. Sullivan Trust with Thomas Markarian, and Mr. Sullivan shares voting and investment power over these 6,160 shares with Mr. Markarian.
(12) Includes 41,552 shares which Mr. Sweet's self-directed individual retirement account at Fleet Brokerage Securities holds. Mr. Sweet has sole voting and investment power over these 41,552 shares. Figure also includes 4,400 shares which Mr. Sweet and his business partner, Raymond J. Sweet, own as tenants in common and over which they share voting and investment power. Figure also includes 1,100 shares which are held by Mr. Sweet's spouse's self-directed individual retirement account at Fleet Brokerage Securities. Mr. Sweet's spouse has sole voting and investment power over these 1,100 shares. Mr. Sweet disclaims beneficial ownership over these 1,100 shares.
(13) Includes 8,800 shares which Mr. Tucker holds in custody for Abram John Tucker, pursuant to the Rhode Island Uniform Transfer to Minors Act. Figure also includes 5,500 shares which Tuckahoe Trading Corp. Profit Sharing and Pension Plan holds, of which Mr. Tucker is the sole trustee. Mr. Tucker has sole voting and investment power over these 14,300 shares.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   Washington Trust common stock is quoted on the NASDAQ National Market under the ticker symbol "WASH." Following the merger, Washington Trust common stock will continue to be listed on the NASDAQ National Market under the ticker symbol "WASH." PierBank common stock is quoted on the National Quotation Bureau Pink Sheets where there is not an established public trading market for PierBank common stock.

   The following table sets forth, for the fiscal quarters indicated, (1) the range of high and low sale prices of Washington Trust common stock and the high and low bid prices for PierBank common stock (rounded to two decimal places), and (2) the amount of cash dividends declared per share:

                            Washington Trust Common Stock(1)     PierBank Common Stock(2)
                            --------------------------------     -----------------------------
                               Market Price             Cash       Bid Price          Cash
                            -----------------------  Dividends   -----------------  Dividends
                              High         Low        Declared    High     Low      Declared
                            ----------- ----------- --------------------- -------- -----------
   1996
     1st Quarter........... $      9.04 $      8.15   $     0.08      N/A      N/A       0.00
     2nd Quarter...........       10.81        8.67         0.08      N/A      N/A       0.00
     3rd Quarter...........       12.15       10.37         0.08      N/A      N/A       0.05
     4th Quarter...........       15.11       11.85         0.08      N/A      N/A       0.00
   1997
     1st Quarter...........       14.33       12.22         0.08      N/A      N/A       0.00
     2nd Quarter...........       13.67       11.33         0.08      N/A      N/A       0.00
     3rd Quarter...........       14.67       12.89         0.09      N/A      N/A       0.00
     4th Quarter...........       23.83       14.00         0.09      N/A      N/A       0.00
   1998
     1st Quarter...........       24.17       20.00         0.10      N/A      N/A       0.00
     2nd Quarter...........       26.67       20.00         0.10     5.25     5.00       0.00
     3rd Quarter...........       28.50       20.00         0.10     5.25     5.00       0.05
     4th Quarter...........       26.00       18.00         0.10     5.75     5.75       0.00
   1999
     1st Quarter...........       21.88       16.50         0.11     6.00     5.75       0.00
     2nd Quarter...........
      (through April 26,
      1999)                       20.38       15.88          --      7.50     7.50       0.00

--------
(1) On February 22, 1999, the last full trading day prior to the public announcement of the proposed merger, the highest sale price of Washington Trust common stock was $19.25 per share, the lowest sale price of Washington Trust common stock was $18.54 per share and the last reported sale price of Washington Trust common stock was $19.00 per share. On April 26, 1999, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last reported sale price of Washington Trust common stock was $19.00 per share. Figures have been adjusted to reflect 3-for-2 stock splits on October 15, 1996, November 19, 1997, and August 3, 1998. We urge you to obtain current market quotations prior to making any decisions with respect to the merger.
(2) The high and low bid prices are based on information provided by Tucker Anthony, a market marker in PierBank common stock. Tucker Anthony began to make a market in PierBank common stock in the second quarter of 1998. Prior to such date, there is no reliable information available regarding high and low bid prices of PierBank common stock. On February 1, 1999, the last day during which a trade was made by Tucker Anthony in PierBank common stock prior to the public announcement of the proposed merger, (i) the highest bid price of PierBank common stock was $5.875 per share, (ii) the lowest bid price of PierBank common stock was $5.875 per share and (iii) the last reported sale price of PierBank common stock was $6.125 per share. Since February 1, 1999, there have been no trades by Tucker Anthony in PierBank common stock. We urge you to obtain current market quotations prior to making any decisions with respect to the merger.

   As of April 21, 1999, there were 1,826 holders of record of Washington Trust common stock and as of April 21, 1999 there were 303 holders of record of PierBank common stock.

                DESCRIPTION OF CAPITAL STOCK OF WASHINGTON TRUST

Authorized Capital Stock

   Washington Trust's current authorized stock consists of 30,000,000 shares of common stock, par value $.0625 per share. Washington Trust common stock is traded on the NASDAQ National Market under the ticker symbol "WASH." As of April 21, 1999, 10,119,691 shares of Washington Trust common stock were issued and outstanding.

Common Stock

   Under Rhode Island law, stockholders generally are not personally liable for a corporation's acts or debts. Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Washington Trust common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the Washington Trust Board out of assets legally available therefor and to share ratably in the assets of Washington Trust legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Washington Trust.

   Each outstanding share of Washington Trust common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. A majority of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. Unless a larger vote is required by law, the Washington Trust charter or the bylaws provide that, when a quorum is present at a meeting of stockholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. Election of directors shall be by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote, unless otherwise provided by terms and conditions relating to election of directors of any series of Preferred Stock that has been or will be designated by the Board of Directors, as permitted by the Company's charter. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Washington Trust common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Washington Trust Board is classified into three classes with each class as nearly equal in number as possible, which means that approximately one-third of the members of the Washington Trust Board are subject to reelection at each annual meeting of stockholders.

   Holders of Washington Trust common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of Washington Trust's securities.

   Subject to the provisions of Washington Trust's charter, all shares of Washington Trust common stock will have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

   For a description of certain provisions of the Washington Trust charter that may have the effect of delaying, deferring or preventing a change in control of Washington Trust, see "Comparison of Rights of Holders of PierBank Common Stock and Washington Trust Common Stock--Restrictions Upon Certain Business Combinations; Fair Price Provisions."

Washington Trust Rights Agreement

   Washington Trust is party to a Rights Agreement, dated as of August 15, 1996, with The Washington Trust Company as rights agent. The following description of the terms of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement, a copy of which is attached as an exhibit to Washington Trust's public reports filed with the SEC.

   Under the terms of the rights agreement, one common share purchase right is attached to each outstanding share of Washington Trust common stock. Each right entitles the registered holder thereof to purchase from Washington Trust one share of Washington Trust common stock at a price of $120.00 per share, subject to adjustment.

   Initially, the rights are not exercisable and are attached to and trade with all outstanding shares of Washington Trust common stock. The rights will separate from the Washington Trust common stock and will become exercisable upon the earlier to occur of:

  . 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Washington Trust common stock, or

  . 10 business days (or such later date as may be determined by action of the Washington Trust Board prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock.

   We refer to the earlier of such dates as the "Distribution Date."

     Until the Distribution Date (or earlier redemption or expiration of the rights):

    . the rights will be transferred with and only with the Washington
      Trust common stock;

    . Washington Trust common stock certificates will contain a notation incorporating the rights agreement by reference; and

    . the surrender for transfer of any certificates for Washington Trust common stock will also constitute the transfer of the rights associated with the Washington Trust common stock represented by such certificate.

   As soon as practicable following the Distribution Date, separate certificates evidencing the rights will be mailed to holders of record of shares of Washington Trust common stock as of the close of business on the Distribution Date and such separate right certificates alone will evidence the rights.

   The rights will expire on August 31, 2006, unless such date is extended or unless the rights are earlier redeemed by Washington Trust, in each case as described below.

   The purchase price payable, and the number of shares of Washington Trust common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision or combination of, the Washington Trust common stock, in connection with a distribution of securities or assets in respect of, in lieu of or in exchange for Washington Trust common stock, whether by dividend, in a reclassification or recapitalization or otherwise as set forth in the rights agreement.

   In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the Acquiring Person and its affiliates and associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Washington Trust common stock having a market value of two times the exercise price of the right.

   In the event that, at any time after a person becomes an Acquiring Person, Washington Trust is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

   If Washington Trust does not have sufficient common stock to satisfy such obligation to issue Washington Trust common stock, or if the Washington Trust Board so elects, Washington Trust shall deliver upon payment of the exercise price of a right an amount of cash or securities equivalent in value to the Washington Trust common stock issuable upon exercise of a right; provided that, if Washington Trust fails to meet such obligation within 30 days following the later of:

  . the first occurrence of an event triggering the right to purchase
    Washington Trust common stock, or

  . the date on which Washington Trust's right to redeem the rights expires,

Washington Trust must deliver, upon exercise of a right but without requiring payment of the exercise price then in effect, Washington Trust common stock (to the extent available) and cash equal in value to the difference between the value of the Washington Trust common stock otherwise issuable upon the exercise of a right and the exercise price then in effect. The Washington Trust Board may extend the 30 day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional Washington Trust common stock to permit the issuance of Washington Trust common stock upon the exercise in full of the rights.

   At any time after any person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the then outstanding Washington Trust common stock, the Washington Trust Board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Washington Trust common stock per right (subject to adjustment).

   At any time prior to the time any person becomes an Acquiring Person, the Washington Trust Board may redeem the rights in whole, but not in part, at a price of $0.001 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Washington Trust Board in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

   The terms of the rights may be amended by the Washington Trust Board without the consent of the holders of the rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the rights (other than the Acquiring Person and its affiliates and associates).

Registrar and Transfer Agent

   Washington Trust's registrar and transfer agent is The Washington Trust Company. Copies of the governing corporate instruments of Washington Trust are available, without charge, by following the instructions listed under "Where You Can Find More Information on Washington Trust."

            COMPARISON OF RIGHTS OF HOLDERS OF PIERBANK COMMON STOCK
                       AND WASHINGTON TRUST COMMON STOCK

   Upon completion of the merger, you will cease to be a stockholder of PierBank and instead will become a stockholder of Washington Trust. Your rights as a stockholder of PierBank are presently governed by Rhode Island law, the PierBank charter and the PierBank bylaws. As a stockholder of Washington Trust following the merger, your rights will continue to be governed by Rhode Island law, but in addition will be governed by the Washington Trust charter and the Washington Trust bylaws. The following chart summarizes the material differences between your rights as a holder of PierBank common stock prior to the merger and your rights as a holder of Washington Trust common stock after the merger.

                                    Pre-Merger                          Post-Merger
                          ------------------------------- ---------------------------------------
                          (PierBank Stockholders' Rights) (Washington Trust Stockholders' Rights)
                          ------------------------------- ---------------------------------------
Special Meetings of       Able to call a special meeting  Able to call a special meeting
Stockholders              of stockholders at the written  of stockholders at the request request of at least 10% of all  of at least 33% of all shares shares entitled to vote at the  entitled to vote at the meet-
                          meeting.                        ing.

Preemptive Rights         Stockholders generally have a   No preemptive rights.
                          preemptive right to acquire
                          unissued or treasury shares or
                          securities convertible into
                          shares or carrying a right to
                          subscribe to or acquire shares.
                          No preemptive right exists,
                          however: (1) for any
                          stockholders to acquire any
                          shares issued to directors,
                          officers or employees pursuant
                          to approval by the affirmative
                          vote of the holders of a
                          majority of the shares entitled
                          to vote thereon or when
                          authorized by and consistent
                          with a plan approved by a vote
                          of the stockholders; (2) for
                          any stockholders to acquire any
                          shares sold other than for
                          money; (3) for holders of
                          shares of any class that is
                          preferred or limited as to
                          dividends or assets; (4) for
                          holders of shares of common
                          stock to acquire shares of any
                          class that is preferred or
                          limited as to dividends or
                          assets or to any obligations,
                          unless convertible into shares
                          of common stock or carrying a
                          right to subscribe to or to
                          acquire shares of common stock;
                          or (5) for holders of common
                          stock without voting power to
                          acquire shares of common stock
                          with voting power.

Election of the Board of  The directors receiving the     Directors are elected by a ma-
Directors                 greatest number of votes of the jority vote of the stockhold-
                          stockholders are elected.       ers.

Removal of Directors      A director or the entire        One or more directors may be
                          PierBank Board may be removed,  removed, but only for cause, by
                          with or without cause, by the   either (1) the affirmative vote
                          affirmative vote of the holders of a majority of the continuing
                          of a majority of shares of      directors and a majority of the
                          PierBank's outstanding voting   Washington Trust Board, or (2)
                          stock. A director will          the affirmative vote of the
                          automatically be removed if he  holders of 80% or more of the
                          or she fails to attend 75% of   outstanding voting shares at a
                          the regular meetings during     meeting called for that
                          each 12 month period beginning  purpose.
                          with a director's election to
                          the board.

                                    Pre-Merger                          Post-Merger
                          ------------------------------- ---------------------------------------
                          (PierBank Stockholders' Rights) (Washington Trust Stockholders' Rights)
                          ------------------------------- ---------------------------------------
Vacancies on the Board    Vacancies (however caused) are  Vacancies are filled by a vote
of Directors              filled by a majority vote of    of 80% of all the directors
                          the remaining directors then in then in office, and the
                          office or by the stockholders,  director chosen to fill the and a director chosen to fill a vacancy holds the office until
                          vacancy shall hold office for   the next election of the class
                          the unexpired term of his or    for which they were chosen or
                          her predecessor, if applicable, until his respective successor
                          and until his respective        is duly elected and qualified.
                          successor is duly elected and
                          qualified.

Restrictions upon         PierBank is exempt from Rhode   Washington Trust is subject to
Certain Business          Island statutory restrictions   Rhode Island statutory
Combinations; Fair Price  imposed upon business           restrictions imposed upon
Provisions                combinations between a          business combinations between a
                          corporation and owners of 10%   corporation and owners of 10%
                          or more of its outstanding      or more of its outstanding
                          voting stock.                   voting stock. In addition, a
                                                          business combination involving
                                                          a related person or affiliate
                                                          must (1) be approved by at
                                                          least 80% of the Washington
                                                          Trust Board prior to
                                                          consummation of the acquisition
                                                          where a related person acquires
                                                          10% or more of the outstanding
                                                          voting shares; (2) be approved
                                                          by at least 80% of the
                                                          outstanding shares of stock
                                                          entitled to vote after a proxy
                                                          statement meeting certain
                                                          criteria is mailed to all
                                                          voting stockholders; or (3) be
                                                          approved by at least 80% of the
                                                          continuing directors and a
                                                          majority of the Washington
                                                          Trust Board and satisfy five
                                                          specific fair price provisions.

Amendments to Charter     Amendments require the approval Amendments require the approval
                          of the board of directors and   of the board of directors and
                          the vote of the holders of a    the vote of the holders of a
                          majority of the outstanding     majority of the outstanding
                          stock.                          stock; provided however, that
                                                          approval of at least (1) 80% of
                                                          Washington Trust's directors
                                                          and a majority of the
                                                          continuing directors and (2)
                                                          80% of the outstanding shares
                                                          entitled to vote, voting
                                                          separately as a class, is
                                                          required for any amendments
                                                          relating to (i) business
                                                          combinations, (ii) the board of
                                                          directors, (iii) the bylaws and
                                                          (iv) certain definitions of
                                                          terms used in the charter.

Amendments to Bylaws      The PierBank stockholders have  Stockholders have the power to
                          the power to amend the bylaws   amend the bylaws by a majority
                          by a majority vote.             vote. In addition, upon
                                                          approval of a majority of the
                                                          outstanding stock entitled to
                                                          vote, or approval by both 80%
                                                          of the board of directors and a
                                                          majority of the continuing
                                                          directors, the Washington Trust
                                                          Board may amend the Washington
                                                          Trust bylaws.

   The following discussion summarizes in further detail the material differences between the rights of holders of PierBank common stock and holders of Washington Trust common stock. This summary does not purport to be complete and is qualified in its entirety by reference to the PierBank charter, the PierBank bylaws, the Washington Trust charter the Washington Trust bylaws and the relevant provisions of Rhode Island law.

Special Meetings of Stockholders

   The PierBank bylaws provide that a special meeting of the stockholders for any purpose or purposes (1) may be called at any time by the Chairperson of the PierBank Board or by order of the PierBank Board and (2) must be called by PierBank's Secretary upon request of the PierBank Board or PierBank stockholders holding of record at least 10% of the outstanding shares entitled to vote at such meeting.

   The Washington Trust bylaws provide that Washington Trust's President or Chairman of the Board, the Washington Trust Board, or a stockholder or stockholders holding of record at least thirty-three and one-third percent (33 1/3%) in voting power of the outstanding shares of Washington Trust may call a special meeting of stockholders.

Inspection of List of Stockholders

   Under the Rhode Island Business Corporation Act (the "RIBCA"), any stockholder who has either: (1) been a stockholder of record of a corporation for at least six months; or (2) who is the holder of record of at least five percent (5%) of the outstanding shares of a corporation will, upon written demand stating the purpose of his/her demand, have the right to examine, in person or by agent or attorney, at any reasonable time or times, for any proper purpose the corporation's relevant books and records of account, minutes, and record of stockholders and to make extracts from such documents.

Cumulative Voting

   Neither the PierBank charter nor the Washington Trust charter permit stockholders to cumulate their votes for the election of directors.

Preemptive Rights

   PierBank stockholders have preemptive rights because Pier Bank has not elected to opt out of a provision of the RIBCA that provides stockholders with preemptive rights. Specifically, PierBank stockholders generally have a preemptive right to acquire unissued or treasury shares or securities convertible into shares or carrying a right to subscribe to or acquire shares. However, no preemptive right exists:

  . for any stockholders to acquire any shares issued to directors, officers or employees pursuant to approval by the affirmative vote of the holders of a majority of the shares entitled to vote thereon or when authorized by and consistent with a plan approved by a vote of stockholders;

  .  for any stockholders to acquire any shares sold other than for money;

  . for holders of shares of any class that is preferred or limited as to dividends or assets;

  . for holders of shares of common stock to shares of any class that is preferred or limited as to dividends or assets or to any obligations, unless convertible into shares of common stock or carrying a right to subscribe to or acquire shares of common stock; or

  . for holders of common stock without voting power to shares of common stock with voting power.

   The preemptive right shall be only an opportunity to acquire shares or other securities under such terms and conditions as the board of directors may fix for the purpose of providing a fair and reasonable opportunity for exercise of the right.

   Washington Trust stockholders do not have a preemptive right to acquire or subscribe to any or all additional issues of the corporation's stock.

Classification of the Board of Directors

   The PierBank bylaws provide that the PierBank Board is divided into three classes, as nearly equal in number as possible, with the directors in each class being elected for staggered three year terms. The RIBCA provides that, when the board of directors of a corporation consists of nine or more members, in lieu of electing the whole number of directors annually, the corporation's charter may provide that the directors be divided into two or three classes, each class to be as nearly equal in number as possible.

   The Washington Trust charter provides that the Washington Trust Board is divided into three classes, as nearly equal in number as possible, with the directors in each class being elected for staggered three year terms.

Election of the Board of Directors

   The PierBank bylaws provide that the persons, not exceeding the number of directors whose terms are expiring, receiving the greatest number of votes of the common stockholders entitled to vote shall be elected to the PierBank Board. The RIBCA provides that, in the absence of specification in the charter or the bylaws, a corporation's directors shall be elected by a majority of the votes of the shares present in person or represented by proxy at a stockholders meeting and entitled to vote on the election of directors.

   The Washington Trust bylaws do not specify a required vote for election of the board of directors, and therefore directors shall be elected by a majority of the votes of the shares present in person or represented by proxy at a stockholders meeting and entitled to vote on the election of directors.

Removal of Directors

   The PierBank bylaws provide that any single director as well as the entire board of directors may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the shares of PierBank's outstanding voting stock at a special meeting of the common stockholders held for such purpose. In addition, a director will automatically be removed as a director if he or she fails to attend 75% of the regular meetings of the board during each 12 month period beginning with a director's election to the board. The RIBCA provides that a corporation's stockholders may vote to remove any or all directors for cause, and that the charter or bylaws may provide that the board of directors may vote to remove directors for cause. In addition, the RIBCA permits a corporation to provide in its charter or bylaws that the stockholders may, by vote, remove any or all directors without cause.

   Under the Washington Trust charter, the Washington Trust Board or Washington Trust's stockholders may remove any one or more directors at any time, but only for cause and only by either: (1) the affirmative vote of a majority of the continuing directors and a majority of the Washington Trust Board, or (2) the affirmative vote of the holders of 80% or more of the outstanding voting shares, voting separately as a class, at a meeting of the stockholders called for that purpose.

Additional Directors and Vacancies on the Board of Directors

   The PierBank bylaws provide that:

  . the PierBank Board shall consist of 11 members and the President shall be an ex-officio member of the Board (and the Executive Committee and all Board Committees) without voting privilege

  . vacancies shall be filled by a majority vote of the remaining directors then in office or by the stockholders at the next annual meeting or a special meeting called for such purpose

  . a director chosen to fill a vacancy shall hold office for the unexpired term of his or her predecessor and until his or her respective successor is duly elected and qualified

   Under the RIBCA, the provisions of a corporation's charter or bylaws determine the number of members of its board of directors. The number of directors on a corporation's board may be increased or decreased from time to time by amendment to, or in the manner provided in, the charter or bylaws. Any vacancy occuring in a corporation's board of directors may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and until his or her successor is duly elected and qualified.

   The Washington Trust charter provides that the Washington Trust Board shall consist of 20 directors, unless at least 80% of the Washington Trust Board and a majority of the continuing directors vote to change the number of directors. In addition, only the Washington Trust Board, acting by a vote of 80% of all the directors then in office, although less than a quorum, may fill any vacancies in the Washington Trust Board and any newly created directorships resulting from an increase in the number of directors. Any directors filling vacancies or newly created director positions will hold office until the next election of the class for which they were chosen and until their respective successors are duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. There are currently 15 members of the Washington Trust Board.

Liability of Directors

   The PierBank bylaws include a provision limiting the personal liability of a member of PierBank's Board. The RIBCA permits a corporation to provide in its charter that no director will be personally liable to the corporation or its stockholders for monetary damages for breach of the director's duty as a director except for:

  . any breach of the director's duty of loyalty to the corporation or its stockholders

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

  . liability imposed for voting for or assenting to an unlawful distribution pursuant to the provisions of RIBCA Section 7-1.1-43

  . any transaction from which the director derived an improper personal benefit unless said transaction is permitted under RIBCA Section 7-1.1-
    37.1

   The Washington Trust charter provides that no director of Washington Trust shall be liable to Washington Trust or to its stockholders for monetary damages for breach of the director's duty as a director. However, this provision of the Washington Trust charter does not eliminate or limit the liability of a director in the circumstances provided in the RIBCA. Furthermore, the Washington Trust charter provides that if the Rhode Island General Laws are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of Washington Trust shall be eliminated or limited to the extent permitted by the Rhode Island General Laws, as so amended.

Indemnification of Directors, Officers and Others

   The PierBank bylaws provide indemnification to the fullest extent permitted by the RIBCA to PierBank's directors, officers, employees and agents.

   The RIBCA generally permits a corporation to indemnify its directors, officers, employees and agents for judgments, penalties, fines, settlements and reasonable expenses incurred by them by reason of their position with the corporation, if the person has acted in good faith and with the reasonable belief (i) in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless limited by the corporation's charter, the RIBCA also permits indemnification if a court of appropriate jurisdiction, upon application of a director, officer, employee or agent and such notice as the court shall require, determines that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the standard of conduct referred to above. However, the RIBCA does not permit a corporation to indemnify persons (1) in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation, or (2) in actions in which the director is adjudged to be liable on the basis that personal benefit was improperly received by him or her, although, in both cases, it does permit indemnification, but only of expenses, if, and only to the extent, approved by a court of appropriate jurisdiction. The RIBCA permits that the right to indemnification will include the right to be paid by the corporation for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition; provided, that the indemnified party delivers to the corporation a written affirmation of a good faith belief that he/she has met the applicable standards of conduct and that he/she undertakes to repay all amounts advanced if it is ultimately determined that he/she is not entitled to be indemnified. However, under the RIBCA, except where indemnification is ordered by a court of appropriate jurisdiction upon application of any director, officer, employee or agent, no indemnification will be made unless authorized in the specific case after a determination has been made, by the board of directors, special legal counsel or the stockholders, that indemnification is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct for indemnification described above.

   The Washington Trust bylaws provide that Washington Trust shall indemnify and hold harmless each person who is made party to or is threatened to be made a party to or is involved in any action or proceeding by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation to the fullest extent permitted by Rhode Island General Laws against all expenses, liability and loss the person actually incurs in connection with the proceeding. However, Washington Trust will provide this indemnification in connection with a proceeding, or part of a proceeding, initiated by the person being indemnified only if the proceeding, or part of the proceeding, was authorized by the Washington Trust Board. The RIBCA permits and the Washington Trust bylaws provide that the right to indemnification will include the right to be paid by the corporation for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition; provided, that the indemnified party deliver to the corporation a written affirmation of a good faith belief that he/she has met the applicable standards of conduct and that he/she undertakes to repay all amounts advanced if it is ultimately determined that he/she is not entitled to be indemnified under the charter or otherwise.

Restrictions upon Certain Business Combinations; Fair Price Provisions

   PierBank is exempt from the provisions of the Rhode Island Business Combination Act of 1990 (the "Business Combination Act") because it does not have a class of voting stock registered with the Securities and Exchange Commission pursuant to section 12 of the Exchange Act. The Business Combination Act governs business combinations between Rhode Island resident domestic corporations and "interested stockholders" and is designed to limit hostile takeovers of Rhode Island resident domestic corporations. Subject to exceptions and exemptions set forth in the Act, the Act provides that a resident domestic corporation shall not engage in any business combination with any "interested stockholder" for a period of five years following the time that such stockholder becomes an "interested stockholder" unless prior to such time, the board of directors of the resident domestic corporation approved either the business combination or the transaction that resulted in the stockholder becoming an "interested stockholder." Even after the five year moratorium period, such a business combination between the resident domestic corporation and the "interested stockholder" could proceed only if (1) it is approved by the affirmative vote of the holders of 2/3 of the outstanding voting shares of the corporation not beneficially owned by the "interested stockholder" at a meeting called for such purpose no earlier than five years after the "interested stockholder's" stock acquisition date or (2) the business combination meets several specified fair price conditions relating to the value of the consideration that the holders of the corporation's stock will receive in the business combination. Except as specified in the Business Combination Act, an "interested stockholder" is defined to mean any person that is the owner of 10% or more of the outstanding voting stock of the resident domestic corporation. The Business Combination Act provides that the stockholders of a resident domestic corporation may, by adopting an amendment to the corporation's charter, elect not to be governed by the Business Combination Act effective beginning twelve months after the adoption of such amendment.

   Washington Trust is subject to the Business Combination Act. In addition, Washington Trust's charter provides that prior to approving a "business combination" involving Related Persons or Affiliates, whether or not a vote of the stockholders is otherwise required in connection with the transaction, one of the following must be satisfied:

  . The business combination is approved by at least 80% of the Washington
    Trust Board prior to the acquisition of 10% or more of the outstanding voting shares by a Related Person being consummated

  . 80% of the outstanding voting shares, voting as a single class, vote in favor of the business combination; provided that a proxy statement complying with the requirements of the Exchange Act will have been mailed to all holders of the voting shares for the purpose of soliciting stockholder approval of the business combination

  . The business combination is approved by at least 80% of the continuing directors and a majority of the Washington Trust Board and five fair price conditions enumerated in the charter are satisfied

   For the purposes of these "business combination" provisions, "Related Person" means any individual, partnership, corporation, group or other entity, who beneficially owns 10% or more of the shares of Washington Trust entitled to vote as of a date determined or immediately prior to the transaction, or any person who is an Affiliate of the corporation and had beneficially owned 10% or more voting shares at any time within the five years before undertaking the business combination, but does not include continuing directors. An "Affiliate" means a person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

   Furthermore, for these purposes, a "business combination" means the occurrence of any of the following:

  . the sale, exchange, lease, transfer or other disposition, in one or a series of transactions, to or with a Related Person or any Affiliate or Associate (as defined in the Washington Trust charter) of such Related Person by Washington Trust or any subsidiary thereof, of all, or substantially all, of its or their assets or businesses or the assets or business of a Related Person or any Affiliate or Associate of such Related Person;

  . the purchase, exchange, lease or other acquisition by Washington Trust or any subsidiary thereof into or with a Related Person or any Affiliate or Associate of such Related Person of all or substantially all of the assets or business of a Related Person or any Affiliate or Associate of such Related Person;

  . any merger or consolidation of Washington Trust or any subsidiary thereof into or with a Related Person or any Affiliate or Associate of such Related Person, irrespective of which is the surviving entity in a merger or consolidation;

  . any reclassification of securities, recapitalization or other transaction
    (other than a redemption in accordance with the terms of the security redeemed) which has the effect of increasing the proportionate amount of shares of Washington Trust or any subsidiary thereof entitled to vote which are beneficially owned by a Related Person or any partial or complete liquidation, spin-off, split-off or split-up of Washington Trust or any subsidiary thereof; provided, however, that this provision shall not relate to any transaction of the types specified that has been approved by (a) a majority of the board of directors, and (b) 80% of the continuing directors; or

  . the acquisition upon the issuance thereof of beneficial ownership by a Related Person of shares entitled to vote or securities convertible into shares entitled to vote or any voting securities or securities convertible into voting securities of any subsidiary of Washington Trust, or the acquisition upon the issuance thereof of beneficial ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing shares entitled to vote or voting securities of a subsidiary of Washington Trust.

   As used in the definition of a "business combination," a "series of related transactions" shall be deemed to include not only a series of transactions with the same Related Person but also a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person. Anything in this definition of a "business combination" to the contrary notwithstanding, this definition shall not be deemed to include any transaction of the type set forth in the first three bullet points above between or among any two or more subsidiaries of Washington Trust or Washington Trust and one or more of its subsidiaries if such transaction has been approved by the affirmative vote of at least 80% of the Washington Trust Board and a majority of the continuing directors on or prior to the date of determination pursuant to the Washington Trust charter.

Mergers, Share Exchanges or Asset Sales

   The PierBank charter and bylaws do not contain any specific requirements relating to a merger or sale of assets. The RIBCA generally requires that a corporation's board of directors approve a plan of merger or consolidation and recommend it to the stockholders for approval before the merger or consolidation may occur. Unless a greater stockholder vote is required by a corporation's charter, the holders of a majority of the outstanding stock entitled to vote must vote in favor of a merger or consolidation in order for it to occur. If any class of shares of the corporation is entitled to vote as a class, then the holders of a majority of the shares of each class of shares entitled to vote must vote in favor of the merger or consolidation for it to occur. The RIBCA further provides that, except as a corporation's charter may otherwise require, the stockholders of the surviving corporation in a merger need not approve a plan of merger and the corporation need not provide notice of merger to the stockholders of the corporation, if:

  . the plan of merger does not amend the charter; and

  . the plan of merger does not involve the issuance or transfer by the corporation of shares possessing more than one-third ( 1/3) of the total combined voting power of all classes of stock then entitled to vote for the election of directors which will be outstanding immediately after the merger.

   The RIBCA also generally requires that a corporation's board of directors approve the sale, lease, exchange, or other disposition of all or substantially all of the property and assets of a corporation and recommend it to the stockholders for approval before the sale or other disposition may occur. Unless a greater stockholder vote is required by a corporation's charter, the holders of a majority of the outstanding stock entitled to vote must vote "in favor of" the sale for it to occur. If any class of shares of the corporation is entitled to vote as a class, then the holders of a majority of the shares of each class of shares entitled to vote must vote in favor of the sale or other disposition of it to occur.

   Section 13 of chapter 2 of title 19 of the Rhode Island General Laws requires that:

  . the Director of the DBR must approve the merger of a financial institution like PierBank with another financial institution;

  . two-thirds ( 2/3) of the Board of Directors of the financial institution must approve the merger and recommend it to the stockholders for approval; and

  . as required by the RIBCA, the holders of a majority of the outstanding stock entitled to vote must vote "for" the merger for it to occur.

   Other than when a Related Person or its Affiliate is involved, the Washington Trust charter and bylaws do not contain any requirements for a merger or sale of assets.

Amendments to Charter

   The PierBank charter and bylaws do not contain any provisions for amending its charter. Under the RIBCA, in order to amend the articles of incorporation, the board of directors must approve the amendment and the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class must vote in favor of the amendment, unless the articles of incorporation require a greater vote. In addition, pursuant to
Section 10 of chapter 2 of title 19 of the Rhode Island General Laws, the Director of the DBR must approve any amendment to the charter of a financial institution like PierBank.

   The Washington Trust charter provides that the corporation may amend its charter in the manner prescribed by the applicable provisions of the RIBCA. However, with respect to the provisions relating to approval of business combinations, the Board of Directors, amendment of the bylaws and amendment of certain definitions used in the charter, amendment must be by the (1) affirmative vote of 80% of the board of directors and a majority of the continuing directors and (2) the affirmative vote as to all stock held by the holders of 80% or more of the outstanding voting shares, voting separately as a class. However, if any amendment relating to business combinations is recommended to the stockholders by the favorable vote of a majority of the board of directors and not less than 80% of the continuing directors, then only the requirements of the relevant provisions of the RIBCA will apply, instead of this unique approval requirement. With respect to the amendment provision generally, the provision may be amended by the affirmative vote of 80% or more of the outstanding voting shares, voting separately as a class.

Amendments to Bylaws

   The PierBank bylaws provide that the bylaws may be amended only by PierBank's stockholders. Under the RIBCA, a corporation's bylaws may be amended by its stockholders or, unless otherwise provided in the charter or bylaws, by the corporation's board of directors, provided that any amendment to the bylaws by the board of directors may be changed by the stockholders. In addition,
Section 15 of chapter 2 of title 19 of the Rhode Island General Laws requires that the Director of the DBR approve any amendment to the bylaws of a financial institution like PierBank.

   The Washington Trust charter permits the Washington Trust Board to amend the Washington Trust bylaws, or adopt new bylaws, at any regular or special meeting with the affirmative vote of both 80% of the board of directors and a majority of the continuing directors.

Dissenters' Rights

   The holders of PierBank common stock will have the right to dissent from the merger. In order to properly exercise his or her right to dissent from the merger, a stockholder must follow the requirements of Sections 7-1.1-73 and 7-1.1-74 of the RIBCA, which are attached as Annex C to this Proxy
Statement/Prospectus.

   Under the RIBCA, any stockholder of a corporation has the right to dissent from and obtain payment of the fair value of his or her shares in the event of:

  . any plan of merger or consolidation, unless the corporation is the surviving corporation in a merger and the approval of its stockholders was not required under the RIBCA;

  . any acquisition which requires approval of the stockholders under the RIBCA; or

  . any sale or exchange of all or substantially all of the property and assets of a corporation which requires approval of the stockholders under the RIBCA.

In addition, unless otherwise provided in a corporation's charter, appraisal rights are not available to holders of shares of any class of stock which is either:

  . listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers; or

  . held of record by more than 2,000 stockholders.

   If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenters' rights must, in advance of or at the meeting, file with the corporation a written objection to the proposed corporate action. Thereafter, if the proposed corporate action is approved by the required vote of the stockholders and the dissenting stockholder did not vote in favor of the proposed corporate action, the stockholder may, within 10 days after the vote, make written demand on the corporation for payment of the fair value of his or her shares. If the proposed corporate action is effected, the corporation will pay to the stockholder, upon surrender by such stockholder of the certificate or certificates representing his or her shares, the fair value of his or her shares, as determined in accordance with and subject to the procedures set forth in Section 7-1.1-74 of the RIBCA. If the stockholder fails to make the aforesaid written demand for payment on the corporation within 10 days after the vote, such stockholder will be bound by the terms of the proposed corporate action. Apart from the notice of the meeting at which the vote is to be taken, stockholders are not entitled to receive any notice of the date upon which the vote is to be taken.

   Section 13 of chapter 2 of title 19 of the Rhode Island General Laws also provides that any stockholder of a financial institution like PierBank that is a party to a merger requiring approval under Section 13 has the right to dissent from such action in the same manner as provided in the RIBCA.

   Washington Trust stockholders will not be entitled to dissenters' rights under the RIBCA.

                                 OTHER MATTERS

   As of the date of this Proxy Statement/Prospectus, the PierBank Board knows of no matters that will be presented for consideration at the PierBank meeting other than as described in this Proxy Statement/Prospectus. If any other matters shall properly come before the PierBank meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of PierBank.

                                 LEGAL MATTERS

   The validity of the common stock to be issued in connection with the merger and certain federal income tax consequences of the merger will be passed upon by Goodwin, Procter & Hoar LLP, counsel for Washington Trust. Adler, Pollock & Sheehan P.C., counsel for PierBank, will pass on certain federal income tax consequences of the merger for PierBank and its stockholders.

                                    EXPERTS

   The consolidated financial statements of Washington Trust as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference in this Proxy Statement/Prospectus and Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this Proxy Statement/Prospectus and Registration Statement and upon authority of said firm as experts in accounting and auditing.

   The financial statements of PierBank as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 included in this Proxy Statement/Prospectus and Registration Statement have been audited by Shatswell, MacLeod & Company, P.C., independent certified public accountants, as indicated in their report with respect thereto, and are included in this document in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

            WHERE YOU CAN FIND MORE INFORMATION ON WASHINGTON TRUST

   Washington Trust files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Washington Trust files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Washington Trust's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." In addition, Washington Trust's SEC filings may be read and copied at the NASDAQ National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

   Washington Trust has filed a Registration Statement on Form S-4 to register with the SEC the Washington Trust common stock to be issued to the holders of PierBank common stock in the merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Washington Trust in addition to being a proxy statement of PierBank for the PierBank meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

   The SEC allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Washington Trust, its finances and Washington Trust common stock.

SEC Filings (File No. 000-13091):

  . Annual Report on Form 10-K for the year ended December 31, 1998.

  . Proxy Statement on Schedule 14A, filed as of March 19, 1999.

  .  Registration Statement on Form 8-A/A, filed as of August 22, 1996.

  . Registration Statement on Form 8-A, filed as of January 10, 1985.

   Additional documents that Washington Trust files with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act between the date of this Proxy Statement/Prospectus and the date of the meeting of PierBank's stockholders have also been incorporated by reference.

   Washington Trust has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Washington Trust, and PierBank has supplied all information relating to PierBank.

   You can obtain any of the documents incorporated by reference through Washington Trust or the SEC. Documents incorporated by reference are available from Washington Trust without charge, excluding all exhibits unless Washington Trust has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

                        Washington Trust Bancorp, Inc.
                        23 Broad Street
                        Westerly, Rhode Island 02891
                        Attn: David V. Devault, Executive Vice President,
                             Treasurer and Chief Financial Officer
                        Tel: (401) 348-1319

   If you would like to request documents from Washington Trust, please do so by June 9, 1999 to receive them prior to the PierBank stockholders meeting.

   You should rely only on the information contained or incorporated by reference in this Proxy Statement/Prospectus to vote on the PierBank proposal. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated May 5, 1999. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Proxy Statement/Prospectus nor the issuance of shares of Washington Trust common stock in the merger shall create any implication to the contrary.

                             INDEX OF DEFINED TERMS

Acquiring Person......................................................        57
acquisition transaction............................................... 26 and 39
Affiliate.............................................................        65
applicable price......................................................        27
average index price...................................................        37
Bank Group............................................................        21
BHCA..................................................................        27
business combination..................................................        65
Business Combination Act..............................................        64
Code..................................................................         4
covered transactions..................................................        48
CRA...................................................................        47
DBR...................................................................         4
Distribution Date.....................................................        57
EPS...................................................................      F-10
FDIC..................................................................         3
FDICIA................................................................        49
Federal Reserve Board.................................................        49
GAAP..................................................................        28
non-personal time deposits............................................        49
Plan..................................................................      F-15
Related Person........................................................        65
RIBCA.................................................................        61
Riegle-Neal...........................................................        47
ROA...................................................................        43
ROE...................................................................        43
SARs..................................................................      F-15
SEC...................................................................        12
Selected Nationwide Transactions......................................        22
Selected New England Transactions.....................................        22
series of related transactions........................................        65
Special Termination Payment...........................................        39
transaction accounts..................................................        49
Washington Trust average closing sale price........................... 29 and 37

                     INDEX TO PIERBANK FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Independent Auditors' Report............................................. F-2

Balance Sheets as of December 31, 1998 and 1997.......................... F-3

Statements of Income for the years ended December 31, 1998, 1997 and
 1996.................................................................... F-4

Statements of Changes in Stockholders' Equity for the years ended
 December 31, 1998, 1997 and 1996........................................ F-5

Statements of Cash Flows for the years ended December 31, 1998, 1997 and
 1996.................................................................... F-6

Notes to Financial Statements............................................ F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
PierBank
South Kingstown, Rhode Island

   We have audited the accompanying balance sheets of PierBank as of December 31, 1998 and 1997 and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PierBank as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                     By /s/ Shatswell, MacLeod & Company, P.C.
                                        ---------------------------------------
                                          SHATSWELL, MacLEOD & COMPANY, P.C.

February 11, 1999
(Except for Note 16 as to which the
 date is February 22, 1999)

                                    PIERBANK

                                 BALANCE SHEETS

                           December 31, 1998 and 1997

                                                          1998         1997
                                                       -----------  -----------
                       ASSETS
Cash.................................................  $ 2,106,324  $ 1,315,808
Federal funds sold...................................    3,601,955    4,500,000
                                                       -----------  -----------
    Total cash and cash equivalents..................    5,708,279    5,815,808
Investments in available-for-sale securities (at fair
 value)..............................................    4,575,768    4,776,523
Federal Home Loan Bank stock, at cost................      138,800
Loans, net...........................................   46,965,578   33,410,146
Premises and equipment...............................    1,036,539      978,823
Other real estate owned..............................                   390,830
Accrued interest receivable..........................      373,321      276,263
Prepaid expenses and other assets....................      106,213      104,451
Net deferred tax asset...............................      498,274      502,665
                                                       -----------  -----------
    Total assets.....................................  $59,402,772  $46,255,509
                                                       ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits......................................  $ 6,200,737  $ 3,661,213
Savings and NOW deposits.............................   12,879,305    9,428,616
Time deposits........................................   33,391,124   28,812,997
                                                       -----------  -----------
    Total deposits...................................   52,471,166   41,902,826
Federal Home Loan Bank advances......................    2,000,000
Other liabilities....................................      277,596      160,559
Accrued income taxes.................................      146,652      123,467
                                                       -----------  -----------
    Total liabilities................................   54,895,414   42,186,852
                                                       -----------  -----------
Stockholders' equity:
  Common stock, voting, $1.00 par value, authorized
   5,000,000 shares; issued 1,642,754 and 1,621,454
   shares in 1998 and 1997, respectively: outstanding
   1,583,354 and 1,562,054 shares in 1998 and 1997,
   respectively......................................    1,642,754    1,621,454
  Paid-in capital....................................    4,600,226    4,560,026
  Accumulated deficit................................   (1,393,052)  (1,773,827)
  Treasury stock, 59,400 shares at cost..............     (353,700)    (353,700)
  Accumulated other comprehensive income.............       11,130       14,704
                                                       -----------  -----------
    Total stockholders' equity.......................    4,507,358    4,068,657
                                                       -----------  -----------
    Total liabilities and stockholders' equity.......  $59,402,772  $46,255,509
                                                       ===========  ===========

    The accompanying notes are an integral part of the financial statements.

                                    PIERBANK

                              STATEMENTS OF INCOME

                  Years ended December 31, 1998, 1997 and 1996

                                                  1998       1997        1996
                                               ---------- ----------  ----------
Interest and dividend income:
 Interest and fees on loans..................  $4,043,569 $3,234,935  $2,600,158
 Interest and dividends on securities:
  Taxable....................................     315,914    272,830     146,314
  Dividends on marketable equity securities..       2,979        264          15
  Interest on federal funds sold.............     129,081    115,324      77,276
                                               ---------- ----------  ----------
    Total interest and dividend income.......   4,491,543  3,623,353   2,823,763
                                               ---------- ----------  ----------
Interest expense:
 Interest on deposits........................   2,046,426  1,677,103   1,274,729
Interest on Federal Home Loan Bank advances..       2,609
                                               ---------- ----------  ----------
    Total interest expense...................   2,049,035  1,677,103   1,274,729
                                               ---------- ----------  ----------
    Net interest and dividend income.........   2,442,508  1,946,250   1,549,034
Provision for loan losses....................      79,267     24,463      17,500
                                               ---------- ----------  ----------
    Net interest and dividend income after
     provision for loan losses...............   2,363,241  1,921,787   1,531,534
                                               ---------- ----------  ----------
Other income:
  Service charges on deposit accounts........     119,502    118,060     108,740
  Loan referral fees.........................     579,326    392,659     294,513
  Gains on sales of loans....................       3,822     14,962
  Security gains.............................                              9,144
  Other income...............................      71,857     76,199      96,209
                                               ---------- ----------  ----------
    Total other income.......................     774,507    601,880     508,606
                                               ---------- ----------  ----------
Other expense:
  Salaries and employee benefits.............   1,216,216    909,453     769,946
  Occupancy expense..........................     217,049    185,888     160,708
  Equipment expense..........................     159,213    131,357      99,478
  Professional and other services............     327,898    267,157     255,981
  Other real estate owned expenses (net).....      38,904     85,302      55,564
  Net losses (gains) from sales of other real
   estate owned..............................       9,352     (4,806)        348
  Other expense..............................     422,609    378,029     305,148
                                               ---------- ----------  ----------
    Total other expense......................   2,391,241  1,952,380   1,647,173
                                               ---------- ----------  ----------
Income before income tax expense.............     746,507    571,287     392,967
Income tax expense...........................     287,389    242,000     159,203
                                               ---------- ----------  ----------
    Net income...............................  $  459,118 $  329,287  $  233,764
                                               ========== ==========  ==========
Earnings per common share....................  $      .29 $      .22  $      .18
                                               ========== ==========  ==========
Earnings per common share, assuming
 dilution....................................  $      .29 $      .21  $      .17
                                               ========== ==========  ==========

    The accompanying notes are an integral part of the financial statements.

                                    PIERBANK

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years ended December 31, 1998, 1997 and 1996

                                                                                    Accumulated
                                                                                       Other
                                                                                   Comprehensive
                            Common   Preferred   Paid-in   Accumulated  Treasury      Income
                            Stock      Stock     Capital     Deficit      Stock       (Loss)       Total
                          ---------- ---------  ---------- -----------  ---------  ------------- ----------
Balance, December 31,
 1995...................  $1,245,151 $164,000   $3,633,874 $(1,628,016) $(353,700)    $(7,754)   $3,053,555
Comprehensive income:
 Net income.............                                       233,764
 Net change in
  unrealized holding
  loss on available-for-
  sale securities, net
  of tax effect of $0...                                                                9,962
 Comprehensive income...                                                                            243,726
Common stock issued
 (warrants exercised)...     171,389               299,931                                          471,320
Preferred stock
 retired................             (164,000)                                                     (164,000)
Dividends paid ($.05 per
 share).................                                       (59,683)                             (59,683)
                          ---------- --------   ---------- -----------  ---------     -------    ----------
Balance, December 31,
 1996...................   1,416,540             3,933,805  (1,453,935)  (353,700)      2,208     3,544,918
Comprehensive income:
 Net income.............                                       329,287
 Net change in
  unrealized holding
  gain on available-for-
  sale securities, net
  of tax effect of
  $9,512................                                                               12,496
 Comprehensive income...                                                                            341,783
Common stock issued
 (warrants exercised)...      60,652               121,304                                          181,956
10% stock dividend......     144,262               504,917    (649,179)
                          ---------- --------   ---------- -----------  ---------     -------    ----------
Balance, December 31,
 1997...................   1,621,454             4,560,026  (1,773,827)  (353,700)     14,704     4,068,657
Comprehensive income:
 Net income.............                                       459,118
 Net change in
  unrealized holding
  gain on available-for-
  sale securities, net
  of tax effect.........                                                               (3,574)
 Comprehensive income...                                                                            455,544
Common stock issued.....      21,300                40,200                                           61,500
Dividends paid ($.05 per
 share).................                                       (78,343)                             (78,343)
                          ---------- --------   ---------- -----------  ---------     -------    ----------
Balance, December 31,
 1998...................  $1,642,754 $          $4,600,226 $(1,393,052) $(353,700)    $11,130    $4,507,358
                          ========== ========   ========== ===========  =========     =======    ==========
Reclassification disclosure for the year ended December 31, 1998:
Net unrealized losses on available-for-sale securities...............   $  (5,684)
Less reclassification adjustment for realized gains or losses in net
 income..............................................................           0
                                                                        ---------
 Other comprehensive income before income tax effect.................      (5,684)
Income tax benefit...................................................       2,110
                                                                        ---------
 Other comprehensive loss, net of tax................................   $  (3,574)
                                                                        =========

   Accumulated other comprehensive income as of December 31, 1998, 1997 and 1996 consists of net unrealized holding gains (losses) on available-for-sale securities, net of taxes.

    The accompanying notes are an integral part of the financial statements.

                                    PIERBANK

                            STATEMENTS OF CASH FLOWS

                  Years ended December 31, 1998, 1997 and 1996

                                            1998         1997         1996
                                        ------------  -----------  -----------
Cash flows from operating activities:
 Net income............................ $    459,118  $   329,287  $   233,764
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Provision for loan losses............       79,267       24,463       17,500
  Depreciation and amortization........      108,948       96,593       78,929
  Amortization of securities, net......       (4,679)       4,907        2,183
  Compensation expense related to
   common stock performance awards.....       24,000
  Change in unearned income............       37,760      (11,635)      46,121
  Security gains.......................                                 (9,144)
  Loss on sale of premises and
   equipment...........................                       352
  Net (gains) losses from dispositions
   of other real estate owned..........        9,352       (4,806)         348
  Gains on sales of loans..............       (3,822)     (14,962)
  Writedowns of other real estate
   owned...............................        5,830       22,000       22,000
  Increase in accrued interest
   receivable..........................      (97,058)     (48,857)     (36,238)
  (Increase) decrease in prepaid
   expenses and other assets...........       (1,762)     (40,748)      19,799
  Increase (decrease) in other
   liabilities.........................      117,037       16,073      (40,682)
  Increase (decrease) in accrued
   income taxes........................       23,185      123,265      (25,954)
  Decrease in net deferred tax asset...        6,501       80,704      125,257
                                        ------------  -----------  -----------
   Net cash provided by operating
    activities.........................      763,677      576,636      433,883
                                        ------------  -----------  -----------
Cash flows from investing activities:
 Purchase of Federal Home Loan Bank
  stock................................     (138,800)
 Purchases of available-for-sale
  securities...........................   (2,720,515)  (2,345,225)  (3,637,066)
 Proceeds from maturities of available-
  for-sale securities..................    2,670,265    1,658,918    1,468,649
 Proceeds from sales of available-for-
  sale securities......................      250,000                   769,852
 Net increase in loans.................  (13,674,268)  (7,217,831)  (5,663,044)
 Recoveries of loans previously charged
  off..................................        5,631       21,455        7,567
 Capitalized expenditures on other real
  estate owned.........................                    (8,740)
 Proceeds from sales of other real
  estate owned.........................      375,648       48,175       79,652
 Capitalized expenditures on premises
  and equipment........................     (166,664)     (59,575)    (133,649)
 Proceeds from sales of premises and
  equipment............................                       450
 Proceeds from sales of loans..........                   259,875
                                        ------------  -----------  -----------
   Net cash used in investing
    activities.........................  (13,398,703)  (7,642,498)  (7,108,039)
                                        ------------  -----------  -----------
Cash flows from financing activities:
 Net increase in demand deposits and
  savings accounts.....................    5,990,213    1,758,963    2,323,168
 Net increase in time deposits.........    4,578,127    6,891,692    5,816,905
 Proceeds from Federal Home Loan Bank
  advances.............................    2,000,000
 Proceeds from issuance of common
  stock................................       37,500      181,956      471,320
 Preferred stock retired...............                               (164,000)
 Dividends paid........................      (78,343)                  (59,683)
                                        ------------  -----------  -----------
   Net cash provided by financing
    activities.........................   12,527,497    8,832,611    8,387,710
                                        ------------  -----------  -----------
Net increase (decrease) in cash and
 cash equivalents......................     (107,529)   1,766,749    1,713,554
Cash and cash equivalents at beginning
 of year...............................    5,815,808    4,049,059    2,335,505
                                        ------------  -----------  -----------
Cash and cash equivalents at end of
 year.................................. $  5,708,279  $ 5,815,808  $ 4,049,059
                                        ============  ===========  ===========
Supplemental disclosures:
 Interest paid......................... $  2,048,818  $ 1,676,835  $ 1,273,593
 Income taxes paid.....................      257,703       38,031       59,900
 Transfer of loans to other real estate
  owned................................                   184,369       95,000
 Loans originated from sales of other
  real estate owned....................                   221,000

    The accompanying notes are an integral part of the financial statements.

                                    PIERBANK

                         NOTES TO FINANCIAL STATEMENTS

                  Years ended December 31, 1998, 1997 and 1996

Note 1--Nature of Operations

   PierBank (Bank) was established in 1988 under the laws of the state of Rhode Island to provide a variety of financial services to its customers. Located in Narragansett, Rhode Island, the Bank has two locations and primarily serves the Southern Rhode Island area. Customer deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent provided by law.

Note 2--Accounting Policies

   The accounting and reporting policies of the Bank conform to generally accepted accounting principles and predominant practices within the banking industry. The financial statements of the Bank were prepared using the accrual basis of accounting. The significant accounting policies of the Bank are summarized below to assist the reader in better understanding the financial statements and other data contained herein.

 Pervasiveness of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

 Cash and Cash Equivalents:

   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks and federal funds sold.

 Securities:

   Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed on the straight-line method which has substantially the same effect as using the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

   The Bank classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. This security classification may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Bank has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

  --Held-to-maturity securities are measured at amortized cost in the balance sheet. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the financial statements.

  --Available-for-sale securities are carried at fair value on the balance sheet. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

  --Trading securities are carried at fair value on the balance sheet.
   Unrealized holding gains and losses for trading securities are included in earnings.

                                    PIERBANK

 Loans:

   Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances reduced by amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

   Interest on loans is recognized on a simple interest basis.

   Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts over the contractual life of the related loans.

   Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

 Loan Servicing:

   Effective January 1, 1996, the Bank adopted Statement of Financial Accounting Standards No. 122 (SFAS No. 122), "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65." Effective January 1, 1997, the Bank adopted Statement of Financial Accounting Standards No. 125 (SFAS No. 125) which supersedes SFAS No. 122. These statements require the Bank to recognize as separate assets from their related loans the rights to service mortgage loans for others, either through acquisition of those rights or from the sale or securitization of loans with the servicing rights retained on those loans, based on their relative fair values. To determine the fair value of the servicing rights created, the Bank uses the market prices under comparable servicing sale contracts, when available, or alternatively uses a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing rights. In using this valuation method, the Bank incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost of servicing loans, the discount rate, ancillary income, prepayment speeds and default rates.

   The cost of mortgage servicing rights is amortized on a straight-line basis which has substantially the same effect as amortizing the rights in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the interest rate risk characteristics of the underlying loans. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

 Allowance for Loan Losses:

   The allowance is increased by provisions charged to current operations and is decreased by loan losses, net of recoveries. The provision for loan losses is based on management's evaluation of current and anticipated economic conditions, changes in the character and size of the loan portfolio, and other indicators.

                                    PIERBANK

   The Bank considers a loan to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank measures impaired loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

   The Bank considers for impairment all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and convertible or nonconvertible debentures and bonds and other debt securities. The Bank considers its residential real estate loans and consumer loans that are not individually significant to be large groups of smaller balance homogeneous loans.

   Factors considered by management in determining impairment include payment status, net worth and collateral value. An insignificant payment delay or an insignificant shortfall in payment does not in itself result in the review of a loan for impairment. The Bank reviews its loans for impairment on a loan-by-loan basis. The Bank does not apply impairment to aggregations of loans that have risk characteristics in common with other impaired loans. Interest on a loan is not generally accrued when the loan becomes ninety or more days overdue. The Bank may place a loan on nonaccrual status but not classify it as impaired, if (i) it is probable that the Bank will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is an individually insignificant residential mortgage loan or consumer loan. Impaired loans are charged-off when management believes that the collectibility of the loan's principal is remote. Substantially all of the Bank's loans that have been identified as impaired have been measured by the fair value of existing collateral.

 Premises and Equipment:

   Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.

 Other Real Estate Owned and In-substance Foreclosures:

   Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

   In accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," the Bank classifies loans as in-substance repossessed or foreclosed if the Bank receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

 Income Taxes:

   The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

                                    PIERBANK

 Fair Values of Financial Instruments:

   Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Bank disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Bank in estimating its fair value disclosures are as follows:

   Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

   Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

   Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

   Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

   Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

 Earnings per Share:

   Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per Share," is effective for periods ending after December 15, 1997. SFAS No. 128 simplifies the standards of computing earnings per share (EPS) previously found in APB Opinion No. 15. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

   Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15.

                                    PIERBANK

   Earnings per share for 1998, 1997 and 1996 were calculated using the weighted average number of shares outstanding during those periods. The number of shares outstanding during 1997 and 1996 has been adjusted to reflect the issuance of a 10% stock dividend paid in July of 1997.

   The Bank has computed and presented EPS for the years ended December 31, 1998, 1997 and 1996 in accordance with SFAS No. 128. EPS as so computed does not differ materially from EPS that would have resulted if APB Opinion No. 15 had been applied.

Note 3--Investments in Available-For-Sale Securities

   Debt and equity securities have been classified in the balance sheets according to management's intent. The carrying amount of investments in available-for-sale securities and their approximate fair values are as follows as of December 31:

                                                 Gross      Gross
                                    Amortized  Unrealized Unrealized
                                       Cost     Holding    Holding      Fair
                                      Basis      Gains      Losses     Value
                                    ---------- ---------- ---------- ----------
December 31, 1998:
  United States Government Agency
   obligations..................... $2,804,338  $16,901    $         $2,821,239
  Mortgage-backed securities.......  1,719,951    4,811     13,199    1,711,563
  Asset-backed securities..........     10,823    5,880                  16,703
  Equity securities................     22,124    6,326      2,187       26,263
                                    ----------  -------    -------   ----------
                                    $4,557,236  $33,918    $15,386   $4,575,768
                                    ==========  =======    =======   ==========
December 31, 1997:
  United States Government Agency
   obligations..................... $2,698,842  $ 4,694    $ 1,065   $2,702,471
  Mortgage-backed securities.......  1,990,838    4,216      4,538    1,990,516
  Asset-backed securities..........     48,129   11,907                  60,036
  Equity securities................     14,498    9,002                  23,500
                                    ----------  -------    -------   ----------
                                    $4,752,307  $29,819    $ 5,603   $4,776,523
                                    ==========  =======    =======   ==========

   The scheduled maturities of debt securities classified as available-for-sale securities were as follows as of December 31, 1998:

                                                        Amortized
                                                           Cost       Fair
                                                          Basis      Value
                                                        ---------- ----------
   Debt securities other than mortgage-backed and
    asset-backed securities:
     Due within one year............................... $1,051,068 $1,054,099
     Due after one year through five years.............  1,753,270  1,767,140
   Mortgage-backed securities..........................  1,719,951  1,711,563
   Asset-backed securities.............................     10,823     16,703
                                                        ---------- ----------
                                                        $4,535,112 $4,549,505
                                                        ========== ==========

   During the year ended December 31, 1998, proceeds from the sales of investments classified as available-for-sale amounted to $250,000. There were no realized gains or losses on those sales during 1998. During the year ended December 31, 1997 there were no sales of investments classified as available-for-sale. During the year ended December 31, 1996, proceeds from the sales of investments classified as available-for-sale amounted to $769,852. Gross realized gains on sales during 1996 amounted to $9,144.

                                    PIERBANK

   There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders' equity as of December 31, 1998.

Note 4--Loans

   Loans consisted of the following as of December 31:

                                                         1998         1997
                                                      -----------  -----------
   Commercial, financial and agricultural............ $ 3,109,559  $ 2,640,480
   Real estate--construction and land development....   8,829,999    4,991,098
   Real estate--residential..........................  17,328,023   11,001,014
   Real estate--commercial...........................  16,129,142   13,437,528
   Consumer..........................................   2,300,692    1,989,004
   Other.............................................      32,654       27,753
                                                      -----------  -----------
                                                       47,730,069   34,086,877
   Allowance for loan losses.........................    (550,000)    (500,000)
   Unearned income...................................    (214,491)    (176,731)
                                                      -----------  -----------
     Net loans....................................... $46,965,578  $33,410,146
                                                      ===========  ===========

   Certain directors and executive officers of the Bank and companies in which they have significant ownership interest were customers of the Bank during 1998. Total loans to such persons and their companies amounted to $842,048 as of December 31, 1998. During the year ended December 31, 1998, $542,917 of advances were made and repayments totaled $558,589.

   Changes in the allowance for loan losses were as follows during the years ended December 31:

                                                    1998      1997      1996
                                                  --------  --------  --------
   Balance, beginning of period.................. $500,000  $513,447  $538,139
   Provision for loan losses.....................   79,267    24,463    17,500
   Loans charged off.............................  (34,898)  (59,365)  (49,759)
   Recoveries on loans previously charged off....    5,631    21,455     7,567
                                                  --------  --------  --------
     Balance, end of period...................... $550,000  $500,000  $513,447
                                                  ========  ========  ========

                                    PIERBANK

   Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of December 31:

                                            1998                   1997
                                   ---------------------- ----------------------
                                    Recorded    Related    Recorded    Related
                                   Investment  Allowance  Investment  Allowance
                                   In Impaired For Credit In Impaired For Credit
                                      Loans      Losses      Loans      Losses
                                   ----------- ---------- ----------- ----------
Loans for which there is a
 related allowance for credit
 losses..........................   $      0      $ 0      $ 85,266     $5,000
Loans for which there is no
 related allowance for credit
 losses..........................     73,168        0       422,434          0
                                    --------      ---      --------     ------
  Totals.........................   $ 73,168      $ 0      $507,700     $5,000
                                    ========      ===      ========     ======
Average recorded investment in
 impaired loans during the year
 ended December 31...............   $132,174               $527,858
                                    ========               ========
Related amount of interest income
 recognized during the time, in
 the year ended December 31, that
 the loans were impaired
  Total recognized...............   $    534               $      0
                                    ========               ========
  Amount recognized using a cash-
   basis method of accounting....   $    534               $      0
                                    ========               ========

   In addition to total loans previously shown, the Bank services the guaranteed portion of sold Small Business Administration (SBA) loans. The Bank services these loans and remits the payments received to the buyer. The amount of these loans sold and serviced by the Bank are as follows as of December 31:

                                                                1998     1997
                                                              -------- --------
   SBA participation loans................................... $633,228 $759,082

   Servicing assets of $806 and $0 were capitalized in 1998 and 1997, respectively. There was no amortization of servicing assets in 1998 and 1997.

   The fair value of servicing assets was $806 and $0 as of December 31, 1998 and 1997, respectively. There is no valuation allowance for servicing assets.

Note 5--Premises and Equipment

   The following is a summary of premises and equipment as of December 31:

                                                            1998        1997
                                                         ----------  ----------
   Land................................................. $  170,000  $  170,000
   Building.............................................    601,087     601,087
   Furniture and fixtures...............................    859,112     746,601
   Leasehold improvements...............................     92,786      38,633
   Building improvements................................    140,660     140,660
                                                         ----------  ----------
                                                          1,863,645   1,696,981
   Accumulated depreciation and amortization............   (827,106)   (718,158)
                                                         ----------  ----------
                                                         $1,036,539  $  978,823
                                                         ==========  ==========

                                    PIERBANK

Note 6--Income Tax Expense

   The components of income tax expense are as follows for the years ended December 31:

                                                    1998      1997      1996
                                                  --------  --------  ---------
Current:
  Federal........................................ $287,883  $170,832  $ 124,670
  State..........................................   48,542    49,006     37,223
                                                  --------  --------  ---------
                                                   336,425   219,838    161,893
                                                  --------  --------  ---------
Deferred:
  Federal........................................   14,265    75,710    126,034
  State..........................................   (7,764)    4,994       (777)
                                                  --------  --------  ---------
                                                     6,501    80,704    125,257
                                                  --------  --------  ---------
Benefit of operating loss carryforwards..........  (55,537)  (58,542)  (127,947)
                                                  --------  --------  ---------
  Total income tax expense....................... $287,389  $242,000  $ 159,203
                                                  ========  ========  =========

   The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows for the years ended December 31:

                                                             1998   1997   1996
                                                             % of   % of   % of
                                                            Income Income Income
                                                            ------ ------ ------
Federal income tax at statutory rate.......................  34.0%  34.0%  34.0%
Increase (decrease) in tax resulting from:
  Unallowable expenses.....................................   1.0    2.2     .5
State tax, net of federal tax benefit......................   3.5    6.2    6.0
                                                             ----   ----   ----
                                                             38.5%  42.4%  40.5%
                                                             ====   ====   ====

   The Bank had deferred tax assets as follows as of December 31:

                                                               1998      1997
                                                             --------  --------
Deferred tax assets:
  Interest on nonperforming loans........................... $    491  $ 10,621
  Allowance for loan losses.................................  150,287   104,049
  Loan origination fees.....................................   50,948    35,867
  Other real estate owned valuation.........................              3,522
  Net operating loss carryover..............................  365,636   421,173
                                                             --------  --------
    Gross deferred tax asset................................  567,362   575,232
Valuation allowance.........................................  (55,546)  (55,546)
                                                             --------  --------
                                                              511,816   519,686
                                                             --------  --------
Deferred tax liabilities:
  Unrealized gain on securities.............................   (7,402)   (9,512)
  Depreciation..............................................   (6,140)   (7,509)
                                                             --------  --------
    Gross deferred tax liabilities..........................  (13,542)  (17,021)
                                                             --------  --------
    Net deferred tax assets................................. $498,274  $502,665
                                                             ========  ========

                                    PIERBANK

   For federal income tax purposes, as of December 31, 1998, the Bank has net operating loss carryovers in the amount of $1,075,399 which will expire in the years through 2007. Due to a change in the ownership of the Bank in December 1991, certain provisions of the Internal Revenue Code limit the utilization of operating loss carryovers. Consequently, a portion of the carryover losses incurred prior to December 1991 will not be available to the Bank. The portion which will not be available to the Bank will depend upon the future profitability of the Bank, but will not be less than approximately $163,370.

   The state of Rhode Island does not allow carryover loss deductions for banks.

Note 7--Deposits

   The aggregate amount of time deposit accounts (including CDS), each with a minimum denomination of $100,000, was approximately $4,844,323 and $5,746,508 as of December 31, 1998 and 1997, respectively.

   For time deposits as of December 31, 1998, the aggregate amount of maturities for each of the following five years ended December 31, are:

      1999.......................................................... $24,717,132
      2000..........................................................   7,192,045
      2001..........................................................     508,783
      2002..........................................................     331,201
      2003..........................................................     641,963
                                                                     -----------
                                                                     $33,391,124
                                                                     ===========

Note 8--Advances from the Federal Home Loan Bank

   Advances consist of funds borrowed from the Federal Home Loan Bank (FHLB). The advances from the Federal Home Loan Bank are short-term and mature on or before January 21, 1999. Advances are secured by the Bank's stock in that institution, its residential real estate mortgage portfolio and the remaining U.S. Government and agencies obligation not otherwise pledged.

Note 9--Employee Benefits

   In 1997 the Board of Directors approved the 1997 Equity Incentive Plan (the "Plan"). The Plan was also approved by stockholders at the annual meeting. A maximum of 275,000 shares of common stock may be issued under the Plan.

   All employees and, in the case of awards other than incentive stock options, directors and consultants of the Bank or any affiliate capable of contributing significantly to the successful performance of the Bank, other than a person who has irrevocably elected not to be eligible, are eligible to be participants in the Plan. The Plan became effective on May 1, 1997.

   Subject to the provisions of the Plan, the Board may award incentive stock options and nonstatutory stock options. The Board establishes the option price and terms at the time each option is awarded, and with respect to incentive stock options, the exercise price may not be less than 100% of fair market value and may not be exercisable more than ten years from grant date.

   The Board may award stock appreciation rights ("SARs") in tandem with an option or alone. SARs in tandem with an option may terminate to the extent that the related option is exercised, and the related option may terminate to the extent that the tandem SARs are exercised.

                                    PIERBANK

   The Board may award performance shares and determine the number of such shares for each performance cycle and the duration of each performance cycle. The payment value of performance shares is equal to the fair market value of the common stock on the date the performance shares are earned or, on the date the Board determines that performance shares have been earned.

   The Board may award shares of restricted stock and determine the duration of the restricted period during which, and the condition under which, the shares may be forfeited to the Bank and other terms and conditions of such awards.

   The Board may award stock units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Board may determine. Shares of common stock awarded in connection with a stock unit award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law. No such shares of common stock may be designated as award shares by the Board.

   During 1997, no awards were granted under the Plan. In 1998, 130,000 nonstatutory stock options were granted under the Plan.

   Total compensation expense recognized under the Plan in 1998 was $24,000 which consisted of the fair value of 4,800 performance shares awarded to officers and directors.

   The Bank entered into an employment agreement with its president which was to expire on December 31, 1998. The agreement provided the president with the option to purchase 16,500 shares of the Bank's common stock at an exercise price of $2.27 per share. In 1998, the employment agreement was extended through December 31, 2001. In 1995, the President was granted an additional 16,500 options at an exercise price of $2.27. The grant expires December 31, 1999. The number of options and the exercise price are after adjustment for the 10% stock dividend in July of 1997. 16,500 options were exercised in 1998.

   The Bank applies APB Opinion 25 and related interpretations in accounting for its plans. All stock options granted in 1998 are exercisable at the fair market value of the stock on the grant date. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Bank's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Bank's net income and earnings per share for the year ended December 31, 1998 would have been reduced to the pro forma amounts indicated below:

   Net income............................................. As reported $459,118
                                                           Pro forma   $423,118
   Basic earnings per share............................... As reported     $.29
                                                           Pro forma       $.27
   Diluted earnings per share............................. As reported     $.29
                                                           Pro forma       $.26

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended December 31, 1998: dividend yield of 1 percent; expected volatility of 36 percent, risk-free interest rate of 5.4 percent and expected lives of 4 years.

                                    PIERBANK

   A summary of the status of the Bank's outstanding stock options as of December 31, 1998 and 1997 and changes during the years ending on those dates is presented below (stock options outstanding and per share amounts adjusted for the 10% stock dividend in 1998):

                                   1998                   1997                  1996
                          ----------------------- --------------------- ---------------------
                          Shares   Exercise Price Shares Exercise Price Shares Exercise Price
                          -------  -------------- ------ -------------- ------ --------------
Outstanding at beginning
 of year................   33,000      $2.27      33,000     $2.27      33,000     $2.27
Granted.................  130,000       5.00           0                     0
Exercised...............  (16,500)      2.27           0                     0
                          -------                 ------     -----      ------
Outstanding at end of
 year...................  146,500      $4.69      33,000     $2.27      33,000     $2.27
                          =======                 ======     =====      ======
Options exercisable at
 year-end...............  146,500                 33,000                33,000
Weighted-average fair
 value of options
 granted during the
 year...................  $  1.67                    N/A                   N/A

   The following table summarizes information about fixed stock options outstanding as of December 31, 1998:

                                Options Outstanding and Exercisable
                        ----------------------------------------------------------
                            Number           Weighted-Average         Weighted-
      Range of           Outstanding            Remaining              Average
   Exercise Prices      as of 12/31/98       Contractual Life       Exercise Price
   ---------------      --------------       ----------------       --------------
       $2.27                16,500              1 year                  $2.27
        5.00               130,000              4 years                  5.00
                           -------
   $2.27 to $5.00          146,500              3.7 years               $4.69
                           =======

   The Bank has a salary reduction simplified employee pension plan. The plan is offered to employees 21 years and older. Employees may participate in the plan if they are an employee the first and last day of the year. An employee may contribute up to 15% of his or her compensation, and the Bank will contribute a minimum of 3% of such compensation, and based on the Board of Director's discretion may contribute a higher percentage. The Bank contributed $16,019 towards this plan in 1998, $8,112 in 1997 and $17,284 in 1996.

   The Bank has a 401K plan for eligible employees who attain age 21 and complete one year of service. The Bank contributes a discretionary amount to be allocated to eligible participants. Current contributions vest fully after five years of continuous service. The amount that may be deferred by the employees is limited by the amount that will not cause the plan to exceed IRS limitations. Contributions made by the Bank charged to employee benefit expense amounted to $25,382 for the year ended December 31, 1998 and $8,482 for the year ended December 31, 1997.

   The Bank has employment agreements with certain bank officers. The employment agreement with the President provides him with his yearly base salary and other benefits through December 31, 2001. The employment agreement with the Chief Financial Officer provides her with her base salary and other benefits through January 31, 1999.

Note 10--Commitments and Contingencies

   The Bank is obligated under certain agreements issued under the normal course of business which are not reflected in the accompanying financial statements.

                                    PIERBANK

   The Bank is obligated under various lease agreements. These agreements are considered to be operating leases. The terms expire between 1999 and 2002. Options to renew for additional terms are included under the branch office lease agreement. The total minimum rental due in future periods under these existing agreements is as follows as of December 31, 1998:

   1999............................................................... $ 91,554
   2000...............................................................   65,121
   2001...............................................................    7,122
   2002...............................................................    4,078
                                                                       --------
     Total minimum rental due......................................... $167,875
                                                                       ========

   Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and operating costs. The total rental expense amounted to $66,725 for 1998, $40,265 for 1997 and $28,200 for 1996.

   The Bank is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, based on advice of legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Bank's financial position.

Note 11--Financial Instruments

   The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

   The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

   Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                                    PIERBANK

   The estimated fair values of the Bank's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:

                                         1998                    1997
                                ----------------------- -----------------------
                                 Carrying      Fair      Carrying      Fair
                                  Amount       Value      Amount       Value
                                ----------- ----------- ----------- -----------
Financial assets:
  Cash and cash equivalents.... $ 5,708,279 $ 5,708,279 $ 5,815,808 $ 5,815,808
  Available-for sale
   securities..................   4,575,768   4,575,768   4,776,523   4,776,523
  Loans........................  46,965,578  47,741,000  33,410,146  33,443,000
Accrued interest receivable....     373,321     373,321     276,263     276,263
Financial liabilities:
  Deposits.....................  52,471,166  52,712,000  41,902,826  42,025,000
  Federal Home Loan Bank
   advances....................   2,000,000   2,000,000

   The carrying amounts of financial instruments shown in the above table are included in the balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

   Notional amounts of financial instrument liabilities whose contract amounts represent credit risk are as follows as of December 31:

                                                            1998        1997
                                                         ----------- ----------
Commitments............................................. $ 1,132,950 $1,065,000
Letters of credit.......................................     410,874    322,380
Unadvanced portions of residential real estate loans....   3,688,528  1,548,811
Unadvanced portions of home equity loans................   3,151,941  1,704,259
Unadvanced portions of commercial lines of credit.......   1,862,292  2,102,232
Unadvanced portions of credit card loans................       6,435      7,300
                                                         ----------- ----------
                                                         $10,253,020 $6,749,982
                                                         =========== ==========

   There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

   The Bank has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial Instrument and Fair Value of Financial Instruments."

Note 12--Stockholders' Equity

   At December 31, 1995 there were 232,681 warrants outstanding to purchase shares of the Bank's common stock. The warrants were exercisable at a price of $2.75 per share during 1996 and at a price of $3.00 per share in 1997. In 1996, 171,389 warrants were exercised at $2.75 per share. The proceeds of $471,320 was added to stockholders' equity in 1996.

   At December 31, 1996 there were 61,292 warrants outstanding to purchase shares of the Bank's common stock. The warrants were exercisable at a price of $3.00 per share in 1997. In 1997, 60,652 warrants were exercised at $3.00 per share. The proceeds of $181,956 was added to stockholders' equity in 1997. In 1997, 640 warrants expired and there were no warrants outstanding at December 31, 1998 and 1997.

                                    PIERBANK

Note 13--Regulatory Matters

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

   As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

   The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                To Be Well
                                                 For Capital                 Capitalized Under
                                                  Adequacy                   Prompt Corrective
                             Actual               Purposes:                 Action Provisions:
                          ------------  -----------------------------  -----------------------------
                          Amount Ratio  Amount         Ratio           Amount         Ratio
                          ------ -----  ------ ----------------------  ------ ----------------------
                                               (Dollar amounts in thousands)
As of December 31, 1998:
  Total Capital (to Risk
   Weighted Assets).....  $4,990 10.40% $3,839 (greater than or =)8.0% $4,799 (greater than or =)0.0%
  Tier 1 Capital (to
   Risk Weighted
   Assets)..............   4,440  9.25   1,920 (greater than or =)4.0   2,880 (greater than or =)6.0
  Tier 1 Capital (to
   Average Assets)......   4,440  8.04   2,210 (greater than or =)4.0   2,763  (greater than or =).0
As of December 31, 1997:
  Total Capital (to Risk
   Weighted Assets).....   4,170 12.11   2,755 (greater than or =)8.0   3,443 (greater than or =)0.0
  Tier 1 Capital (to
   Risk Weighted
   Assets)..............   3,739 10.84   1,380 (greater than or =)4.0   2,070 (greater than or =)6.0
  Tier 1 Capital (to
   Average Assets)......   3,739  8.52   1,754 (greater than or =)4.0   2,193  (greater than or =).0

Note 14--Significant Group Concentrations of Credit Risk

   Most of the Bank's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank's loan portfolio is comprised of loans collateralized by real estate located in the state of Rhode Island.

                                    PIERBANK

Note 15--Earnings per Share (EPS)

   Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:

                                                                          Per-
                                                 Income       Shares     Share
                                               (Numerator) (Denominator) Amount
                                               ----------- ------------- ------
Year ended December 31, 1998
 Basic EPS
  Net income and income available to common
   stockholders...............................  $459,118    $1,565,742    $.29
  Effect of dilutive securities, options......                  32,923
                                                --------    ----------
 Diluted EPS
  Income available to common stockholders and
   assumed conversions........................  $459,118    $1,598,665    $.29
                                                ========    ==========    ====
Year ended December 31, 1997
 Basic EPS
  Net income and income available to common
   stockholders...............................  $329,287     1,516,558    $.22
  Effect of dilutive securities, warrants and
   options....................................                  25,270
                                                --------    ----------
 Diluted EPS
  Income available to common stockholders and
   assumed conversions........................  $329,287     1,541,828    $.21
                                                ========    ==========    ====
Year ended December 31, 1996
 Basic EPS
  Net income and income available to common
   stockholders...............................  $233,764     1,319,923    $.18
  Effect of dilutive securities, warrants and
   options....................................                  17,541
                                                --------    ----------
 Diluted EPS
  Income available to common stockholders and
   assumed conversions........................  $233,764     1,337,464    $.17
                                                ========    ==========    ====

Note 16--Agreement and Plan of Merger

   The Board of Directors of PierBank ("PierBank") has agreed to an Agreement and Plan of Merger, dated as of February 22, 1999, by and among Washington Trust Bancorp, Inc ("Washington Trust"), The Washington Trust Company and PierBank which provides for PierBank to merge into The Washington Trust Company, a wholly owned subsidiary of Washington Trust. If the merger takes place, each issued and outstanding share of PierBank's common stock (other than dissenting and certain other shares) will be converted into 0.452 shares of Washington Trust's common stock (subject to adjustment) based on a 15 day average closing market price of Washington Trust's common stock. If the average parent common stock price is greater than 90% and less than 110% of $19.0404, the exchange rate will remain at 0.452. If the average parent common stock price is equal to or less than $17.1364, 90% of $19.0404, the exchange rate will be adjusted to be equal to 0.452 multiplied by a fraction, the numerator of which is $17.1364 and the denominator of which is the average parent common stock price; provided that subject to the termination provisions of the merger agreement, the adjusted exchange rate cannot exceed 0.509. If the average parent common stock price is equal to or greater than $20.9444, 110% of $19.0404, the exchange rate shall be adjusted to be equal to 0.452 multiplied by a fraction, the numerator of which is $20.9444 and the denominator of which is the average parent common stock price; provided that the adjusted exchange rate shall not be less than 0.414.

Note 17--Reclassification

   Certain amounts in the prior year have been reclassified to be consistent with the current year's statement presentation.

                                                                         Annex A

                      ------------------------------------
                      ------------------------------------


                         AGREEMENT AND PLAN OF MERGER

                                 By and Among

                   THE WASHINGTON TRUST COMPANY OF WESTERLY
                                    ("WTC")

                        WASHINGTON TRUST BANCORP, INC.
                                  ("PARENT")

                                      and

                                PIERBANK, INC.
                                   ("BANK")



                         Dated as of February 22, 1999

                    --------------------------------------
                    --------------------------------------

                                                                                          Page
ARTICLE I
        THE MERGER.........................................................................  1
        1.01   The Merger..................................................................  1
        1.02   Plan of Merger..............................................................  1
        1.03   Effective Time..............................................................  1
        1.04   Effects of the Merger.......................................................  2
        1.05   Conversion of Bank Common Stock.............................................  2
        1.06   Rights With Respect to Dissenting Shares....................................  4
        1.07   Agreement to Form...........................................................  4
        1.08   By-Laws.....................................................................  5
        1.09   Directors and Officers of the Surviving Bank................................  5
        1.10   Tax Consequences............................................................  5
        1.11   Accounting Treatment........................................................  5

ARTICLE II

        EXCHANGE OF CERTIFICATES...........................................................  5
        2.01   Parent to Make Shares Available.............................................  5
        2.02   Exchange of Certificates....................................................  5

ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF BANK.............................................  7
        3.01   Corporate Organization......................................................  7
        3.02   Capitalization..............................................................  8
        3.03   Authority; No Violation.....................................................  9
        3.04   Consent and Approvals....................................................... 10
        3.05   Loan Portfolio.............................................................. 10
        3.06   Financial Statements........................................................ 12
        3.07   Undisclosed Liabilities..................................................... 13
        3.08   Absence of Certain Changes or Events........................................ 13
        3.09   Legal Proceedings........................................................... 14
        3.10   Taxes and Tax Returns....................................................... 15
        3.11   Employees................................................................... 16
        3.12   Reports..................................................................... 19
        3.13   Bank Information............................................................ 19
        3.14   Compliance with Applicable Law.............................................. 20
        3.15   Certain Contracts........................................................... 20
        3.16   Agreements with Regulatory Agencies......................................... 21
        3.17   Investment Securities....................................................... 21
        3.18   Derivative Transactions..................................................... 22

                                             (i)

        3.19   Intellectual Property....................................................... 22
        3.20   Broker's Fees; Opinion...................................................... 22
        3.21   Environmental Matters....................................................... 22
        3.22   Properties.................................................................. 23
        3.23   Administration of Fiduciary Accounts........................................ 24
        3.24   Insurance................................................................... 24
        3.25   Transactions with Certain Persons........................................... 25
        3.26   State Takeover Laws......................................................... 25
        3.27   Year 2000 Compliance........................................................ 25
        3.28   Disclosure.................................................................. 26

ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF WTC AND PARENT................................... 26
        4.01   Corporate Organization...................................................... 26
        4.02   Capitalization.............................................................. 26
        4.03   Authority; No Violation..................................................... 27
        4.04   Consents and Approvals...................................................... 28
        4.05   Financial Statements........................................................ 28
        4.06   No Material Adverse Effect.................................................. 28
        4.07   Undisclosed Liabilities..................................................... 29
        4.08   SEC Reports................................................................. 29
        4.09   Broker's Fees............................................................... 29
        4.10   No Current Discussions...................................................... 29
        4.11   Parent and WTC Information.................................................. 29

ARTICLE V

        COVENANTS RELATING TO CONDUCT OF BUSINESS.......................................... 29
        5.01   Covenants of Bank........................................................... 29
        5.02   No Solicitation............................................................. 33
        5.03   Products and Services....................................................... 33
        5.04   System Conversions.......................................................... 34
        5.05   Certain Changes and Adjustments............................................. 34
        5.06   ALCO Management............................................................. 34
        5.07   Covenants of Parent and WTC................................................. 34

ARTICLE VI

        ADDITIONAL AGREEMENTS.............................................................. 35
        6.01   Regulatory Matters.......................................................... 35
        6.02   Securities Laws Matters..................................................... 36
        6.03   Stockholder Meeting......................................................... 36
        6.04   Access to Information....................................................... 37

                                             (ii)

        6.05   Best Efforts and Cooperation................................................ 38
        6.06   NASDAQ Listing.............................................................. 38
        6.07   Indemnification; Directors' and Officers' Insurance......................... 39
        6.08   Financial and Other Statements.............................................. 39
        6.09   Additional Agreements....................................................... 40
        6.10   Notice of Adverse Changes................................................... 40
        6.11   Current Information......................................................... 41
        6.12   Compensation and Benefit Plans.............................................. 41
        6.13   Affiliate Agreements........................................................ 42
        6.14   No Inconsistent Actions..................................................... 42

ARTICLE VII

        CONDITIONS PRECEDENT............................................................... 43
        7.01   Conditions to Each Party's Obligation to Effect the Merger.................. 43
        7.02   Conditions to Obligations of WTC and Parent................................. 44
        7.03   Conditions to Obligations of Bank........................................... 44

ARTICLE VIII

        TERMINATION AND AMENDMENT.......................................................... 45
        8.01   Termination................................................................. 45
        8.02   Effect of Termination; Expenses............................................. 47
        8.03   Amendment................................................................... 49
        8.04   Extension; Waiver........................................................... 49

ARTICLE IX

        GENERAL PROVISIONS................................................................. 49
        9.01   Closing..................................................................... 49
        9.02   Nonsurvival of Representations, Warranties and Agreements................... 49
        9.03   Expenses.................................................................... 49
        9.04   Notices..................................................................... 49
        9.05   Interpretation.............................................................. 50
        9.06   Counterparts................................................................ 51
        9.07   Entire Agreement............................................................ 51
        9.08   Governing Law............................................................... 51
        9.09   Enforcement of Agreement.................................................... 51
        9.10   Severability................................................................ 51
        9.11   Publicity................................................................... 51
        9.12   Assignment.................................................................. 51

                                            (iii)

                         AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER, dated as of February 22, 1999 (this "Agreement"), by and among Washington Trust Bancorp, Inc., a Rhode Island corporation ("Parent"), The Washington Trust Company of Westerly, a Rhode Island chartered trust company and wholly-owned subsidiary of Parent ("WTC"), and PierBank, Inc., a Rhode Island chartered bank ("Bank").

        WHEREAS, the Boards of Directors of Parent, WTC and Bank have each determined that it is in the best interests of their respective stockholders for Bank to merge with and into WTC (the "Merger") upon the terms and subject to the conditions set forth herein, and in furtherance of such acquisition, have each approved the transactions contemplated by this Agreement, including without limitation the Merger; and

        WHEREAS, as a condition precedent to entering into this Agreement Parent has required that Bank grant it an option to purchase authorized but unissued shares of Bank common stock and, as a consequence, Parent and Bank have also entered into a Stock Option Agreement, dated the date hereof (the "Stock Option Agreement"); and

        WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions hereto.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

        1.01 THE MERGER. Subject to the terms and conditions of this Agreement, and in accordance with Title 19 of the General Laws of Rhode Island and the Rhode Island Business Corporation Act (the "RIBCA"), at the Effective Time (as defined in Section 1.03 hereof), Bank will merge with and into WTC. WTC shall be the surviving bank (sometimes referred to herein as the "Surviving Bank") in the Merger and shall continue its existence under the laws of the State of Rhode Island. The name of the Surviving Bank shall continue to be The Washington Trust Company. Upon consummation of the Merger, the separate existence of Bank shall cease.

        1.02 PLAN OF MERGER. This Agreement shall constitute a plan of merger for purposes of Section 7-1.1-65 of the RIBCA.

        1.03 EFFECTIVE TIME. The Merger shall become effective on the Closing Date (as defined in Section 9.01 hereof) at the time (the "Effective Time") set forth in the articles of merger with respect to the Merger (the "Articles of Merger") to be filed with the Secretary of State of the State of Rhode Island (the "Secretary") pursuant to Section 7-1.1-68 of the RIBCA.

        1.04 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects provided herein and set forth in Section 7-1.1-69 of the RIBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

        1.05   CONVERSION OF BANK COMMON STOCK.

               (a) At the Effective Time, each share of common stock of Bank, par value $1.00 per share ("Bank Common Stock") (shares of Bank Common Stock being sometimes collectively referred to herein as "Shares"), issued and outstanding immediately prior to the Effective Time and all rights attached thereto (other than (i) shares of Bank Common Stock held in Bank's treasury or directly or indirectly by Parent or Bank or any of their respective Subsidiaries (as defined below) (except Trust Account Shares and DPC Shares (as such terms are defined in Section 1.05(b) hereof), and (ii) Dissenting Shares (as such term is defined in Section 1.06 hereof)), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares (the "Exchange Rate") of the common stock, par value $.0625 per share, of Parent ("Parent Common Stock"), rounded to the nearest thousandth of a share, determined by dividing $8.60 by $19.0404 (the "Initial Parent Common Stock Price"). The Exchange Rate initially in effect shall be subject to adjustment as follows:

               (w) if the Average Parent Common Stock Price (as hereinafter defined) is greater than 90% and less than 110% of the Initial Parent Common Stock Price, there will be no adjustment to the Exchange Rate;

               (x) if the Average Parent Common Stock Price is equal to or less than 90% of the Initial Parent Common Stock Price, the Exchange Rate shall be adjusted to be equal to the Exchange Rate initially in effect multiplied by a fraction, the numerator of which is 90% of the Initial Parent Common Stock Price and the denominator of which is the Average Parent Common Stock Price; provided that, subject to Section 8.01, the Exchange Rate as so adjusted shall not exceed the Exchange Rate initially in effect multiplied by 1.125 (i.e., quotient of 90% of the Initial Parent Common Stock Price divided by 80% of the Initial Parent Common Stock Price);

               (y) if the Average Parent Common Stock Price is equal to or greater than 110% of the Initial Parent Common Stock Price, the Exchange Rate shall be adjusted by multiplying the Exchange Rate by a fraction, the numerator of which is 110% of the Initial Parent Common Stock Price and the denominator of which is the Average Parent Common Stock Price; provided that the Exchange Rate as so adjusted shall not be less than the Exchange

        Rate initially in effect multiplied by .9167 (i.e., the quotient of 110% of the Initial Parent Common Stock Price divided by 120% of the Initial Parent Common Stock Price); and

               (z) notwithstanding the foregoing provisions, if a Change in Control shall have occurred and the Average Parent Common Stock Price exceeds the Initial Parent Common Stock Price, the Exchange Rate shall be equal to the Exchange Rate initially in effect multiplied by a fraction, the numerator of which is the Average Parent Common Stock Price and the denominator is the Initial Parent Common Stock Price.

        The "Average Parent Common Stock Price" shall mean the average closing sale price per share of Parent Common Stock, as reported on the NASDAQ National Market, for the fifteen (15) consecutive trading days ending on and including the date all Requisite Regulatory Approvals have been obtained (the "Approval Date"). A "Change in Control" shall be deemed to have occurred if prior to the Approval Date, Parent shall have entered into an agreement involving, or there shall have occurred, (i) a merger, consolidation or other similar transaction involving Parent in which the stockholders of Parent immediately prior to such transaction own less than 50% of the combined voting power of the surviving entity, (ii) a sale, lease or other disposition of all or substantially all of the assets of Parent or (iii) the acquisition of beneficial ownership of 50% or more of the outstanding shares of capital stock of Parent by any person or group of persons after the date hereof. In the event a Change in Control is consummated prior to the Approval Date, for purposes of Section 1.05(a)(z) hereof, the "Average Parent Common Stock Price" shall mean the average closing sale price per share of Parent Common Stock, as reported on the NASDAQ National Market, for the fifteen (15) consecutive trading days ending on and including the date such Change in Control is consummated, and a holder of Bank Common Stock shall be entitled to receive such stock, cash or other assets which such holder would have received if he, she or it had held such number of shares of Parent Common Stock as so determined pursuant to Section 1.05(a)(z) on the date such Change in Control is consummated.

        All of the shares of Bank Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares shall thereafter represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) cash in lieu of fractional shares into which the shares of Bank Common Stock represented by such Certificate have been converted pursuant to this Section 1.05 and Section 2.02(e) hereof (the "Merger Consideration"). Certificates previously representing shares of Bank Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.02 hereof, without any interest thereon. For all purposes under this Article I, each share of Parent Common Stock shall be deemed to include any related preferred share purchase right issued pursuant to the Rights Agreement between Parent and WTC dated as of August 15, 1996.

               (b) At the Effective Time, all shares of Bank Common Stock that are owned by Bank as treasury stock and all shares of Bank Common Stock that are owned directly or indirectly by Parent or Bank or any of their respective Subsidiaries (other than (i) shares of Bank Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares of Bank Common Stock, whether held directly or indirectly by Parent or Bank, as the case may be, being referred to herein as "Trust Account Shares") and (ii) shares of Bank Common Stock held by Parent or Bank or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Bank Common Stock, whether held directly or indirectly by Parent or Bank or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

               (c) If prior to the Effective Time Parent should split or combine its Common Stock or other convertible securities, or pay a dividend or other distribution in such Common Stock or other convertible securities, then the Exchange Rate shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

        1.06   RIGHTS WITH RESPECT TO DISSENTING SHARES.

               (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Bank Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly exercised and perfected their rights of appraisal within the meaning of Sections 7-1.1-73 and 7-1.1-74 of the RIBCA (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Bank Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration pursuant to Section 1.05(a) hereof.

               (b) Bank shall give Parent (i) prompt notice of any demands for appraisal received by Bank, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the RIBCA and received by Bank and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the RIBCA consistent with the obligations of Bank thereunder. Bank shall not, except with the prior written consent of Parent, (x) make any payment with respect to any demands for appraisal, (y) offer to settle or settle any such demands or (z) waive any failure to timely deliver a written demand for appraisal in accordance with the RIBCA.

        1.07 AGREEMENT TO FORM. At and after the Effective Time, the Agreement to Form of WTC as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the Agreement to Form of the Surviving Bank until thereafter amended in accordance with applicable law and such Agreement to Form.

        1.08 BY-LAWS. At and after the Effective Time, the by-laws of WTC as they exist immediately prior to the Effective Time shall continue as the by-laws of the Surviving Bank until thereafter amended in accordance with applicable law, the Agreement to Form of the Surviving Bank and such by-laws.

        1.09 DIRECTORS AND OFFICERS OF THE SURVIVING BANK. The directors and officers of WTC in office immediately prior to the Effective Time shall hold office in accordance with the Agreement to Form of the Surviving Bank, until their respective successors are duly elected or appointed and qualified.

        1.10 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

        1.11 ACCOUNTING TREATMENT. It is intended that the Merger be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").


                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES

        2.01 PARENT TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with WTC, or such other bank or trust company selected by Parent (and reasonably acceptable to Bank) (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the aggregate number of shares of Parent Common Stock and the aggregate amount of cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereof, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.05 and paid pursuant to Section 2.02(a) in exchange for outstanding shares of Bank Common Stock.

        2.02  EXCHANGE OF CERTIFICATES.

              (a) As soon as practicable after the Effective Time, and in no event later than four business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate a form letter of transmittal (which shall be in such form and have such provisions as Parent and Bank may reasonably specify and which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares, if any, into which the shares of Bank Common Stock represented by such Certificate shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Bank Common Stock shall have become entitled pursuant to the provisions of this Article II and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued to or for the benefit of holders of Certificates on the cash in lieu of fractional shares and unpaid dividends and distributions, if any.

               (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this
Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Parent Common Stock into which his Bank Common Stock shall have been converted.

               (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

               (d) After the Effective Time, there shall be no transfers on the stock transfer books of Bank of the shares of Bank Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

               (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Bank. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Bank who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the Parent Common Stock Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.05 hereof.

               (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of Bank for 6 months after the Effective Time shall be paid to Parent. Any stockholders of Bank who have not theretofore complied with this
Article II shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Bank Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, WTC, Bank, the Exchange Agent nor any other person shall be liable to any former holder of shares of Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, upon the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BANK

        Except, with respect to any section of this Article III, as set forth in the corresponding section of the Disclosure Schedule (the "Disclosure Schedule") that Bank is delivering to Parent and WTC concurrently herewith, Bank hereby represents and warrants to Parent and WTC as follows:

        3.01   CORPORATE ORGANIZATION.

               (a) Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The deposit accounts of Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Bank. Bank has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, either individually or in the aggregate, would not have a Material Adverse Effect on Bank. "Material Adverse Effect" as used in this Agreement means a material adverse effect on the properties, business, assets, financial condition or prospects of the relevant party and its affiliates, taken as a whole. The Agreement to Form and By-laws or other similar governing documents of Bank, copies of which have previously been delivered to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

               (b) Bank's Subsidiaries (as hereinafter defined) are listed in
Section 3.01(b) of the Disclosure Schedule. As used in this Agreement, "Subsidiary" when used with respect to Bank means any corporation, partnership or other organization, whether incorporated or unincorporated, which is or was consolidated with Bank (or with which Bank is or was consolidated) for financial reporting purposes.

               (c) The minute books of Bank and its Subsidiaries, in all material respects, contain true, complete and accurate records of all meetings and other corporate actions held or taken since January 1, 1996 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

        3.02   CAPITALIZATION.

               (a) The authorized capital stock of Bank consists of 5,000,000 shares of Bank Common Stock and 100,000 shares of preferred stock, face value $10.00 per share (the "Bank Preferred Stock"). As of the date of this Agreement, there are (i) 1,599,854 shares of Bank Common Stock issued and outstanding and 59,400 shares of Bank Common Stock held in its treasury, and (x) 250,000 shares of Bank Common Stock reserved for issuance pursuant to the 1997 Equity Incentive Plan, (y) 319,810 shares of Bank Common Stock reserved for issuance upon exercise of the Stock Option Agreement, (z) shares reserved as described in
Section 3.02 of the Disclosure Schedule, and (ii) no shares of Bank Preferred Stock issued or outstanding and 75,100 shares of Bank Preferred Stock held in its treasury, and no shares of Bank Preferred Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.02(a) of the Disclosure Schedule, Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank Common Stock or any other equity security of Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock or any other equity security of Bank. The names of the optionees, the date of each option to purchase Bank Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Stock Option Plan are set forth in Section 3.02(a) of the Disclosure Schedule.

               (b) Except as contemplated herein, there are no agreements or understandings, with respect to the voting of any shares of Bank Common Stock or which restrict the transfer of such shares to which Bank is a party, and there are no such agreements or understandings to which Bank is not a party with respect to the voting of any such shares or which restrict the transfer of such shares.

               (c) Bank owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Bank's Subsidiaries do not have and are not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Bank. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Bank or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Bank or any of its Subsidiaries.

        3.03   AUTHORITY; NO VIOLATION.

               (a) Bank has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bank. The Board of Directors of Bank has directed that this Agreement and the transactions contemplated hereby be submitted to Bank's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Bank's stockholders, no other corporate proceedings on the part of Bank is necessary to approve this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bank and constitutes a valid and binding obligation of Bank, enforceable against Bank in accordance with its terms.

               (b) Neither the execution and delivery of this Agreement by Bank, nor the consummation by Bank of the transactions contemplated hereby, nor compliance by Bank with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Agreement to Form, By-Laws or other similar governing documents of Bank, (ii) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bank, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Bank.

        3.04 CONSENT AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with (i) the FDIC and (ii) the Director of the Department of Business Regulation of the State of Rhode Island (the "Director"), and the consent to and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-4 (the "Registration Statement"), including a proxy statement (the "Proxy Statement") in definitive form relating to the meeting of Bank's stockholders (the "Stockholder Meeting") to be held to approve this Agreement and the transactions contemplated hereby, which Proxy Statement shall be part of and included in the prospectus (the "Prospectus") filed as a part of the Registration Statement by Parent relating to the offering of Parent Common Stock pursuant to the terms of this Agreement, (c) the approval of this Agreement by the requisite vote of the stockholders of Bank, (d) the filing with the Secretary of the Articles of Merger, (e) such filings, authorizations or approvals as may be set forth in Section 3.04 of the Disclosure Schedule, and
(f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by Bank of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

        3.05   LOAN PORTFOLIO; REPORTS.

               (a) Except as set forth in Section 3.05 of the Disclosure Schedule hereto, to the knowledge of Bank all of the loans having a principal amount in excess of $100,000 reflected as assets on Bank's consolidated balance sheet included in the financial statements for the fiscal year ended December 31, 1998 accompanying the Call Report for the year ended December 31, 1998 filed by Bank with the FDIC or made or acquired by Bank since December 31, 1998 (each a "Loan"), were validly and legally made, constitute valid and binding agreements of the borrower enforceable in accordance with their terms ((i) subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally, (ii) subject to general principles of equity, and (iii) provided that certain remedies, waivers and other provisions of the loan documents may not be enforceable, but such unenforceability will not render the loan documents invalid as a whole or preclude (x) the judicial enforcement of the obligation of the borrower to repay the principal thereon as provided in the note or (y) the foreclosure of the mortgage), are saleable in the ordinary course of Bank's business and no amount thereof is subject to any defenses which may be asserted against Bank. Bank has not entered into any agreement which will result in a future waiver or negation of any material rights or remedies presently available against the borrower or guarantor, if any, on any such Loan. Except as set forth on in Section 3.05 of the Disclosure Schedule, each mortgage securing a Loan has been and is evidenced by documentation of the types customarily employed by Bank, which are consistent in all material respects with federal and state banking practices and prudent banking standards, and complete copies thereof have been maintained by Bank in accordance with such standards and practices, is properly perfected, represents a valid mortgage on properties described therein, and is saleable in the ordinary course of Bank's business. Except with respect to participation loans described in Section 3.05 of the Disclosure Schedule, Bank owns and holds the entire interest in all mortgages free and clear of all liens, claims, equities, options, security interests, charges, encumbrances or restrictions of any kind or nature, and no person has any interest therein.

               (b) Except as disclosed in Section 3.05 of the Disclosure Schedule, to Bank's knowledge, all of the Loans presently held by Bank were solicited, originated and exist in material compliance with all applicable loan policies and procedures of Bank and comply in all material respects with all applicable laws, rules and regulations, including, but not limited to, applicable usury statutes, the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

               (c) Except as disclosed in Section 3.05 of the Disclosure Schedule, all Loans purchased or originated by Bank and subsequently sold have been sold without recourse to Bank and without any liability under any yield maintenance or similar obligation.

               (d) Except as set forth in Section 3.05 of the Disclosure Schedule, Bank is not a party to any written or oral loan agreement, note or borrowing arrangement (including without limitation, leases, credit enhancements, commitments and interest-bearing assets) under the terms of which the obligor is, as of the date of this Agreement, over 30, 60 or 90 days delinquent in payment of principal or interest or in material default of any other provision. Section 3.05 of the Disclosure Schedule sets forth (x) all of the Loans presently held by Bank having a principal amount in excess of $50,000 that prior to the date of this Agreement have been classified by Bank or any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans presently held by Bank that prior to the date of this Agreement were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category.

               (e) Bank has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1993 with the FDIC, the Director and any other federal or state banking commissions or any other federal or state regulatory authority (collectively, "Regulatory Agencies"), and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Bank, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Bank, investigation into the business or operations of Bank since December 31, 1997. There is no unresolved material violation, criticism or exception by any Regulatory Agency with respect to any written report or statement relating to any examination of Bank by any Regulatory Agency.

        3.06   FINANCIAL STATEMENTS.

               (a) Bank has previously delivered to Parent copies of the consolidated balance sheets of Bank and its Subsidiaries as of December 31 for the fiscal years 1996 and 1997 as included in Call Reports filed by Bank with the FDIC for December 31, 1996 and December 31, 1997, respectively, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., independent public accountants, with respect to Bank. The December 31, 1997 consolidated balance sheet of Bank (including the related notes, where applicable) fairly presents the consolidated financial position of Bank and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.06 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Bank and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. Bank has previously made available to Parent copies of the consolidated balance sheet of Bank and its Subsidiaries as of December 31, 1998 and the related consolidated statement of operations prepared by Bank, in each case unaudited and without footnotes, and such financial statements fairly present in all material respects the consolidated financial position of Bank and its Subsidiaries as of December 31, 1998 and the results of consolidated operations for the year then ended. Without limiting the generality of the foregoing, (x) the allowance for possible loan losses included in the consolidated financial statements of Bank for the period ended December 31, 1998 was determined in accordance with GAAP to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of Bank and its Subsidiaries (including without limitation commitments to extend credit), and (y) the Other Real Estate Owned ("OREO") included in the consolidated financial statements of Bank for the period ended December 31, 1997 and for the period ended December 31, 1998 was carried net of reserves at the lower of cost or market value based on current appraisals and net of estimated disposal costs. Such reserves for possible loan losses comply in all material respects with all loan loss reserve guidelines utilized by Bank, which guidelines have been acceptable to all regulatory agencies having jurisdiction with respect thereto.

               (b) Bank has furnished to Parent all Call Reports filed by it with the FDIC with respect to any period subsequent to the year ended December 31, 1996, and except as set forth in Section 3.06 of the Disclosure Schedule, such Call Reports fairly present the financial position of Bank as of its date, and the other financial statements included therein fairly present the results of operations or other information about Bank included therein for the periods or as of the dates therein set forth, subject to the notes thereto, in each case in accordance, in all material respects, with the applicable regulatory requirements, and reflect all of Bank's assets, liabilities and accruals and all of its items of income and expense in accordance with such standards consistently applied during the periods involved.

               (c) The books and records of Bank have been, and are being, maintained in accordance with applicable legal and accounting requirements, reflect only actual transactions and reflect all of their assets, liabilities and accruals. All accounting ledgers and other books and records of Bank are maintained at the principal office of Bank in South Kingstown, Rhode Island.

        3.07 UNDISCLOSED LIABILITIES. Except (i) as set forth in Section 3.07 of the Disclosure Schedule, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, and (iii) reasonably foreseeable performance obligations under contracts otherwise disclosed in the Disclosure Schedule, Bank has no liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the consolidated balance sheet of Bank for the period ending December 31, 1998, except for liabilities or obligations which in the aggregate do not exceed $50,000, and there do not exist any circumstances that, to the best knowledge of Bank, could reasonably be expected to result in any such liabilities or obligations.

        3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be set forth in Section 3.08 of the Disclosure Schedule, since December 31, 1997:

               (a) there has not been any Material Adverse Effect on Bank and, to the best knowledge of Bank, no fact or condition exists which will, or is reasonably likely to, cause such a Material Adverse Effect on Bank in the future, including without limitation any material loss of deposits or material decline in the value of the assets held in Bank's portfolio;

               (b) Bank and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practice;

               (c) neither Bank nor any of its Subsidiaries has (i) incurred any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes), other than those obligations and liabilities (x) incurred in the ordinary course of its business consistent with past practice, or (y) incurred under the contracts and commitments referred to in Section 3.15 hereof; (ii) mortgaged, pledged, or subjected to any lien or lease any of its assets, tangible or intangible, or permitted or suffered any such asset to be subjected to any lien or lease, except in the ordinary course of business consistent with past practice; (iii) acquired or disposed of any assets or properties, or entered into any contract for any such acquisition or disposition, except acquisitions and dispositions in the ordinary course of business consistent with past practice;

               (d) neither Bank nor any of its Subsidiaries has declared, paid, or set apart any sum or property for any dividend or other distribution or paid or transferred any funds or property to the shareholders of Bank or, directly or indirectly, redeemed or otherwise acquired any of its capital stock.

               (e) Bank has not increased the wages, salaries, compensation, pensions, or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 1998 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1997 as listed in
        Section 3.08 of the Disclosure Schedule;

               (f) neither Bank nor any its Subsidiaries has forgiven or canceled any indebtedness or contractual obligation other than in the ordinary course of business consistent with past practice;

               (g) neither Bank nor any of its Subsidiaries has entered into any transaction other than in the ordinary course of business consistent with past practice;

               (h) neither Bank nor any of its Subsidiaries has suffered any strike, work stoppage, slowdown, or other labor disturbance;

               (i) neither Bank nor any of its Subsidiaries has entered into any lease of real property or personal property except in the ordinary course of business consistent with past practice;

               (j) there has not been any change in any of the accounting methods or practices or the loan policies or procedures of Bank or any of its Subsidiaries or any change in the value at which assets are carried on the consolidated or unconsolidated balance sheets of Bank other than changes that are reflected in their respective profit and loss statements; and

               (k) there has not been any notice or indication of the intention of any person or entity to terminate any material agreement with Bank or any of its Subsidiaries; or any notice or indication from any material depositor, customer or supplier of Bank or any of its Subsidiaries of any intention to cease doing business with, materially change the price or other terms on which business is transacted with or materially reduce the business transacted with Bank or any Subsidiary.

        3.09 LEGAL PROCEEDINGS. Except as set forth in Section 3.09 of the Disclosure Schedule, neither Bank nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Bank's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting Bank or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, and to the best of Bank's knowledge there is no reasonable basis for any other material proceeding, claim, action or governmental or regulatory investigation against Bank or any of its Subsidiaries. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Bank, any of its Subsidiaries, or the assets of Bank or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Bank or a material adverse effect on the ability of Bank or any of its Subsidiaries to acquire any property or conduct business in any area in which it presently does business.

        3.10 TAXES AND TAX RETURNS. Except as disclosed in Section 3.10 of the Disclosure Schedule, (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to Bank or any of its Subsidiaries, including without limitation consolidated Federal, state, county and local and other tax and information returns of Bank and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, and each such Tax Return was, as of the date it was filed, true, complete and accurate in all material respects, (ii) all Taxes and other governmental charges which have been incurred (whether or not shown on any Tax Return) or are due or claimed to be due from Bank or its Subsidiaries by federal, state, county, local or other taxing authorities on or prior to the date hereof, have been paid in full other than charges that are not yet delinquent or are being contested in good faith and that are properly reflected on Bank's financial statements in accordance with GAAP, (iii) Tax Returns for all years to and including 1997 have been examined by the appropriate taxing authority, except as disclosed in Section
3.10 of the Disclosure Schedule, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) there are no material disputes pending, or claims asserted for Taxes or assessments upon Bank or any of its Subsidiaries, except as reserved against in Bank's financial statements and disclosed in Section 3.10 of the Disclosure Schedule, (vi) no waivers of statutes of limitations (including such statutes that relate to years currently under examination by the IRS) have been given by or requested with respect to any Taxes of Bank or any of its Subsidiaries, (vii) the amounts set up as reserves for Taxes on Bank's financial statements are sufficient in the aggregate for the payment of all unpaid Taxes, whether or not disputed, accrued or applicable, for the period ended December 31, 1998 or for any year or period prior thereto and (viii) no claim has ever been made by an authority in a jurisdiction where Bank or any of its Subsidiaries do not file Tax Returns that Bank or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. In addition, (a) proper and accurate amounts have been withheld by Bank and Subsidiaries from their employees, independent contractors, creditors, stockholders and other third parties for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state, county, local and other tax laws, (b) Federal, state, county, local and other Tax returns which are accurate and complete in all material respects have been timely filed by Bank and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (c) the amounts shown on such returns to be due and payable have been paid in full. No property of Bank or any of its Subsidiaries is property that Bank or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Neither Bank nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Bank or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Neither Bank nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result in payments that would be nondeductible pursuant to Section 162(m) of the Code. None of Bank or any of its Subsidiaries (A) has been a member of a consolidated, combined or affiliated group of corporations (other than a group the common parent of which is Bank) or (B) has any liability for the Taxes of any person or entity (other than Bank or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise. None of Bank or any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

        As used in this Agreement, the term "Tax" or "Taxes" means any and all Federal, state, county, local or foreign income, excise, gross receipts, ad valorem, profits, property, production, sales, use, payroll, employment, severance, withholding, license, franchise and other taxes, charges, levies or like assessments imposed on Bank or its Subsidiaries, together with interest, additions, or penalties with respect thereto and any interest in respect of each addition and penalty.

        3.11   EMPLOYEES.

               (a) Section 3.11 of the Disclosure Schedule sets forth a list of every Employee Program that has been maintained by Bank or an Affiliate (as defined in this Section 3.11) at any time during the six-year period ending on the Closing Date.

               (b) Each Employee Program which has ever been maintained by Bank or an Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

               (c) Neither Bank nor any Affiliate knows, nor should any of them reasonably know, of any failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by Bank or any Affiliate. With respect to any Employee Program ever maintained by Bank or any Affiliate, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject Bank or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by Bank or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Section 3.11 of the Disclosure Schedule).

               (d) Neither Bank nor any Affiliate (i) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code
        Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

               (e) Neither Bank nor any Affiliate has incurred any liability under title IV of ERISA which has not been paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by Bank or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program maintained by Bank or any Affiliate and subject to Title IV of ERISA, there has been no (nor will there be any as a result of the transactions contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause Bank or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Except as described in
        Section 3.11 of the Disclosure Schedule, no Employee Program maintained by Bank or any Affiliate and subject to Title IV of ERISA (other than a Multiemployer Plan) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. Neither Bank nor any Affiliate has ever maintained a Multiemployer Plan. None of the Employee Programs ever maintained by Bank or any Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

               (f) With respect to each Employee Program maintained by Bank within the six years preceding the Closing Date, complete and correct copies of the following documents

        (if applicable to such Employee Program) have previously been delivered to Parent: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the six most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the six most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto;
        (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last six years with respect to such Employee Program.

               (g) Each Employee Program required to be listed on Section 3.11 of the Disclosure Schedule may be amended, terminated, or otherwise modified by Bank to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of Bank or the Affiliate to so amend, terminate or otherwise modify such Employee Program.

               (h) Each Employee Program ever maintained by Bank (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state "Blue Sky" laws.

               (i) Each Employee Program ever maintained by Bank or an Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of
        1996, and the Mental Health Parity Act of 1996.

               (j) For purposes of this Section 3.11:

                   (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code
               Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

                      (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                      (iii) An entity is an "Affiliate" of Bank if it would have ever been considered a single employer with Bank under ERISA
               Section 4001(b) or part of the same "controlled group" as Bank for purposes of ERISA Section 302(d)(8)(C).

                      (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

        3.12 REPORTS. Bank has previously delivered to Parent an accurate and complete copy of each prospectus, offering circular, proxy statement and any other communications mailed by Bank to its stockholders since January 1, 1995 (collectively, the "Bank Reports"), and no such Bank Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

        3.13 BANK INFORMATION. The information supplied by Bank contained in the Prospectus including the Proxy Statement to be sent to the stockholders of Bank in connection with the Stockholder Meeting, or in any other document filed with any other regulatory agency in connection herewith, will not contain, on the date of mailing of the Prospectus and on the date of the Stockholder Meeting, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not false or misleading. Notwithstanding the foregoing, Bank makes no representation or warranty with respect to information supplied or to be supplied by Parent or any of its Subsidiaries or affiliate which is contained in any of the foregoing documents.

        3.14   COMPLIANCE WITH APPLICABLE LAW.

               (a) Except as set forth in Section 3.14 of the Disclosure Schedule, Bank and each of its Subsidiaries holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Bank or any of its Subsidiaries, and Bank does not know of, nor has received notice of, any violation of any of the above. Without limiting the generality of the foregoing, Bank and each of its Subsidiaries is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977, as amended, and the regulations promulgated thereunder, and neither Bank nor any of its Subsidiaries has not been advised of the existence of any fact or circumstance or set of facts or circumstances which would cause Bank or its Subsidiaries to fail to be in satisfactory compliance with such provisions.

               (b) Except as set forth in Section 3.14 of the Disclosure Schedule, during the last three years, there have been no examinations or other notifications or reports prepared by any Governmental Entity or Regulatory Agency, authority or instrumentality with respect to Bank and furnished to Bank, and no governmental or regulatory authority, agency or instrumentality has furnished to Bank any written objections or suggestions with respect to, or given any written notice of, any deficiency or need for remedial or other action with respect to the records or operations of, or conduct of business by, Bank.

               (c) Except as set forth in Section 3.14 of the Disclosure Schedule, to Bank's knowledge, Bank will not be required, based upon current FDIC interpretations, to divest any assets currently held by it or discontinue any activity currently conducted as a result of the Federal Deposit Insurance Corporation Improvement Act of 1991, any regulations promulgated thereunder, or otherwise.

        3.15   CERTAIN CONTRACTS.

               (a) Except as set forth in Section 3.15 of the Disclosure Schedule, neither Bank nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):
(i) with respect to the employment of any director, officer, employee or consultant, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional act or event) result in any payment (whether of severance pay or otherwise) becoming due from Parent, WTC, Bank, the Surviving Bank, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Bank Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $25,000 per annum, (v) which materially restricts the conduct of any line of business by Bank or any of its Subsidiaries, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Bank has previously delivered to Parent true and correct copies of all employment, consulting and deferred compensation agreements which are in writing and to which Bank or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15 of the Disclosure Schedule, is referred to herein as an "Bank Contract."

               (b) Except as set forth in Section 3.15 of the Disclosure Schedule, (i) each Bank Contract listed on such Disclosure Schedule is valid and binding and in full force and effect, (ii) Bank and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each such Bank Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Bank or any of its Subsidiaries under any such Bank Contract.

        3.16   AGREEMENTS WITH REGULATORY AGENCIES. Except as set forth in
Section 3.16 of the Disclosure Schedule, neither Bank nor any of its Subsidiaries is, or was within the last three years, subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar understanding to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolution at the request of (each, whether or not set forth in Section 3.16 of the Disclosure Schedule, a "Regulatory Agreement"), with any Regulatory Agency or other Governmental Entity that restricts its investment or other activities or the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Bank or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither Bank nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Bank or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any Regulatory Agency or other Governmental Entity.

        3.17 INVESTMENT SECURITIES. Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms' length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of Bank for the period ended December 31, 1998 as included with the Call Report filed by Bank with the FDIC for the period ended December 31, 1998, and none of the investments made by Bank or any of its Subsidiaries since December 31, 1998, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. Bank has (a) properly reported as such any investment securities which are required under GAAP to be classified as "held for sale" at the lower of cost or market, and (b) accounted for any decline in the market value of its marketable equity securities portfolio in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 12 and Staff Accounting Bulletin No. 59, including without limitation the recognition through Bank's consolidated statement of income of any unrealized loss with respect to any individual marketable equity security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary."

        3.18 DERIVATIVE TRANSACTIONS. Neither Bank nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps, structured notes or other derivative instruments.

        3.19 INTELLECTUAL PROPERTY. Bank and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, each without payment, and neither Bank nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the rights of others. Bank and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

        3.20 BROKER'S FEES; OPINION. Neither Bank nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fee, commission or finder's fee in connection with any of the transactions contemplated by this Agreement other than fees paid to Tucker Anthony Incorporated to serve as its financial advisor and in connection with Bank receiving the opinion of Tucker Anthony Incorporated to the effect that, as of the date of this Agreement, the consideration to be received by the stockholders of Bank pursuant to the Merger is fair, from a financial point of view, to such stockholders, and such opinion has not been amended or rescinded as of the date of this Agreement.

        3.21  ENVIRONMENTAL MATTERS.

              (a) Except as set forth in Section 3.21 of the Disclosure Schedule hereto, (i) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by Bank or any of its Subsidiaries, or has ever come to be located in the soil or groundwater at any such site; (ii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by Bank or any of its Subsidiaries for treatment, storage, or disposal at any other place; (iii) neither Bank nor any of its Subsidiaries presently owns, operates, leases, or uses, or previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (iv) no lien has ever been imposed by any governmental agency on any property or facility owned, operated, leased, or used by Bank or any of its Subsidiaries in connection with the presence of any Hazardous Material.

               (b) Except as set forth in Section 3.21 of the Disclosure Schedule hereto, (i) neither Bank nor any of its Subsidiaries has any liability under, nor has Bank or any of its Subsidiaries ever violated any Environmental Law (as defined below); (ii) Bank and each of its Subsidiaries, any property owned, operated, leased, or used by any of them, and any facilities and operations thereon are presently in compliance in all respects with all applicable Environmental Laws; (iii) neither Bank nor any of its Subsidiaries has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither Bank nor any of its Subsidiaries has any reason to believe that any of the items enumerated in clause (iii) of this paragraph will be forthcoming.

               (c) Except as set forth in Section 3.21 of the Disclosure Schedule hereto, no site owned, operated, leased, or used by Bank or any of its Subsidiaries contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

               (d) Bank has provided to Parent copies of all documents, records, and information available to Bank concerning any environmental or health and safety matter relevant to Bank or any sites formerly or currently owned, operated, leased or used by Bank or any of its Subsidiaries, whether generated by Bank or any of its Subsidiaries, or others, including, without limitation, environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency. In addition, Bank has disclosed to Parent all sites formerly or currently owned, operated, leased or used by Bank or any of its Subsidiaries.

               (e) For purposes of this Section 3.21, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environment or to human health or safety; (ii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, national, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iii) "Bank" shall mean and include Bank and its Subsidiaries, and all other entities for whose conduct Bank is or may be held responsible under any Environmental Law.

        3.22   PROPERTIES.

               (a) Section 3.22 of the Disclosure Schedule contains a true, complete and correct list and a brief description (including carrying value) of all real properties, including properties acquired by foreclosure or deed in lieu thereof, owned or leased to Bank. Except as set forth in Section 3.22 of the Disclosure Schedule, Bank has good and marketable title to all the real property and all other property owned by it and included in the consolidated balance sheet of Bank for the period ended December 31, 1998, other than property disposed of in the ordinary course of business after December 31, 1998, and owns such property subject to no encumbrances, liens, mortgages, security interests or pledges, except such encumbrances, liens, mortgages, security interests and pledges that will not interfere with the use of the property as currently used or contemplated to be used by Bank, or the conduct of the business of Bank.

               (b) Bank has not received any notice of violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and to the knowledge of Bank, there is no such violation of a material nature. Except as set forth in Section 3.22 to the Disclosure Schedule, all buildings and structures used by Bank conform in all material respects with all applicable ordinances, codes and regulations, or are not required to conform due to grandfathering clauses contained in such ordinances, codes or regulations.

               (c) Section 3.22 to the Disclosure Schedule contains a true, complete and correct list of all leases pursuant to which Bank leases any real or personal property, either as lessee or as lessor (the "Leases"). Each of the Leases is valid and binding on Bank and, to Bank's knowledge, valid and binding on and enforceable against all other respective parties to such leases in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and general principles of equity). There are not under such Leases any existing breaches, defaults, events of default by Bank, or events which with notice and/or lapse of time would constitute a breach, default or event of default by Bank, nor has Bank received notice of, or made a claim with respect to, any breach or default by any other party to such Leases. Bank enjoys quiet and peaceful possession of all such leased properties occupied by it as lessee.

               (d) All of the real properties, leasehold improvements and items of equipment and other material personal property owned, leased, or licensed by Bank, or in which any of those parties hold an interest, are, in its best knowledge, in good maintenance, repair, and operating condition, ordinary wear and tear excepted, are adequate for the purposes for which they are now being or are anticipated to be used, and are free from any material defects.

        3.23 ADMINISTRATION OF FIDUCIARY ACCOUNTS. Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law, except where the failure to so administer, either individually or in the aggregate, would not have a Material Adverse Effect on Bank. The accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

        3.24 INSURANCE. All of the policies relating to insurance maintained by Bank or any of its Subsidiaries with respect to its property and the conduct of its business (or any comparable policies entered into as a replacement therefor) are in full force and effect and neither Bank nor any of its Subsidiaries has received any notice of cancellation with respect thereto. Section 3.24 of the Disclosure Schedule contains a true, complete and correct list of all insurance policies and bonds maintained by Bank, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. Bank has previously made available to Parent true, complete and correct copies of all such insurance policies and bonds, and all such policies and bonds are in full force and effect. Bank has been and is adequately insured with respect to its property and the conduct of its business in such amounts and against such risks as are substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Bank (including without limitation liability insurance and blanket bond insurance). All premiums due on such policies and bonds have been paid and to Bank's knowledge, none of the parties is in violation of any provision of such policy or bond. All material claims under any policy or bond have been duly and timely filed. Except as set forth in Section 3.24 of the Disclosure Schedule hereto, none of the parties has received any notice of cancellation of any policy or bond maintained by it. All life insurance policies on the lives of any of the current and former officers of Bank which are maintained by Bank or which are otherwise included as assets on the books of Bank (i) are, or will at the Effective Time be, owned by Bank free and clear of any claims thereon by the officers or members of their families, except with respect to death benefits thereunder, as to which Bank agrees that there will not be an amendment prior to the Effective Time without the consent of Parent and (ii) are accounted for properly as assets on the books of Bank in accordance with GAAP in all material respects.

        3.25 TRANSACTIONS WITH CERTAIN PERSONS. Bank has no outstanding loan, deposit or other relationship or other transaction with any officer, director or greater-than-5% stockholder of Bank or any affiliates (as defined in Rule 144(a)(1) of the Securities Act) of any such officer, director or stockholder (individually, an "Interested Person"), other than deposit or loan transactions in the ordinary course of business on terms substantially the same as those prevailing at the time for comparable transactions with other, unaffiliated persons, and which did not and do not involve any unusual risk (including of non-collectibility) or other features unfavorable to Bank. Section 3.24 of the Disclosure Schedule hereto contains a full description of all outstanding loans by Bank to an Interested Person which, either individually or in the aggregate, have current outstanding balances of $10,000 or more (including in the outstanding balance all amounts which Bank is obligated to advance but not including loans secured by cash collateral). All deposit relationships of Bank with an Interested Person with aggregate balances in excess of $50,000 are fully described in Section 3.25 of the Disclosure Schedule. Except as otherwise set forth in Section 3.25 of the Disclosure Schedule, Bank has not entered into any contractual or other business relationship with any Interested Person.

        3.26 STATE TAKEOVER LAWS. The transactions contemplated by this Agreement are not subject to any applicable state takeover laws in effect on the date hereof.

        3.27 YEAR 2000 COMPLIANCE. Bank and its Subsidiaries have taken all steps necessary to address the software, accounting and recordkeeping issues raised in order for the data processing systems used in the businesses conducted by Bank and its Subsidiaries to be Year 2000 compliant on or before the end of 1999 and Bank does not expect the future cost of addressing such issues to be material. Neither Bank nor any Bank Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

        3.28 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to Parent pursuant to the provisions hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information material to the Merger and which is necessary to make the representations and warranties herein contained not misleading has been withheld from, or has not been delivered in writing to, Parent.


                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF WTC AND PARENT

        Each of WTC and Parent hereby represents and warrants to Bank as follows:

        4.01   CORPORATE ORGANIZATION.

               (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, either individually or in the aggregate, would not have a Material Adverse Effect.

               (b) WTC is a trust company duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The deposit accounts of WTC are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by WTC. WTC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, either individually or in the aggregate, would not have a Material Adverse Effect.

        4.02 CAPITALIZATION. The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock. As of the date of this Agreement, there are (i) 10,053,354 shares of Parent Common Stock issued and outstanding,
(ii) no shares of Parent Common Stock held in

Parent's treasury and (ii) 2,551,626 shares of Parent Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. The shares of Parent Common Stock to be issued in exchange for shares of Bank Common Stock upon consummation of the Merger will have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and will be identical in all respects to the shares of Parent Common Stock to be issued and outstanding immediately prior to the Merger.

        4.03   AUTHORITY; NO VIOLATION.

               (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

               (b) WTC has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by WTC and the consummation by WTC of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of WTC. The Board of Directors of WTC has directed that this Agreement and the transactions contemplated hereby be submitted to WTC's sole stockholder for approval by such stockholder and, except for the adoption of this Agreement by the requisite vote of WTC's stockholder, no other corporate proceedings on the part of WTC are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by WTC and constitutes a valid and binding obligation of WTC, enforceable against WTC in accordance with its terms.

               (c) Neither the execution and delivery of this Agreement by each of Parent and WTC, nor the consummation by either Parent or WTC of the transactions contemplated hereby, nor compliance by either Parent or WTC with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of Parent or the Agreement to Form or by-laws or similar governing documents of WTC, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or WTC, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or WTC under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or WTC is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect.

        4.04 CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with (i) the FDIC and (ii) the Director, and the consent to and approval of such applications and notices, (b) the filing with the SEC of the Registration Statement, (c) the approval of this Agreement by the requisite vote of the stockholders of Bank, Parent and WTC, (d) the filing of articles of merger with the Secretary to effect the Merger pursuant to the RIBCA, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and (f) such filings, authorizations or approvals as may be set forth in Section 4.04 of the Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Parent and WTC of this Agreement and the consummation by Parent of the Merger and the other transactions contemplated hereby, except where the failure to obtain such consents or approvals, or to make such filings or registrations, would not prevent Parent from performing its obligations under this Agreement.

        4.05 FINANCIAL STATEMENTS. Parent has previously made available to Bank copies of the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1996 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Parent. The December 31, 1997 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 4.05 (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. Parent has previously made available to Bank copies of the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 1998 and the related consolidated statement of operations prepared by Parent, in each case unaudited and without footnotes, and such financial statements fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of December 31, 1998 and the results of consolidated operations for the year then ended.

        4.06 NO MATERIAL ADVERSE EFFECT. Since December 31, 1998, there has not been any Material Adverse Effect on Parent or WTC.

        4.07 UNDISCLOSED LIABILITIES. Except for liabilities incurred in the ordinary course of business consistent with past practices since December 31, 1998 and as required by GAAP, Parent has no liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the consolidated balance sheet of Parent for the period ending December 31, 1998, except for liabilities or obligations which in the aggregate do not exceed $50,000, and there do not exist any circumstances that, to the best knowledge of Parent, could reasonably be expected to result in any such liabilities or obligations.

        4.08 SEC REPORTS. Parent has previously made available to Bank an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1996 by Parent with the SEC (collectively, the "Parent Reports") and no such Parent Reports or communications contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed all material Parent Reports and other documents required to be filed with the SEC, and as of their respective dates, all Parent Reports complied in all material respects with the rules and regulations of the SEC with respect thereto.

        4.09 BROKER'S FEES. Neither Parent nor any of Parent's Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fee, commission or finder's fee in connection with any of the transactions contemplated by this Agreement other than fees paid to Keefe Bruyette & Woods.

        4.10 NO CURRENT DISCUSSIONS. Neither Parent nor WTC is currently in discussions with another party that could result in a Change in Control.

        4.11 PARENT AND WTC INFORMATION. The information supplied by Parent and WTC relating to Parent and WTC contained in the Prospectus including the Proxy Statement to be sent to the stockholders of Bank in connection with the Stockholder Meeting, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain, on the date of mailing of the Prospectus and on the date of the Stockholder Meeting, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not false or misleading.


                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.01 COVENANTS OF BANK. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or by the Stock Option Agreement, or with the prior written consent of Parent, Bank and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and consistent with prudent banking practice and without limiting the foregoing, to continue to operate in the same geographic markets serving the same market segments and without significant increase in the rate of growth of Bank's loan portfolio. Bank will use all commercially reasonable efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and WTC the present services of the employees of Bank and its Subsidiaries and
(z) preserve for itself and WTC the goodwill of the customers of Bank and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 5.01 of the Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing (which consent shall not be unreasonably withheld) by Parent, Bank shall not, and shall not permit any of its Subsidiaries to:

               (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

               (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and set forth in Section 5.01 of the Disclosure Schedule, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.05(b) hereof) any shares of the capital stock of Bank or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of Bank or any of its Subsidiaries;

               (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

               (d) amend its Agreement to Form, By-laws or other similar governing documents;

               (e) authorize any single capital expenditure which is in excess of $10,000 or capital expenditures which are, in the aggregate, in excess of $50,000 for Bank and its Subsidiaries taken as a whole, except for contractual commitments entered into prior to the date of this Agreement as heretofore disclosed in Section 5.01(e) of the Disclosure Schedule;

               (f)  enter into any new line of business;

               (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets which would be material, either individually or in the aggregate, to Bank;

               (h) change its methods, policies or procedures of accounting in effect at December 31, 1998, except as required by changes in GAAP or regulatory accounting principles as concurred to by Bank's independent auditors;

               (i) make any tax election or settle or compromise any material Federal, state, local or foreign tax liability;

               (j) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet for the fiscal year ended December 31, 1998, or subsequently incurred in the ordinary course of business and consistent with past practice;

               (k) (i) except as required by applicable law, (x) adopt, amend, renew or terminate any plan or any agreement, arrangement, plan or policy between Bank or any Bank Subsidiary and one or more of its current or former directors, officers or employees, or (y) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), provided, however, that Bank may, in consultation with Parent, grant salary increases to its employees (who are not officers at the level of senior vice president or above or directors or not bound by an employment agreement with Bank) at the regular review date of such employees in an aggregate amount for all employees not to exceed four percent of the aggregate current annualized base salaries or wages of such employees,
        (ii) hire any new employees without the prior written consent of Parent, unless such new employee is hired to replace an employee whose employment with the Bank has terminated and such new employee is hired at the same or lower level of compensation as the departed employee or
        (iii) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of Bank or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee;

               (l) except in the ordinary course of its business consistent with past practice and for leases at 885 Boston Neck Road, Narragansett, Rhode Island, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements or purchase or sell any loans in bulk;

               (m) except in the ordinary course of business and for borrowings from the Federal Home Loan Bank Board, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

               (n) file any application to open, relocate or terminate the operations of any banking offices of it or of any of its Subsidiaries;

               (o) commit any act or omission which constitutes a material breach or default by Bank or any of its Subsidiaries under any Regulatory Agreement or under any material contract or material license to which Bank or any of its Subsidiaries is a party or by which any of them or their respective properties is bound;

               (p) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

               (q) sell any securities in its investment portfolio, except in the ordinary course of business, or engage in transactions in or involving forwards, futures, options on futures, swaps or similar derivative instruments;

               (r) except as required by law or regulation, change its loan policies or procedures in effect at September 30 , 1998;

               (s) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Hazardous Material in amounts which, if such foreclosure were to occur, would result in a Material Adverse Effect on Bank;

               (t) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of make any commitment with respect to, (i) any contract, agreement or lease for office space, operations space or branch space to which Bank or any of its Subsidiaries is a party or by which Bank or any of its Subsidiaries or their respective properties is bound; (ii) any lease, contract or agreement other than in the ordinary course of business consistent with past practices; or (iii) unless otherwise permitted under this Section
        5.01 and other than mortgages or loans, and sales thereof, in the ordinary course of business, any lease, contract, agreement or commitment involving an aggregate payment by or to Bank or any of its Subsidiaries of more than $75,000 or having a term of one year or more from the time of execution;

               (u) make any loan other than in accordance with Bank's loan and credit policies and Bank's customary terms, conditions and standards, and in accordance with applicable law and consistent with prudent banking practices;

               (v) waive any material right, whether in equity or at law, that it has with respect to any loan, except in the ordinary course of business consistent with prudent banking practices; or

               (w)  agree to do any of the foregoing.

        5.02 NO SOLICITATION. Neither Bank nor any of its Subsidiaries nor any of their respective directors, officers, employees, representatives, agents, and advisors (including, without limitation, investment bankers, attorneys and accountants) or other persons controlled by Bank shall directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a Takeover Proposal (as defined below); or except to the extent determined by the Bank's Board of Directors, with the advice of its outside counsel, to be required by fiduciary obligations under applicable law, participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or facilitate, any effort or attempt by any other person to do or seek any of the foregoing; or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal. Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent or WTC with respect to any of the foregoing. Nothing contained in this
Section 5.02 shall be deemed to prohibit Bank from (i) taking or disclosing to stockholders any position necessary in order to comply with the filing and disclosure requirements of Section 14(d)(9) of the Exchange Act and the related rules and regulations of the SEC or, (ii) making any disclosure to the stockholders of Bank which, the Board of Directors of Bank, after consultation with and based upon the written advice of such Board's counsel, determines in good faith is required for the Board of Directors to comply with its fiduciary duties to its stockholders under applicable law. Bank will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence of the obligations undertaken in this Section
5.02. Bank will notify Parent and WTC immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Bank, and Bank will promptly inform Parent and WTC in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Bank or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Bank or any of its Subsidiaries other than the transactions contemplated or permitted by this Agreement. Bank agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Bank is a party.

        5.03 PRODUCTS AND SERVICES. From and after the date hereof, Bank shall, to the fullest extent possible, take all steps reasonably necessary to offer to its customers such of WTC's products as Parent requests, upon such terms and conditions as are mutually acceptable to Parent and Bank, and Parent and Bank shall consult with each other on such other products and services not currently offered by Bank that Parent would expect to make available to customers of the Surviving Bank prior to the Closing Date, on terms and conditions mutually acceptable to Parent and Bank, provided, however, that nothing in this Section 5.03 shall obligate Bank to make such products available.

        5.04 SYSTEM CONVERSIONS. From and after the date hereof, Parent and Bank shall meet on a regular basis to discuss and plan for the conversion of Bank's data processing and related electronic informational systems to those used by Parent and its Subsidiaries which planning shall include, but not be limited to, discussion of the possible termination by Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Bank in connection with its systems operations and outsourcing, as appropriate of proprietary or self-provided system services, it being understood that Bank shall not be obligated to take any such action and, unless Bank otherwise agrees, no conversion shall in fact take place prior to the Effective Time. In the event that Bank determines to take, and so takes, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Parent shall indemnify Bank on terms reasonably satisfactory to Bank for any such fees and expenses, and the costs of reversing the conversion process, if for any reason the Effective Time does not occur in accordance with the terms of this Agreement.

        5.05 CERTAIN CHANGES AND ADJUSTMENTS. Prior to the Closing, Parent and Bank shall consult and cooperate with each other concerning Bank's loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) to reflect Parent's plans with respect to the conduct of the Surviving Bank's business and the then anticipated post-closing disposition of certain assets of the Surviving Bank following the Merger; provided, however, that Bank shall not be obligated to take any action pursuant to this Section 5.05 which is inconsistent with GAAP and unless and until Parent acknowledges, and Bank is satisfied, that all conditions to consummate the Merger have been satisfied. No action taken by Bank pursuant to this Section 5.05 or the consequences resulting therefrom shall be deemed to be a breach of any representation, warranty, agreement or covenant herein or constitute a Material Adverse Effect.

        5.06 ALCO MANAGEMENT. Bank agrees that during the period from the date of this Agreement through the Effective Time, Bank will consult and cooperate with Parent in the development and implementation of a program to manage, and reduce the negative impact of a change in interest rates on, Bank's interest sensitive assets and liabilities (including its fixed-rate mortgage portfolio and its investment portfolio), which program will include a policy not to acquire securities for the investment portfolio of Bank if such securities have a maturity date that is more than two years after the date of acquisition thereof. Bank and Parent agree to consult on investment programs to be administered by Bank.

        5.07 COVENANTS OF PARENT AND WTC. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Bank, neither Parent nor WTC shall, nor shall they permit any of their respective Subsidiaries to, take any action that is intended or which reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions to the Merger or other transactions contemplated in this Agreement as set forth in Article VII not being satisfied in any material respect, or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law. During the period from the date of this Agreement and continuing until the Effective Time, the Parent shall provide Bank with a copy of all Parent Reports.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

        6.01   REGULATORY MATTERS.

               (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Bank, Parent and WTC shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent, WTC or Bank, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby.

               (b) Bank, Parent and WTC shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Bank, Parent, WTC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

               (c) Bank, Parent and WTC shall promptly furnish each other with copies of written communications received by Bank, Parent or WTC, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

               (d) Bank, Parent and WTC shall negotiate in good faith for a period not to exceed thirty (30) days an alternative transaction structure if, after pursuing in good faith all necessary regulatory approvals, the parties determine in good faith that the required regulatory approvals will not be obtained to complete the Merger. If an agreement on an alternative transaction structure cannot be reached after thirty (30) days of good faith negotiations, this Section 6.01(d) shall expire. In no event shall the parties have any obligation under this Section 6.01(d) to negotiate after November 30, 1999.

        6.02   SECURITIES LAWS MATTERS.

               (a) As soon as practicable after the date hereof, Parent and Bank shall file the Registration Statement, in which the Prospectus and the Proxy Statement will be included, with the SEC under the Exchange Act. Parent and Bank shall use their best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing.

               (b) Parent, WTC and Bank shall cooperate with each other in the preparation of the Registration Statement, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other parties promptly copies of all correspondence between the party or any representative or agent of the party and the SEC. Each party shall review the Registration Statement prior to its being filed with the SEC and shall review all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Bank agrees to use its best efforts, after consultation with Parent and/or WTC, to respond promptly to all such comments of and requests by the SEC.

               (c) Parent will advise Bank, promptly after Parent receives notice thereof, of the time when the Prospectus has been cleared for usage or any supplement or amendment has been filed or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, or the initiation or threat or any proceeding for any such purpose.

               (d) Parent shall use its best efforts to obtain, prior to the date the Prospectus is cleared for usage, all necessary state securities laws or "blue sky" permits and approvals required in connection with the issuance of Parent Common Stock in the Merger.

               (e) Parent and Bank further agree to cause the Prospectus and all required amendments and supplements thereto to be mailed to their respective stockholders entitled to vote at the Stockholder Meeting at the earliest practicable time.

        6.03 STOCKHOLDER MEETING. In order to consummate the Merger, Bank shall take all steps necessary to duly call, give notice of, convene and hold its Stockholder Meeting as soon as practicable for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. Bank shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby unless its Board of Directors, after consulting with and considering the written advice of outside counsel, determines that it is required to act otherwise in discharging its fiduciary duties under applicable law. After making such recommendation to its stockholders, the Board of Directors shall not withdraw, modify or amend such recommendation in any respect materially adverse to Parent or WTC unless its Board of Directors, after consulting with and considering the written advice of outside counsel, determines that it is required to act otherwise in discharging its fiduciary duties under applicable law. Bank, Parent and WTC shall coordinate and cooperate with respect to the foregoing matters.

        6.04   ACCESS TO INFORMATION.

               (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent and WTC shall afford Bank, and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours to such information regarding Parent and WTC and their respective Subsidiaries as shall be reasonable necessary for Bank to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement. Parent and WTC shall furnish promptly to Bank a copy of each application, report, schedule, correspondence and other document filed by Parent or WTC with, or received Parent or by WTC from, any government entity in connection with the transactions contemplated hereunder, and Parent and WTC each agrees to notify Bank by telephone within 24 hours of receipt of any adverse oral communication from any government entity regarding the outcome of any regulatory applications required in connection with the Merger.

               (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Bank shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Bank shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it (or any of its Subsidiaries), during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which Bank is not permitted to disclose under applicable law), (ii) copies of all periodic reports to senior management, including without limitation, reports on non-performing loans and other asset quality matters and all materials furnished to the Board of Directors of Bank relating to asset quality generally, and (iii) all other information concerning its business, properties, assets and personnel as Parent may reasonably request.

               (c) No party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this

Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

               (d) All information (the "Confidential Information") furnished by one party (the "Providing Party") to the other party (the "Receiving Party") or its directors, officers, employees, agents, and advisors (the "Representatives") shall be treated as the sole property of the Providing Party and, if this Agreement terminates, the Receiving Party shall return to the Providing Party or destroy all such written Confidential Information. The Receiving Party shall, and shall use reasonable efforts to cause its Representatives to, keep confidential all such Confidential Information, and shall not directly or indirectly use such information for any competitive or commercial purpose. Confidential Information shall not include information which
(i) was already in the possession of the Receiving Party prior to receipt from the Providing Party, provided that such information is not known by the Receiving Party or its Representatives to be subject to another confidentiality agreement with or other obligation of secrecy to the Providing Party; (ii) becomes generally available to the public other than as a result of a disclosure by the Receiving Party; (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Providing Party or its Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy to the Providing Party; (iv) has been approved for release by written authorization of the Providing Party; or (v) has been publicly disclosed pursuant to a requirement of a government agency or of law.

               (e) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

        6.05 BEST EFFORTS AND COOPERATION. Each of Parent, WTC and Bank shall, and shall cause its Subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, WTC or Bank or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that neither Parent nor WTC shall be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption is likely, in the reasonable opinion of the respective Board of Directors, to result in the imposition of a Burdensome Condition (as hereinafter defined) on the Surviving Bank or any of its Subsidiaries.

        6.06 NASDAQ LISTING. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ National Market System subject to official notice of issuance, prior to the Effective Time.

        6.07   INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

               (a) Parent shall maintain in effect for three years from the Effective Time, if available in the marketplace, the current directors' and officers' liability insurance policy maintained by Bank (provided that Parent
                                                         --------
may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall
                                       --------  -------
Parent be required to expend pursuant to this Section 6.07 more than the amount equal to 150% of the current annual amount expended by Bank to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, Bank agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

               (b) For a period of three years from the Effective Time, WTC and Parent shall jointly and severally indemnify the directors and officers of the Bank to the same extent that such persons are entitled to indemnification by the Bank, as of the date of this Agreement. The indemnification by WTC provided for hereunder shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who were directors or officers of the Bank as of the date of this Agreement, unless such modification shall be required by law. In the event that any claim is asserted or made by such director or officer within such three year period, the right to indemnification in respect of such claim shall continue until the disposition of such claim. The provisions of this
Section 6.07(b) are specifically for the benefit of those directors and officers entitled to indemnification by the Bank as of the date of this Agreement.

        6.08 FINANCIAL AND OTHER STATEMENTS. Notwithstanding anything to the contrary in Section 6.04, during the term of this Agreement, Bank shall provide to Parent the following documents and information:

               (a) As soon as reasonably available, but in no event more than 35 days after the end of each fiscal quarter ending after the date of this Agreement, Bank will deliver to Parent its Quarterly Call Report as filed with the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, Bank will deliver to Parent its Annual Call Report as filed with the FDIC. Bank will also deliver to Parent, contemporaneously with its being filed with the FDIC, a copy of all Current Call Reports.

               (b) Promptly upon receipt thereof, Bank will furnish to Parent copies of all internal control reports submitted to Bank or the Subsidiaries by independent accountants in connection with each annual, interim or special audit of the books of Bank or the Subsidiaries made by such accountants.

               (c) As soon as practicable, Bank will furnish to Parent copies of all such financial statements and reports as it or any Subsidiary shall send to its stockholders, the

        FDIC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

               (d) Promptly upon receipt thereof Bank will furnish to Parent copies of each examination report of any federal or state regulatory or examination authority with respect to the condition or activities of Bank or any of the Subsidiaries, except to the extent prohibited by law. With respect to any examination report the disclosure of which is prohibited by law, Bank will use its reasonable efforts to obtain authority to deliver to Parent copies of such examination report or provide appropriate substitute disclosure arrangements.

               (e) With reasonable promptness, Bank will furnish to Parent such additional financial data as Parent may reasonably request.

        6.09 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be requested by Parent or WTC.

        6.10   NOTICE OF ADVERSE CHANGES.

               (a) Each party shall promptly notify the other party in writing, and keep the other party fully informed, of (i) any inability or perceived inability by the notifying party to perform or comply with the terms or conditions of this Agreement, or (ii) any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement.

               (b) From time to time prior to the Effective Time, each party will promptly supplement or amend the Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purposes of determining satisfaction of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by Parent or Bank, as the case may be, with the respective covenants set forth in Sections 5.01 through 5.07 hereof.

        6.11   CURRENT INFORMATION.

               (a) During the period from the date of this Agreement to the Effective Time, Bank will cause one or more of its designated representatives
(i) to confer on a regular and frequent basis (not less than monthly) with representatives of Parent to report on (x) the general status of the ongoing operations of Bank and its Subsidiaries, (y) the status of, and the action proposed to be taken with respect to, those Loans held by Bank or any Bank Subsidiary which, either individually or in combination with one or more other Loans to the same borrower thereunder, have an original principal amount of $100,000 or more and are non-performing assets, (z) the status of, and the action proposed to be taken with respect to, foreclosed property and other real estate owned, and (ii) to cooperate and communicate fully with respect to the manner in which the business of WTC and Bank will be combined after the Effective Time, the type and mix of products and services, personnel matters, branch alignment, the granting of credit, and problem loan management, reserve adequacy and accounting. During the period from the date of this Agreement to the Effective Time, Parent will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Bank and to report on the status of efforts to secure the regulatory approvals required under this Agreement, as well as the general status of the on going operations of Parent and WTC. In order to facilitate the foregoing, Parent and Bank shall promptly establish a liaison committee which will be chaired by the Presidents of Parent and Bank and which will meet on a regular basis to discuss these matters and may establish sub-committees from time-to-time to pursue various issues.

               (b) Bank will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of Bank or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Bank or any of its Subsidiaries, and will keep Parent reasonably informed of such events. Parent and WTC will promptly notify Bank of any material change in the normal course of business or in the operation of the properties of Parent and WTC or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Parent or any of its Subsidiaries, and will keep Bank fully informed of such events.

        6.12   COMPENSATION AND BENEFIT PLANS.

               (a) PROVISION OF BENEFITS. As soon as practicable after the Effective Time and subject to applicable law, WTC shall provide the employees of the Bank ("Bank Employees") with the same health, dental, pension, life insurance, disability, 401(k) plan and other benefits, if any, which WTC then provides generally to its own employees. All prior service of such employees with the Bank shall be recognized under such plans for purposes of vacation time, personal days and sick days and for purposes of eligibility and vesting, and all prior service of such employees with the Bank shall not be recognized under any such defined benefit plans for purposes of determining benefits. WTC shall not treat any Bank Employee as a "new" employee for purposes of any exclusion under any health plan or dental plan of WTC or any of its affiliates for a preexisting medical condition. Nothing herein is intended or should be construed to provide a commitment for continued employment or to confer any rights on any officer or employee of the Bank except as herein expressly provided.

               (b) SEVERANCE OBLIGATIONS AND FUNDS TO RETURN EMPLOYEES. The severance obligations of Parent and WTC to the employees of Bank following the Effective Time shall be as set forth on Schedule 6.12(b). Subject to the consent of Parent and WTC, which cannot be unreasonably withheld, Bank may use the amount of money specified on Schedule 6.12(b) to help retain certain employees.

        6.13   AFFILIATE AGREEMENTS.

               (a) Upon execution of this Agreement, each person who may be deemed to be an "affiliate" of Parent or Bank (each, an "Affiliate"), as that term is used in SEC Accounting Series Releases 130 and 135 and, in the case of Bank only, in Rule 145 under the Securities Act, has executed and delivered to the other party an agreement to comply with SEC Accounting Releases 130 and 135 and, in the case of Bank only, with Rule 145 under the Securities Act, in the forms attached hereto as Exhibit A-1 ("Parent Affiliates Agreement") and A-2
                         -----------
("Bank Affiliates Agreement"), respectively.

               (b) Each party shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of it as of the date of the Stockholder Meeting to execute and deliver to the other party on or before the date of mailing of the Registration Statement an agreement to comply with SEC Accounting Releases 130 and 135 and, in the case of Bank only, with Rule 145 under the Securities Act, in the forms of the Parent Affiliates Agreement or the Bank Affiliates Agreement, as applicable.

               (c) As promptly as reasonably practicable after the Closing Date, Parent will publish results including at least thirty (30) days of combined operations of Parent and Bank as contemplated by and in accordance with SEC Accounting Release No. 135.

        6.14 NO INCONSISTENT ACTIONS. Prior to the Effective Time, no party will: (i) enter into any transaction or make any agreement or commitment and will use reasonable efforts not to permit any event to occur, which could reasonably be anticipated to result in (x) a denial of the regulatory approvals referred to in Sections 3.04 and 4.04 or (y) the imposition of any condition or requirement that would materially adversely affect the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (ii) adopt by plan or arrangement, or take or cause to be taken any action, that would adversely affect holders of Bank Common Stock in a disproportionate manner after the Effective Time. Without limiting the scope of the immediately preceding sentence, no party shall, and shall not permit any of its Subsidiaries to take or cause to be taken any action, either before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

        7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of Bank to the extent required by Rhode Island law and the Agreement to Form of Bank.

               (b) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

               (c) NASDAQ LISTING. The shares of Parent Common Stock which shall be issued upon consummation of the Merger shall have been authorized for listing on the National Market System, subject to official notice of issuance.

               (d) SECURITIES LAWS MATTERS. The Registration Statement shall have been declared effective by the SEC; and Parent shall have received all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of Parent Common Stock in the Merger.

               (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

               (f) TAX OPINION RELATING TO THE MERGER. Parent and WTC shall have received an opinion from Goodwin, Procter & Hoar LLP, and Bank and its shareholders shall have received an opinion from Adler, Pollock & Sheehan P.C., dated in each case as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        In rendering such opinions, such counsel may require and rely upon, and each of the parties hereto shall furnish to counsel for both parties hereto, customary representations and covenants, reasonably satisfactory in form and substance to such counsel.

        7.02 CONDITIONS TO OBLIGATIONS OF WTC AND PARENT. The obligation of WTC and Parent to effect the Merger is also subject to the satisfaction or waiver by WTC and Parent at or prior to the Effective Time of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier specified date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining satisfaction of this condition no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of Bank by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

               (b) PERFORMANCE OF OBLIGATIONS OF BANK. Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Bank by its Chief Executive Officer and Chief Financial Officer to such effect.

               (c) NO BURDENSOME CONDITION. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon Parent, WTC, the Surviving Bank or any of their respective Subsidiaries that Parent reasonably determines would so materially adversely effect the economic or business benefits to Parent of the transactions contemplated by this Agreement, taken as a whole, as to render inadvisable the consummation of the Merger (a "Burdensome Condition").

               (d) CONSENTS UNDER AGREEMENTS. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Sections
3.04 and 4.04) whose consent or approval shall be required in order to permit the succession by the Surviving Bank pursuant to the Merger, to any obligation, right or interest of Bank or any of its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained.

               (e) POOLING OF INTERESTS. Parent shall have received an opinion from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Agreement.

        7.03 CONDITIONS TO OBLIGATIONS OF BANK. The obligation of Bank to effect the Merger is also subject to the satisfaction or waiver by Bank at or prior to the Effective Time of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and WTC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier specified date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining satisfaction of this condition no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and Bank shall have received a certificate signed on behalf of Parent and WTC by their Chief Executive Officer and Chief Financial Officer to the foregoing effect.

               (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND WTC. Parent and WTC shall have each performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Bank shall have received a certificate signed on behalf of Parent and WTC by their Chief Executive Officer and Chief Financial Officer to such effect.


                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

        8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Bank, Parent and WTC:

               (a) by mutual consent of Parent, WTC and Bank in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

               (b) by either Parent, WTC or Bank upon written notice to the other party (i) 90 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 90-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the
                             --------  -------
        right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

               (c) by either Parent, WTC or Bank if the Merger shall not have been consummated on or before September 30, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided,
                                                                 --------
        however, that the right to terminate this Agreement under this Section
        -------
        8.01(c) shall not be available to any party if the principal reason for the Closing not having occurred by September 30, 1999 is the failure of Parent or WTC to have obtained all Requisite Regulatory Approvals notwithstanding the good faith effort of Parent or WTC to obtain such approvals and Parent and/or WTC are seeking in good faith to promptly eliminate all regulatory impediments to the Closing, in which event such September 30, 1999 date shall be extended to November 1, 1999.

               (d) by Parent, WTC or Bank if at the Stockholder Meeting held pursuant to Section 6.03 hereof or at any adjournment thereof the requisite approval of the stockholders of Bank required for the consummation of the Merger shall not have been obtained for any reason; provided, however, that no party shall have the right to terminate this
        --------  -------
        Agreement pursuant to this Section 8.01(d) if such failure to obtain the requisite stockholder approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

               (e) by either Parent, WTC or Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

               (f) by either Parent or Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto;

               (g) by Parent or WTC, if the Board of Directors of Bank does not publicly recommend in the Proxy Statement that Bank stockholders approve and adopt this Agreement, or if after making such recommendation, the Board of Directors of Bank, shall have withdrawn, modified or amended such recommendation in any respect materially adverse to WTC or Parent; or

               (h) by Bank, if the Board of Directors of Bank so determines by a vote of a majority of the members of the entire Board, if (i) the Average Parent Common Stock Price is less than 75% of the Initial Parent Common Stock Price and (ii) (A) the number obtained by dividing the Average Parent Common Stock Price by the Initial Parent Common Stock Price (the "Parent Ratio") shall be less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.1 from the quotient in this clause
        (ii)(B) (the "Index Ratio").

        The "Final Index Price" shall mean the average closing value of the share price of the NASDAQ Bank Index (as defined below) as of the close of trading for the fifteen (15) consecutive trading days ending on and including the Approval Date. The "Initial Index Price" shall mean the average closing value of the NASDAQ Bank Index as of the close of trading for the fifteen (15) consecutive trading days ending on and including the date of this Agreement. In the event that the NASDAQ Bank Index is no longer published at anytime during the period through the Approval Date, the Keefe, Bruyette & Woods Bank Index shall be used in place of the NASDAQ Bank Index.

        If Bank elects to exercise its termination right pursuant to Section 8.01(h), it shall give written notice to Parent within five (5) days after the Approval Date, such termination to be effective on the fifteenth (15) day following the Approval Date (the "Effective Termination Date"); provided that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five (5) day period commencing with its receipt of such Notice, Parent shall have the option to increase the consideration to be received by holders of Bank Common Stock hereunder by modifying the Exchange Rate initially in effect so that the Exchange Rate then in effect shall instead equal the fraction obtained by dividing $7.26 by the Average Parent Common Stock Price. If Parent so elects, it shall give, within such five (5) day period, written notice to Bank of such election and the revised Exchange Rate, whereupon no termination shall be deemed to have occurred pursuant to Section 8.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Rate shall have been so modified).

        8.02   EFFECT OF TERMINATION; EXPENSES.

               (a) In the event of termination of this Agreement by either Parent or Bank as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 5.04 and Sections 6.04(d), 8.02, 8.04, 9.03, 9.04, 9.09 and 9.10 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its gross negligence or willful breach of any provision of this Agreement.

               (b) If this Agreement is terminated as a result of any breach of a representation or warranty or the breach of a covenant which is caused by the willful conduct or gross negligence of a party hereto, said party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of external lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"). The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity and notwithstanding anything to the contrary contained herein, no party shall be relieved or released from any liabilities or damages arising out of its gross negligence or willful breach of any provisions of this Agreement.

               (c) As a condition of Parent's willingness, and in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Bank will make a cash payment to Parent of $500,000 if and only if:

               (i) (x) Bank or Parent has terminated this Agreement pursuant to Section 8.01(d), or (y) Parent has terminated this Agreement pursuant to Section 8.01(g), or (z) Parent has terminated this Agreement pursuant to Sections 8.01(e) or 8.01(f) and the breach of the representation, warranty, covenant or agreement was caused by the willful conduct or gross negligence of Bank, and

               (ii) (x) within twelve months of any such termination or other event specified in (i) above, (A) Bank shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person other than Parent or any Subsidiary or other affiliate of Parent or (B) the Board of Directors of Bank shall have approved an Acquisition Transaction or recommended that shareholders of Bank approve or accept any Acquisition Transaction with any person other than Parent or any Subsidiary or other affiliate of Parent, or (y) in the case of Section 8.01(g), at the time of such termination any person other than Parent or any subsidiary or affiliate of Parent, shall have made a bona fide proposal to Bank or its shareholders to engage in an Acquisition Transaction by public announcement or written communication that shall be or become the subject of public disclosure.

Any payment required under this Section 8.02(c) will be (i) payable by Bank to Parent (by wire transfer of immediately available funds to an account designated by Parent) within five business days after demand by Parent and (ii) net of any other payments made by Bank to Parent pursuant to the provisions of Section 8.02(b). In the event of a termination under circumstances that would trigger a payment under this Section 8.02(c), any standstill provisions contained in the Confidentiality Agreement shall terminate.

        For purposes of this Agreement, "Acquisition Transaction" shall mean (i) a merger, consolidation or other similar transaction involving Bank, (ii) any sale, lease or other disposition of 15% or more of the assets of Bank and its Subsidiaries, taken as a whole, in a single transaction or series of transaction, or (iii) any tender or exchange offer for 15% or more of the outstanding shares of Bank Common Stock, or (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the then outstanding shares of capital stock of such party.

        8.03 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Bank and WTC. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.04 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                  ARTICLE IX

                              GENERAL PROVISIONS

        9.01 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the date which is five (5) business days after the last required approval for the Merger and the other transactions contemplated hereby has been received and the last of all required waiting periods under such approvals has expired (the "Closing Date"), at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts, unless another time, date or place is agreed to in writing by the parties hereto.

        9.02 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained in Sections 2.02, 6.07, 6.09, 6.12, 6.13(c) and 9.02.

        9.03 EXPENSES. Except as provided by Section 8.02(b) hereof, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expense, provided, however, that nothing contained herein shall
                        --------  -------
limit either party's rights under Section 8.02 hereof, including without limitation, the right to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

        9.04 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to Parent or WTC, to:

                      The Washington Trust Company
                      23 Broad Street
                      Westerly, RI  02891-0512
                      Attn:  John C. Warren, President and Chief Executive
                              Officer

                             with copies to:

                      Goodwin, Procter & Hoar LLP
                      Exchange Place
                      Boston, MA  02109-2881
                      Attn:  Paul W. Lee, P.C.
                             and Gregory J. Lyons, Esq.

               and

               (b)    if to Bank, to

                      PierBank
                      730 Kingstown Road
                      Wakefield, RI  02879
                      Attn:  Joseph E. LaPlume, President and Chief Executive
                              Officer

        with a copy to:

                      Adler, Pollock & Sheehan P.C.
                      2300 BankBoston Plaza
                      Providence, RI  02903
                      Attn:  Robert Liguori, Esq.
                             and Stephen Geanacopoulos, Esq.


        9.05 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be February 22, 1999. "Knowledge" or "best knowledge" shall be deemed to be present with respect to Bank when the matter in question is known by Joseph E. LaPlume, the chief executive officer, or Gail M. Garreau, the chief financial officer.

        9.06 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.07 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as otherwise expressly provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        9.08 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Rhode Island, without regard to any applicable conflicts of law.

        9.09 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in
Section 6.04(d) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of
Section 6.04(d) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.10 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is found to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as to be unenforceable.

        9.11 PUBLICITY. Except as otherwise required by law, so long as this Agreement is in effect, neither Parent, WTC nor Bank shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

        9.12 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement

(including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Parent, WTC and Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                            WASHINGTON TRUST BANCORP, INC.

                                                   /s/ John C. Warren
                                            ___________________________________
                                            By:    John C. Warren
                                            Title: President and Chief
                                                    Executive Officer
Attest:

     /s/ David V. Devault
_______________________________
By:    David V. Devault
Title: Executive Vice President,
        Treasurer and Chief Financial
        Officer


                                            THE WASHINGTON TRUST COMPANY OF
                                            WESTERLY

                                                    /s/ John C. Warren
                                            ___________________________________
                                            By:    John C. Warren
                                            Title: President and Chief
                                                    Executive Officer
Attest:

     /s/ David V. Devault
_______________________________
By:    David V. Devault
Title: Executive Vice President,
        Treasurer and Chief Financial
        Officer

                                            PIERBANK, INC.

                                                   /s/ Joseph E. LaPlume
                                            ___________________________________
                                            By:    Joseph E. LaPlume
                                            Title: President and Chief Executive
                                                    Officer
Attest:

    /s/ Gail M. Garreau
_______________________________
By:    Gail M. Garreau
Title: Chief Financial Officer

                                                                     Exhibit A-1
                                                                     -----------


           Form of Affiliate Letter to Washington Trust Bancorp, Inc.
           ---------------------------------------------------------

Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, RI  02891

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of PierBank, Inc., a Rhode Island chartered bank ("Bank"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of February __, 1999 (the "Merger Agreement"), by and among Washington Trust Bancorp, Inc., a Rhode Island corporation ("Parent"), The Washington Trust Company of Westerly, a Rhode Island chartered trust company and wholly-owned subsidiary of Parent ("WTC"), and Bank, Bank will be merged with and into WTC (the "Merger") and, that as a result of the Merger, I may receive shares of Parent Common Stock (as defined in the Merger Agreement) in exchange for shares of Bank Common Stock (as defined in the Merger Agreement) owned by me.

     Accordingly, I hereby represent, warrant and covenant to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

     a. I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

     b. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I believed necessary with my counsel or counsel for Bank.

     c. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger will be registered with the Commission under the Act pursuant to a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Bank, I may be deemed to have been an affiliate of Bank and the distribution by me of the Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent and its counsel, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     d. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     e. I also understand that stop transfer instructions will be given to Parent's transfer agent(s) with respect to the Parent Common Stock and that there will be placed on the certificates for the Parent Common Stock issued to me, or any substitutions therefor, a legend in substantially the following form:

               "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

     f. I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to place a legend on the certificates issued to my transferee in substantially the following form:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that this letter agreement shall terminate and be of no further force or effect and the legends set forth in paragraphs (e) and
(f) above shall be removed by delivery of substitute certificates without such legend and the related stop transfer restrictions shall be lifted forthwith, if
(i) any such shares of Parent Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Parent Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and
(g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of Parent and have been the beneficial owner of the Parent Common Stock for at least one year (or such other period as may be prescribed by the Act and the rules and regulations promulgated thereunder), and Parent has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Parent and have been the beneficial owner of Parent Common Stock for at least two years (or such period as may be prescribed by the Act and the rules and regulations promulgated thereunder), or (v) Parent shall have received a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Parent, to the effect that the stock transfer restrictions and the legend are not required.

     I further represent to and covenant with Parent that from the date that is thirty (30) days prior to the Effective Time (as defined in the Merger Agreement) I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, shares of Bank Common Stock or Parent Common Stock held by me and that I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, any shares of Parent Common Stock received by me in the Merger or other shares of Parent Common Stock until after such time as financial results covering at least thirty (30) days of combined operations of Parent and Bank have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the financial results of at least thirty (30) days of combined operations; provided, however, that excluded from
                                         --------  -------
the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of Bank Common Stock or shares of Parent Common Stock which are individually and in the aggregate de minimis within the meaning of
                                            -- -------
Topic 2-E of the Commission's Staff Accounting Bulletin Series.

     In addition, I represent to and covenant with Parent that from and after the date hereof until such time as financial results covering at least thirty
(30) days of combined operations of Parent and Bank have been published by Parent as provided above, I shall not purchase or otherwise acquire, nor sell, transfer or otherwise dispose of, any shares of Parent Common Stock or Bank Common Stock without the prior written consent of Goodwin, Procter & Hoar LLP, counsel of Parent, which consent shall only be withheld to preserve "pooling of interests" accounting treatment of the Merger or in accordance with applicable laws.


                                    Very truly yours,



                                    _________________________________
                                    Name:
                                    Date:

Accepted this _____ day of
_______________, 1999 by


WASHINGTON TRUST BANCORP, INC.



By:___________________________
   Name:
   Title:

                                                                     Exhibit A-2
                                                                     -----------


                        Form of Affiliate Letter to Bank
                        --------------------------------

PierBank, Inc.
730 Kingstown Road
Wakefield, RI  02879

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Washington Trust Bancorp, Inc., a Rhode Island corporation ("Parent"), as the term "affiliate" is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of February __, 1999 (the "Merger Agreement"), by and among Parent, The Washington Trust Company of Westerly, a Rhode Island chartered trust company and wholly-owned subsidiary of Parent ("WTC"), and PierBank, Inc., a Rhode Island chartered bank ("Bank"), Bank will be merged with and into WTC (the "Merger").

     I represent to and covenant with Bank that from the date that is thirty
(30) days prior to the Effective Time (as defined in the Merger Agreement) until such time as financial results covering at least thirty (30) days of combined operations of Parent and Bank have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the financial results of at least thirty (30) days of combined operations, I will not sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to, shares of Parent Common Stock (as defined in the Merger Agreement) or Bank Common Stock (as defined in the Merger Agreement) held by me; provided, however, that excluded
                                             --------  -------
from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of Parent Common Stock or shares of Bank Common Stock which are individually and in the aggregate de minimis within the meaning of
                                            -- -------
Topic 2-E of the Commission's Staff Accounting Bulletin Series.


                                    Very truly yours,



                                    ________________________________
                                    Name:
                                    Date:

Accepted this _____ day of
______________, 1999 by


PIERBANK, INC.



By:___________________________
    Name:
    Title:

                                                                         Annex B

                             STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT, dated as of February 22, 1999 (the "Agreement"), by and between PierBank, Inc., a Rhode Island chartered bank ("Issuer"), and Washington Trust Bancorp, Inc., a Rhode Island corporation ("Grantee" or "Parent").

     WHEREAS, Grantee and Issuer have entered into a Merger Agreement (the "Merger Agreement"), of even date herewith, providing for, among other things, the merger of the Issuer with a subsidiary of Grantee; and

     WHEREAS, as a condition to Grantee's willingness, and in order to induce Grantee, to execute the Merger Agreement, Grantee has requested that the Issuer agree, and the Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the Issuer and Grantee agree as follows:

     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein and compliance with applicable law, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase 319,810 shares (subject to adjustment as set forth herein) (the "Option Shares") of common stock, par value $1.00 per share, of the Issuer ("Issuer Common Stock") at a purchase price (subject to adjustment as set forth herein) of $7.48 per Option Share (the "Purchase Price").

     3.   EXERCISE OF OPTION.

     (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided, however, that the Option, to the extent not previously
        --------  -------
exercised, shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination of the Merger Agreement by Grantee pursuant to Sections 8.01(e) or 8.01(f) thereof which termination is due to a breach of Sections 5.02 or 6.03 thereof), (iv) 12 months after the termination of the Merger Agreement by Grantee pursuant to Sections 8.01(e) or 8.01(f) thereof which termination is due to a breach of Sections 5.02 or 6.03 thereof; provided, however, that if within 12 months after
                               --------  -------
a termination of the Merger Agreement under the circumstances described in this clause (iv) a Purchase Event shall occur, then notwithstanding anything to the contrary contained herein, this Option shall terminate 12 months after the first occurrence of such Purchase Event or (v) 24 months after the termination of the Merger Agreement by Grantee in accordance with the terms thereof following the occurrence of a

Preliminary Purchase Event; and provided further, however, that any purchase of
                                -------- -------  -------
Option Shares shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the banking laws of the State of Rhode Island.

     (b)  As used herein, a "Purchase Event" means any of the following events:

          (i) Issuer shall have authorized, publicly proposed or entered into an agreement with any person (other than Grantee or any Affiliate (as defined below) of Grantee or any person acting in concert in any respect with Grantee) to effect an Acquisition Transaction (as defined below); or

          (ii) any person (other than Grantee or any Affiliate of Grantee or any person acting in concert in any respect with Grantee) shall have acquired Beneficial Ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, or the right to acquire Beneficial Ownership of, or any Group (as such term is defined under the Exchange Act) shall have been formed which shall have acquired Beneficial Ownership of, or the right to acquire Beneficial Ownership of, 20% or more of the then outstanding shares of Issuer Common Stock.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

          (i) any person (other than Grantee or any Affiliate of Grantee or any person acting in concert in any respect with Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") or otherwise, with respect to, a tender offer or exchange offer to purchase any shares of the Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

          (ii) the holders of the Issuer Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby at the meeting of such stockholders held for the purpose of voting on such agreement, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or Issuer's Board of Directors shall not have recommended to the stockholders of Issuer that such stockholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby or shall have withdrawn or modified such recommendation in a manner adverse to Grantee, in each case after it shall have been publicly announced that any person (other than Grantee or any Affiliate of Grantee or any person acting in concert in any respect with Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, or (B) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

     (d) As used in this Agreement, the term "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. As used in this Agreement, an "Affiliate" of a person shall mean another person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person. As used in this Agreement, the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries), (ii) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its Subsidiaries representing 15% or more of the consolidated assets of Issuer and any of its Subsidiaries, other than sales of mortgages into the secondary market in the ordinary course of business consistent with past practice or (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any of its Subsidiaries, in all cases without the prior written consent of Grantee.

     (e) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, including without limitation any notices or approvals under Rhode Island banking laws, Issuer and Grantee shall cooperate in the filing of the required notice or application for approval and shall use their best efforts to obtain any such approval, and the period of time that otherwise would run pursuant to this Section 3(e) shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

     (f) Notwithstanding Section 3(e), in no event shall any Closing Date be more than 9 months after the related Notice Date, and if the Closing Date shall not have occurred within 9 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

     (g) Issuer agrees (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock, so that the Option may be exercised without requiring Issuer's stockholders to approve an increase in the number of authorized shares of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (b) that it will not, by Charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (c) promptly to take all action as may from time to time be required (including without limitation (i) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (ii) cooperating fully with Grantee in preparing any applications or notices required under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law), in order to permit Grantee to exercise the Option and the Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto, (d) promptly to take all action provided herein to protect the rights of Grantee against dilution and (e) that it will not, other than with respect to the Option and its exercise by Grantee, take any action to amend or waive the capital provision of Issuer's Agreement to Form and will use its best efforts to enforce the provisions thereof.

     4.   PAYMENT AND DELIVERY OF CERTIFICATES.

     (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in Section 12(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) hereof, Issuer shall deliver to Grantee (i) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, other than any such lien or encumbrance created by Grantee and (ii) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder. If Issuer shall have issued rights or any similar securities ("Rights") pursuant to any shareholder rights, poison pill or similar plan (a "Shareholder Rights Plan") prior or subsequent to the date of this Agreement and such Rights remain outstanding at the time of the issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, then each Option Share issued pursuant to such exercise shall, to the extent permissible under applicable law, also represent the number of Rights issued per share of Issuer Common Stock with terms substantially the same as and at least as favorable to Grantee as are provided under the Shareholder Rights Plan as then in effect.

     (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE RULES OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 22, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER

     HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Federal Deposit Insurance Corporation (the "FDIC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required under the rules of the FDIC.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) DUE AUTHORIZATION. Issuer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Issuer with any of the terms or provisions hereof, will
     (i) violate any provision of the Agreement to Form (the "Charter") or By-Laws of Issuer or the articles of organization, by-laws or similar governing documents of any of its Subsidiaries, (ii) subject to compliance with the BHC Act and the banking laws of the State of Rhode Island, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Issuer or any of its Subsidiaries, or (iii) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Issuer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument to which Issuer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (iii) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect.

          (c) AUTHORIZED STOCK. Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and, at all times from the date of this Agreement until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the shares of Issuer Common Stock necessary to enable Grantee to exercise the Option, and the Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever (except any such lien or encumbrance created by Grantee), including any preemptive rights of any stockholder of Issuer.

          (d) BOARD ACTION. The Board of Directors of Issuer has taken all necessary action prior to the date of this Agreement in connection with the approval of the execution, delivery and performance of this Agreement, any purchase or other transaction respecting Issuer Common Stock provided for herein, and the other transactions contemplated hereby, including without limitation approval by the affirmative vote of at least a majority of Issuer's Board of Directors and a majority of the non-employee directors of such board of directors, such that assuming that immediately prior to the execution of this Agreement, neither Grantee nor any of their Affiliates or Associates (as such terms are defined in Section 7-5.2-3 of the Business Combination Act of Rhode Island), either individually or in the aggregate, was an Interested Shareholder (as such term is defined in Section 7-5.2-3 of the Business Combination Act of Rhode Island), the provisions of Section 7-5.2-4 and 7-5.2-5 of the Business Combination Act of Rhode Island as they relate to Issuer.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

          (a) DUE AUTHORIZATION. Grantee has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) PURCHASE NOT FOR DISTRIBUTION. This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     7.   ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

          (a) In the event (i) of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) that any Rights issued by Issuer shall become exercisable, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and, in the case of any of the transactions described in clause (i) above, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.99% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject or previously issued pursuant to the Option.

          (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Parent or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Parent or one of its Affiliates, to merge into Issuer and shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its affiliates, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Agreement, be converted into, or exchanged for, an option to acquire the same consideration received by the holders of Issuer Common Stock pursuant to such a transaction. The provisions of this Agreement, including without limitation, Sections 2, 3, 7, 8, 9 and 10, shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 7.

     8.   REPURCHASE AT THE OPTION OF GRANTEE.

          (a) At the request of Grantee at any time commencing upon the occurrence of the Purchase Event specified in Section 3(b)(i) (a "Repurchase Event"), the Issuer (or any successor entity thereof) shall, subject to Section 8(b), repurchase from Grantee (i) the Option and (ii) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

               (i) the aggregate exercise price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

               (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

               (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

          (b) If Grantee exercises its rights under this Section 8, (i) the Issuer shall, upon the later to occur of 10 business days after the Request Date or the consummation of the Acquisition Transaction referred to in Section 3(b)(i), pay the Section 8 Repurchase Consideration to Grantee in immediately available funds (it being understood that in no event shall Issuer make any payment hereunder prior to the consummation of the Acquisition Transaction referred to in Section 3(b)(i)), and (ii) Grantee shall upon receipt of proper consideration surrender to the Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership and warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the FDIC, Rhode Island Director or any other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration or is not then permissible under Rhode Island law, the Issuer shall deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with the Issuer in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the FDIC, Rhode Island Director or any other regulatory authority disapproves of any part of the Issuer's proposed repurchase pursuant to this Section 8, the Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option Shares it has acquired from Grantee pursuant hereto and is then prohibited from repurchasing, and Grantee shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares as to which payment has been made pursuant to Section 8(a); provided
                                                                      --------
that if the Option shall have expired prior to the date of such notice or shall be scheduled to expire at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option until the expiration of such period of 30 business days.

          (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share at which a tender or exchange offer has been made for shares of Issuer Common Stock after the date hereof and on or prior to the Request Date or the Issuer Request Date (as hereinafter defined), as the case may be, (ii) the price per share to be paid by any third party for shares of Issuer Common Stock or the consideration per share to be received by holders of Issuer Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with the Issuer entered into on or prior to the Request Date or the Issuer Request Date, as the case may be or
(iii) the highest bid price per share as quoted on Nasdaq (or, if the shares of Issuer Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 60 business days preceding the Request Date or the Issuer Request Date, as the case may be. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Issuer, which determination shall be conclusive for all purposes of this Agreement.

     9.   SALE AT THE OPTION OF ISSUER.

          (a) At the request of Issuer at any time commencing upon the occurrence of a Repurchase Event, the Grantee (or any successor entity thereof) shall, subject to Section 9(b), sell to Issuer (i) the Option and (ii) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Issuer exercises its rights under this Section 9 is referred to as the "Issuer Request Date." Such sale shall be at an aggregate price (the "Section 9 Sale Consideration") equal to the sum of:

              (i) the aggregate exercise price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

              (ii) the excess, if any, of (x) the Applicable Price for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

              (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

          (b) If Issuer exercises its rights under this Section 9, (i) the Issuer shall, upon the later to occur of 10 business days after the Issuer Request Date or the consummation of the

Acquisition Transaction referred to in Section 3(b)(i), pay the Section 9 Sale Consideration to Grantee in immediately available funds (it being understood that in no event shall Issuer make any payment hereunder prior to the consummation of the Acquisition Transaction referred to in Section 3(b)(i)), and
(ii) Grantee shall upon receipt of proper consideration surrender to the Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership and warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the FDIC, Rhode Island Director or any other regulatory authority is required in connection with the payment of all or any portion of the Section 9 Sale Consideration or is not then permissible under Rhode Island law, the Issuer shall deliver from time to time that portion of the Section 9 Sale Consideration that it is not then so prohibited from paying and shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with the Issuer in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 9 Sale Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the FDIC, Rhode Island Director or any other regulatory authority disapproves of any part of the Issuer's proposed or the Issuer Request Date, as the case may be pursuant to this Section 9, the Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option Shares it has acquired from Grantee pursuant hereto and is then prohibited from repurchasing, and Grantee shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Issuer Request Date less the number of shares as to which payment has been made pursuant to Section 9(a); provided that if the Option shall have expired prior to the date of such
      --------
notice or shall be scheduled to expire at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option until the expiration of such period of 30 business days.

     10. REGISTRATION RIGHTS. Issuer shall, if requested by Grantee (or a majority in interest of the Grantees if there shall be more than one Grantee) at any time and from time to time after six months and within three years of the date on which the Option first becomes exercisable, as expeditiously as possible prepare and file one registration statement under the Securities Act if such registration is necessary, and one registration or equivalent statement under the rules of the FDIC if necessary, and in any event one offering circular if no such registration is required in order to enable Grantee to comply with Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, in order to permit the sale or other disposition of any or all shares of the Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws ("Demand Registration Rights"). Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Any registration statement or offering circular prepared and filed under this Section 10, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement or offering circular to be filed hereunder. If during the time periods referred to in the first sentence of this Section 10 Issuer effects a registration under the Securities Act or the rules of the FDIC of Issuer Common Stock for it own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect one registration statement for Grantee under this Section 10; provided, however, that, if the managing underwriters of
                       --------  -------
such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested by Grantee to be included in such registration, together with the shares of Issuer Common Stock proposed to be included in such registration, exceeds the number which can be sold in such offering without adversely affecting the price, timing or distribution of Issuer Common Stock being sold, Issuer shall include in such registration first, the
                                                                   -----
shares intended to be included therein by Issuer, and second, the number of
                                                      ------
shares requested to be included therein by Grantee which, in the opinion of such managing underwriters, can be sold in such offering without adversely affecting the price, timing or distribution of Issuer Common Stock being sold. In connection with any registration (or offering circular) pursuant to this Section 10, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than one registration (or prepare more than one offering circular) pursuant to the first sentence of this Section 10 by reason of the fact that there shall be more than one Grantee as a result of any assignment of this Agreement or division of this Agreement pursuant to Section 12 hereof.

     11. LISTING. If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation on Nasdaq or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on Nasdaq or such other securities exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

     12. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     13. RIGHTS AGREEMENT. Issuer shall not approve or adopt, or propose the approval and adoption of, any Shareholder Rights Plan unless such Shareholder Rights Plan contains terms which provide, to the reasonable satisfaction of Grantee, that (a) the Rights issued pursuant thereto will not become exercisable by virtue of the fact that (i) Grantee is the Beneficial Owner of shares of Issuer Common Stock (x) acquired or acquirable pursuant to the grant or exercise of this Option and (y) held by Grantee or any of its Subsidiaries as Trust Account Shares or DPC Shares or (ii) while Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a)(i), an Acquisition Transaction involving Issuer or any of its Subsidiaries, on the one hand, and Grantee, any of its Subsidiaries, on the other hand, is proposed, agreed to or consummated and (b) no restrictions or limitations with respect to the exercise of any Rights acquired or acquirable by Grantee will result or be imposed by virtue of the fact that Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a)(i) of this Section 13.

     14.  MISCELLANEOUS.

     (a) EXPENSES. Except as otherwise provided in Section 10 hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Merger Agreement and the other agreements and instruments referred to herein and therein, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if this Agreement or the Option granted hereby is so determined to be invalid, void or unenforceable in the entirety, then this Agreement and the Option granted hereby shall be deemed to be null and void from the date of grant of this Option and this Agreement shall be deemed never to have been entered into. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire the full number of shares of Issuer Common Stock as provided in Section 3 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Issuer to allow Grantee to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Rhode Island without regard to any applicable conflicts of law rules.

     (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice);

     If to Issuer:

          PierBank
          730 Kingstown Road
          Wakefield, RI  02879
          Attn: Joseph E. LaPlume, President and Chief Executive Officer

          with a copy (which shall not constitute notice) to:

          Adler, Pollock & Sheehan P.C.
          2300 BankBoston Plaza
          Providence, RI  02903
          Attn: Robert Liguori, Esq. and Stephen Geanacopoulos, Esq.

     If to Grantee to:

          Washington Trust Bancorp, Inc.
          23 Broad Street
          Westerly, RI 02891
          Attn: John C. Warren, President and Chief Executive Officer with copies (which shall not constitute notice) to:

          Goodwin, Procter & Hoar  LLP
          Exchange Place, 24th Floor
          Boston, MA 02109-2881
          Attn: Paul W. Lee, P.C. and Gregory J. Lyons, Esq.

     (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to an Affiliate of Grantee and after the occurrence of a Purchase Event or a Preliminary Purchase Event Grantee may assign its rights (other than its rights under Section 8 hereof and its Demand Registration Rights under
Section 10 hereof) under this Agreement to third parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. As used in this Agreement, Grantee shall include any person to whom this Agreement or the Option shall be assigned by a previous Grantee in accordance with the terms hereof.

     (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                              PIERBANK, INC.



                              By:   /s/ Joseph E. LaPlume
                                 ----------------------------
                                 Name:   Joseph E. LaPlume
                                 Title:  President and Chief Executive Officer


                              WASHINGTON TRUST BANCORP, INC.



                              By:    /s/ John C. Warren
                                 ----------------------------
                                 Name:   John C. Warren
                                 Title:  President and Chief Executive Officer

                                                                         Annex C

          RHODE ISLAND BUSINESS CORPORATIONS ACT, SECTIONS 7-1.1-73 AND 7-1.1-74



     7-1.1-73.  RIGHT OF SHAREHOLDERS TO DISSENT.

              (a) Any shareholder of a corporation shall have the right to dissent from any of the following corporate actions:

                    (1) Any plan of merger or consolidation to which the corporation is a party, unless the corporation is the surviving corporation in a merger and the approval of its stockholders was not required by virtue of the provisions of either (S) 7-1.1-67 or 7-1.1-68.1; or

                    (2) Any acquisition which requires the approval of the shareholders under (S) 7-1.1-70.1; or

                    (3) Any sale or exchange of all or substantially all of the property and assets of a corporation which requires the approval of the shareholders under (S) 7-1.1-72.

              (b) A shareholder may not dissent as to less than all of the shares registered in his or her name which are owned beneficially by him or her. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of the owner registered in the name of the nominee or fiduciary.

              (c) Notwithstanding the foregoing, unless otherwise provided in the articles of incorporation of the issuing corporation, there shall be no right to dissent for the holders of the shares of any class or series of stock which, as of the date fixed to determine the stockholders entitled to receive notice of the proposed transaction (or a copy of the agreement of merger under (S) 7-1.1-68.1), were:

                    (1) Registered on a national securities exchange or included as national market securities in the national association of securities dealers automated quotations system or any successor national market system; or

                    (2) Held of record by not less than two thousand (2,000) stockholders.

     7-1.1-74.  RIGHTS OF DISSENTING SHAREHOLDERS.

               (a) Any shareholder electing to exercise the right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action be approved by the required vote and the shareholder shall to have voted in favor thereof, the shareholder may, within ten (10) days after the date on which the vote was taken, or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within fifteen (15) days after the plan of the merger shall have been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder's shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon surrender of the certificate or certificates representing the shares, the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within such ten (10) day period or such fifteen (15) day period, as the case may be, shall be bound by the terms of the proposed corporate action. Any shareholder making the demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

          (b) No demand may be withdrawn unless the corporation shall consent thereto. If, however, the demand shall be withdrawn upon consent, or if the proposed corporate action shall be abandoned or rescinded or the shareholders shall revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court shall have been made or filed within the time provided in this section, or if a court of competent jurisdiction shall determine that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his or her shares shall cease and his or her status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim.

          (c) Within ten (10) days after the corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as herein provided, and shall make a written offer to each shareholder to pay for the shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve (12) months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve (12) months' period ended on the date of the balance sheet.

          (d) If within thirty (30) days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety (90) days after the date on which the corporate action was effected, upon surrender of the certificate or certificates representing the shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

          (e) If within the period of thirty (30) days a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty (30) days after receipt of written request for the filing from any dissenting shareholder given within sixty (60) days after the date on which the corporate action was effected, shall, or at its election at any time within the period of sixty (60) days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation shall fail to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing the shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares.

          (f) The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

          (g) The costs and expenses of any proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares if the court shall find that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. The expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding.

          (h) Within twenty (20) days after demanding payment for his or her shares, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for notation thereon that the demand has been made. His or her failure to do so shall, at the option of the corporation, terminate his or her rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares shall acquire by the transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

          (i) Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                                                         Annex D

                   [TUCKER ANTHONY INCORPORATED LETTERHEAD]

                                                                  April 28, 1999


Board of Directors
PierBank, Inc.
730 Kingstown Road
South Kingstown, Rhode Island 02879

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of PierBank, Inc. ("PierBank" or the "Company") common stock, par value $1.00 per share (the "Common Stock"), pursuant to the proposed Agreement and Plan of Merger (the "Agreement") by and between the Company and The Washington Trust Company of Westerly and Washington Trust Bancorp, Inc. ("Parent') (collectively, "WASH"). At the Effective Time, each share of Common Stock held by PierBank's shareholders shall be converted into and exchangeable into the right to receive
0.452 shares of Parent common stock, par value $0.0625 per share, as further defined in the Agreement, and subject to adjustment as therein provided.

Tucker Anthony Incorporated ("Tucker Anthony") as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is payable upon the consummation of the Merger. In the ordinary course of our business, we may actively trade the securities of the Company and WASH for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

In arriving at our opinion, we have among other things:
(i)   Reviewed the Agreement dated February 22, 1999;

(ii) Reviewed certain historical financial and other information concerning the Company for the five fiscal years ended December 31, 1998;

(iii) Reviewed certain historical financial and other information concerning WASH for the five fiscal years ended December 31, 1998;

(iv) Held discussions with the senior management of the Company and WASH with respect to their past and current financial performance, financial condition and future prospects;

(v) Reviewed certain internal financial data, projections and other information of the Company including financial projections prepared by management;

(vi) Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared the Company and WASH from a financial point of view with certain of these institutions;

(vii) Compared the consideration to be received by the stockholders of the Company pursuant to the Agreement with the consideration received by stockholders in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

                                                                  April 28, 1999
                                                                 Page Two of Two

(viii) Reviewed historical trading activity and ownership data of PierBank common stock and considered the prospects for dividends and price movement;

(ix) Reviewed publicly available earnings estimates, historical trading activity and ownership data of WASH common stock and considered the prospects for dividends and price movement; and

(x) Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion. In our review, we have also taken into account an assessment of general economic, market and financial conditions and certain industry trends and related matters.

In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to us by the Company and WASH and have not attempted to verify any of such information. We have assumed that (i) the financial projections of the Company provided to us with respect to the results of operations likely to be achieved by the Company have been prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to future financial performance and results and (ii) that such forecasts and estimates will be realized in the amounts and in the time periods currently estimated by management. We have also assumed, without independent verification, that the aggregate reserves for possible loan losses for the Company and WASH are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of the Company, WASH or any of their respective subsidiaries nor did we verify any of the Company's or WASH's books or records or review any individual loan credit files. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter. This opinion is being furnished for the use and benefit of the Board of Directors of the Company and is not a recommendation to shareholders. Tucker Anthony has advised the Board that it does not believe any person other than the Board has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be received by holders of the Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.

                                             Very truly yours,

                                             /s/ Tucker Anthony Incorporated

                                             TUCKER ANTHONY INCORPORATED

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The Rhode Island Business Corporation Act ("RIBCA") generally permits a corporation to indemnify a director or officer for expenses incurred by them by reason of their position with the corporation, if the person has acted in good faith and with the reasonable belief (i) in the case of conduct in his or her official capacity that his or her conduct was in the best interests of the corporation and, (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless limited by the corporation's charter, the RIBCA also permits indemnification if a court of appropriate jurisdiction, upon application of a director or officer and such notice as the court shall require, determines that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the standard of conduct referred to above. However, the RIBCA does not permit a corporation to indemnify persons (1) in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation, or (2) in actions in which the director is adjudged to be liable on the basis that personal benefit was improperly received by him or her, although, in both cases, it does permit indemnification, but only of expenses, if, and only to the extent, approved by a court of appropriate jurisdiction. The RIBCA permits the right to indemnification to include the right to be paid by the corporation for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition; provided, that the indemnified party deliver to the corporation a written affirmation of a good faith belief that he/she has met the applicable standards of conduct and that he/she undertakes to repay all amounts advanced if it is ultimately determined that he/she is not entitled to be indemnified under the charter or otherwise. However, under the RIBCA, except where indemnification is ordered by a court of appropriate jurisdiction upon application of any director, officer, employee or agent, no indemnification will be made unless authorized in the specific case after a determination has been made, by the board of directors, special legal counsel or the stockholders, that indemnification is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct for indemnification described above.

   The RIBCA permits the charter of a corporation to provide that no director will be personally liable to the corporation or its stockholders for monetary damages for breach of the director's duty as a director except for:

  . any breach of the director's duty of loyalty to the corporation or its stockholders

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

  . liability imposed for voting for or assenting to an unlawful distribution pursuant to the provisions of RIBCA Section 7-1.1-43

  . any transaction from which the director derived an improper personal benefit unless such transaction is permitted under RIBCA Section 7-1.1-37.1

   The Washington Trust charter provides that no director of Washington Trust shall be liable to Washington Trust or to its stockholders for monetary damages for breach of the director's duty as a director. However, this provision of the charter does not eliminate or limit the liability of a director for any of the above listed exceptions under the RIBCA. Furthermore, the Washington Trust charter provides that if the Rhode Island General Laws are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of Washington Trust shall be eliminated or limited to the extent permitted by the Rhode Island General Laws, as so amended.

   The Washington Trust bylaws provide that the Corporation shall indemnify and hold harmless each person who is made party to or is threatened to be made a party to or is involved in any action or proceeding by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation to the fullest extent permitted by Rhode Island General Laws against all expenses, liability and loss the person actually incurs in connection with the proceeding. However, the corporation will provide this indemnification in connection with a proceeding, or part of a proceeding, initiated by the person being indemnified only if the proceeding, or part of the proceeding, was authorized by the board of directors.

   As permitted by the RIBCA, Washington Trust maintains directors and officers liability insurance in amounts and on terms which the Washington Trust Board deems reasonable. In the ordinary course of business, the Washington Trust Board regularly reviews the scope and adequacy of such insurance coverage.

Item 21. Exhibits and Financial Statements.

   (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

 Exhibit
  No.                                  Description
 -------                               -----------
   2.1   Agreement and Plan of Merger by and among Washington Trust, The
         Washington Trust Company and PierBank, dated as of February 22, 1999
         (Attached as Annex A to the Proxy Statement/Prospectus included in this Registration Statement.)

   5.1 Opinion of Goodwin, Procter & Hoar llp as to the legality of the securities.*

   8.1   Opinion of Goodwin, Procter & Hoar llp as to certain tax matters.*

   8.2   Opinion of Adler, Pollock & Sheehan P.C. as to certain tax matters.*

   9.1 Voting Agreement, dated as of February 22, 1999, by and among Washington Trust, The Washington Trust Company and certain stockholders of PierBank.*

  10.1   Stock Option Agreement, dated as of February 22, 1999, by and between
         Washington Trust and PierBank (Attached as Annex B to the Proxy
         Statement/Prospectus included in this Registration Statement).

  10.2 Waiver, executed by Washington Trust and The Washington Trust Company, dated as of February 23, 1999.*

  15.1 Letter regarding unaudited financial information from KPMG LLP, as independent auditors.*

  23.1   Consent of KPMG LLP.*

  23.2   Consent of Shatswell, MacLeod & Company, P.C.*

  23.3   Consent of Tucker Anthony Incorporated.*

  23.4   Consent of Goodwin, Procter & Hoar llp (included in Exhibit 8.1).

  23.5   Consent of Adler, Pollock & Sheehan P.C. (included in Exhibit 8.2).

  24.1   Powers of Attorney (contained on signature pages to this Registration
         Statement).

  99.1 Opinion of Tucker Anthony Incorporated as to the fairness of the transaction to stockholders of PierBank, Inc. (attached as Annex D to the Proxy Statement/Prospectus included in this Registration
         Statement).

--------
   * Filed herewith.

   (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

   (c) The opinion of Tucker Anthony Incorporated is attached as Annex D to the Proxy Statement/ Prospectus included in this registration statement.

Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or

15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (c) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (e) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Washington Trust Bancorp, Inc. certifies that it has duly caused this registration statement (the "Registration Statement") to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westerly, Rhode Island, on this 27th day of April, 1999.

                                          Washington Trust Bancorp, Inc.

                                                     /s/ John C. Warren
                                          By: _________________________________
                                                       John C. Warren
                                                Chairman and Chief Executive
                                                          Officer

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby severally constitutes and appoints John C. Warren and David V. Devault, and each of them singly, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Capacity                 Date
              ---------                         --------                 ----

          /s/ John C. Warren           Chairman, Chief Executive    April 27, 1999
______________________________________  Officer and Director
            John C. Warren              (Principal Executive
                                        Officer)

        /s/ Alcino G. Almeida          Director                     April 27, 1999
______________________________________
          Alcino G. Almeida

         /s/ Gary P. Bennett           Director                     April 27, 1999
______________________________________
           Gary P. Bennett

        /s/ Steven J. Crandall         Director                     April 27, 1999
______________________________________
          Steven J. Crandall

        /s/ Richard A. Grills          Director                     April 27, 1999
______________________________________
          Richard A. Grills

         /s/ Larry J. Hirsch           Director                     April 27, 1999
______________________________________
           Larry J. Hirsch


              Signature                         Capacity                 Date
              ---------                         --------                 ----

       /s/ Katherine W. Hoxsie         Director                     April 27, 1999
______________________________________
         Katherine W. Hoxsie

         /s/ Mary E. Kennard           Director                     April 27, 1999
______________________________________
           Mary E. Kennard

         /s/ Joseph J. Kirby           Director                     April 27, 1999
______________________________________
           Joseph J. Kirby

        /s/ James W. McCormick         Director                     April 27, 1999
______________________________________
          James W. McCormick

       /s/ Brenden P. O'Donnell        Director                     April 27, 1999
______________________________________
         Brenden P. O'Donnell

      /s/ Victor J. Orsinger II        Director                     April 27, 1999
______________________________________
        Victor J. Orsinger II

       /s/ Anthony J. Rose, Jr.        Director                     April 27, 1999
______________________________________
         Anthony J. Rose, Jr.

        /s/ James P. Sullivan          Director                     April 27, 1999
______________________________________
          James P. Sullivan

          /s/ Neil H. Thorp            Director                     April 27, 1999
______________________________________
            Neil H. Thorp

         /s/ David V. Devault          Executive Vice President,    April 27, 1999
______________________________________  Treasurer and Chief
           David V. Devault             Financial Officer
                                        (Principal Financial and
                                        Accounting Officer)

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
   2.1   Agreement and Plan of Merger by and among Washington Trust, The
         Washington Trust Company and PierBank, dated as of February 22, 1999
         (Attached as Annex A to the Proxy Statement/Prospectus included in this Registration Statement.)

   5.1 Opinion of Goodwin, Procter & Hoar llp as to the legality of the securities.*

   8.1   Opinion of Goodwin, Procter & Hoar llp as to certain tax matters.*

   8.2   Opinion of Adler, Pollock & Sheehan P.C. as to certain tax matters.*

   9.1 Voting Agreement, dated as of February 22, 1999, by and among Washington Trust, The Washington Trust Company and certain stockholders of PierBank.*

  10.1   Stock Option Agreement, dated as of February 22, 1999, by and between
         Washington Trust and PierBank (Attached as Annex B to the Proxy
         Statement/Prospectus included in this Registration Statement).

  10.2 Waiver, executed by Washington Trust and The Washington Trust Company, dated
         February 23, 1999.*

  15.1 Letter regarding unaudited financial information from KPMG LLP, as independent auditors.*

  23.1   Consent of KPMG LLP.*

  23.2   Consent of Shatswell, MacLeod & Company, P.C.*

  23.3   Consent of Tucker Anthony Incorporated.*

  23.4   Consent of Goodwin, Procter & Hoar llp (included in Exhibit 8.1).

  23.5   Consent of Adler, Pollock & Sheehan P.C. (included in Exhibit 8.2).

  24.1   Powers of Attorney (contained on signature pages to this Registration
         Statement).

  99.1 Opinion of Tucker Anthony Incorporated as to the fairness of the transaction to stockholders of PierBank, Inc. (attached as Annex D to the Proxy Statement/Prospectus included in this Registration
         Statement).

--------
*Filed herewith.